As filed with the Securities and Exchange Commission on September 20, 2004.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GATX Financial Corporation

(Exact name of registrant as specified in its charter)

Delaware	6172	94-1661392
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

500 West Monroe Street

Chicago, Illinois 60661
(312) 621-6200
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Ronald J. Ciancio

General Counsel
GATX Corporation
500 West Monroe Street
Chicago, Illinois 60661
(312) 621-6200
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

David A. Schuette

Mayer, Brown, Rowe & Maw LLP
190 South LaSalle Street
Chicago, Illinois 60603
(312) 782-0600
Fax: (312) 701-7711

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to	Offering Price	Aggregate	Registration
Securities to be Registered	be Registered	Per Note(1)	Offering Price(1)	Fee(1)

6.273% Senior Notes due 2011.	$165,265,000	100%	$165,265,000	$20,939.08

(1)	Calculated in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may change. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 20, 2004

PROSPECTUS

Offer to Exchange $165,265,000 6.273% Senior Notes due 2011 for $165,265,000

6.273% Senior Notes due 2011 that have been registered under the Securities Act of 1933, of

GATX Financial Corporation

The exchange offer will expire at 5:00 P.M.,

New York City time, on                         , 2004, unless extended.

Terms of the exchange offer:

•	The exchange notes, which have been registered with the Securities and Exchange Commission, are being offered in exchange for the original notes that were previously issued in an offering exempt from the Securities and Exchange Commission’s registration requirements. The terms of the exchange offer are summarized below and are more fully described in this prospectus.

•	We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

•	We believe that the exchange of original notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any cash proceeds from the exchange offer.

•	The terms of the exchange notes are identical in all material respects to the original notes, except that the exchange notes are registered under the Securities Act and the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes.

•	There is no established trading market for the exchange notes or the original notes. We do not intend to apply for listing of the exchange notes on any securities exchange.

       See “Risk Factors” beginning on page 7 for a discussion of the risks that should be considered by holders prior to tendering their original notes.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004.

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus speaks only as of the date of this prospectus unless the information indicates that another date applies.

AVAILABLE INFORMATION

      We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available over the internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document that we file with the SEC at its public reference facility:

Public Reference Room

450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

      You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facility and copying charges.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus may contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These statements are identified by such words as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” or “project” and similar expressions. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, these statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Risks and uncertainties include, but are not limited to, general economic conditions; aircraft and railcar lease rate and utilization levels; conditions in the capital markets and the potential for a downgrade in our credit rating, either of which could have an effect on our borrowing costs or the ability to access the markets for commercial paper or secured and unsecured debt; dynamics affecting customers within the chemical, petroleum and food industries; regulatory actions that may impact the economic value of assets; competitors in the rail and air markets who may have access to capital at lower costs than we do; additional potential write-downs and/or provisions within our portfolio; impaired asset charges; and general market conditions in the rail, air, venture, and other large-ticket industries.

      We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

ii

PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus. Unless the context indicates otherwise, references to “GATX Financial,” “GFC,” the “Company,” “we,” “us” or “our” refer to GATX Financial Corporation, its predecessors and subsidiaries.

GATX Financial

      GATX Financial is a specialized finance and leasing company combining asset knowledge and services, structuring expertise, partnering and capital to provide business solutions to customers and partners worldwide. We specialize in railcar and locomotive leasing, aircraft operating leasing, and financing other large ticket equipment. We provide our services primarily through three operating segments: GATX Rail (“Rail”), GATX Air (“Air”) and GATX Specialty Finance (“Specialty”). We recently sold substantially all the assets and related non-recourse debt of GATX Technology Services (“Technology”), our information technology leasing business, and its Canadian affiliate to CIT Technology Corporation and CIT Financial Limited.

      We invest in companies and joint ventures that complement our existing business activities. We partner with financial institutions and operating companies to improve scale in certain markets, broaden diversification within an asset class, and enter new markets.

      At June 30, 2004, we had balance sheet assets of $5.9 billion, comprised of operating assets such as railcars and commercial aircraft. In addition to the $5.9 billion of assets recorded on the balance sheet, we utilize approximately $1.3 billion of other assets, such as railcars and aircraft, which were financed with operating leases and therefore are not recorded on the balance sheet.

GATX Rail

      Rail is principally engaged in leasing rail equipment, including tank cars, freight cars and locomotives. Rail provides both full service leases and net leases. Under a full service lease, Rail maintains and services the railcars, pays ad valorem taxes, and provides other ancillary services. Under a net lease, the lessee is responsible for maintenance, insurance and taxes. Rail is headquartered in Chicago, Illinois.

      In North America, Rail typically leases new railcars for terms of approximately five years. Renewals or extensions of existing leases are generally for periods ranging from less than a year to ten years, with an average lease term of four years. Rail purchases most of its new railcars from a limited number of manufacturers, including Trinity Industries, Inc., American Railcar Industries and Union Tank Car Company. Rail operates a network of major service centers across North America supplemented by a number of smaller service centers and a fleet of service trucks. Additionally, Rail utilizes independent third-party repair facilities.

      Rail’s primary competitors in North America are Union Tank Car Company, General Electric Railcar Services Corporation, and various financial companies. Principal competitive factors include price, service, availability and customer relationships.

      In addition to a North American fleet of approximately 105,000 railcars as of December 31, 2003, Rail has direct or indirect ownership interests in three European fleets. Rail owns DEC Sp. z.o.o. (“DEC”), a Polish tank car fleet and fuel distribution company. DEC’s assets include approximately 10,000 tank cars and a railcar maintenance network. DEC maintains two business offices and operates three service centers in Poland. In addition, Rail owns KVG Kesselwagen Vermietgesellschaft mbH and KVG Kesselwagen Vermietgesellschaft m.b.h. (collectively, “KVG”), a leading European tank car lessor. At December 31, 2003, KVG had approximately 8,000 railcars, a business office in both Germany and Austria and a service center in Germany. Rail also owns 37.5% of AAE Cargo AG, a freight car lessor headquartered in Switzerland that operates approximately 18,000 cars.

      Worldwide, Rail provides more than 120 railcar types used to ship over 650 different commodities, principally chemicals, petroleum, and food products. Rail leases railcars to over 900 customers, including major chemical, oil, food, agricultural and railroad companies. In 2003, no single customer accounted for more than 3% of Rail’s total railcar leasing revenue.

GATX Air

      Air is primarily engaged in leasing newer, narrow-body aircraft widely used by commercial airlines throughout the world. Air typically enters into net leases under which the lessee is responsible for maintenance, insurance and taxes. As of June 30, 2004, Air owned directly or with others 163 aircraft, 50 of which were wholly-owned with the balance owned in combination with other investors. All of the aircraft are in compliance with Stage III noise standards and together have a weighted average age of approximately five years based on net book value. Air is headquartered in San Francisco, California.

      Air’s customer base is diversified by carrier and geographic location with leases to 59 airlines in 28 countries. No single customer contributed more than 8% of Air’s total revenue or represented more than 9% of Air’s total net book value in 2003. Air purchases new aircraft from Airbus Industries and The Boeing Company and also acquires used aircraft in the secondary market. Air primarily competes with independent leasing companies, leasing subsidiaries of commercial banks, and financing arms of equipment manufacturers. The primary competitive factors are pricing and availability of aircraft types.

      Air also managed 71 aircraft for third parties as of June 30, 2004. Air’s management role includes marketing the aircraft, monitoring aircraft maintenance and condition, and administering the portfolio, including billing and collecting rents, accounting and tax compliance, reporting and regulatory filings, purchasing insurance, and lessee credit evaluation.

GATX Specialty Finance

      Specialty is an operating segment comprised of the former specialty finance and venture finance business units. At the end of 2002, we announced our intention to curtail investment in specialty finance and to sell or otherwise run-off venture finance. Specialty is headquartered in San Francisco, California.

      The Specialty portfolio consists primarily of leases and loans, frequently including interests in an asset’s residual value, and joint venture investments involving a variety of underlying asset types, including marine, aircraft and other diversified investments. The portfolio of the discontinued venture business consists primarily of loans. Specialty also manages portfolios of assets for third parties, the majority of which are in markets in which we have a high level of expertise such as aircraft, power generation, rail equipment, and marine equipment. Specialty generates fee-based income through transaction structuring and portfolio management services. Fees are earned at the time a transaction is completed and/or on an ongoing basis in the case of portfolio management activities. Specialty also derives remarketing income when assets are sold from the owned portfolio and residual sharing fees from managed assets sold on behalf of third parties.

      Specialty sold its venture finance portfolios in the U.K. and Canada in 2003, and continues to run-off the remaining venture finance portfolio. We anticipate that the venture finance portfolio will be substantially liquidated by the end of 2005. Venture finance-related assets (including $1.6 million of off balance sheet assets) were $105.5 million at December 31, 2003, 15% of Specialty’s total assets of $721.3 million (including $13.7 million of off balance sheet assets).

      The principal competitors of Specialty are captive leasing companies of equipment manufacturers, leasing subsidiaries of commercial banks, independent leasing companies, lease brokers and investment banks.

General

      We are a Delaware corporation. Our principal offices are located at 500 West Monroe Street, Chicago, Illinois 60661-3676. Our telephone number is (312) 621-6200.

Summary of the Exchange Offer

      On May 13, 2004, we announced an offer to exchange a new series of notes for any and all of our 6 3/4% Notes due March 1, 2006 (the “6 3/4% notes”), our 7 3/4% Notes due December 1, 2006 (the “7 3/4% notes”) and our 6 7/8% Notes due December 15, 2006 (the “6 7/8% notes and, together with the 6 3/4% notes and the 7 3/4% notes, the “old notes”) in a transaction exempt from the registration requirements of the Securities Act. In connection with that exchange offer, on June 22, 2004, we issued and sold $165,265,000 aggregate principal amount of 6.273% Senior Notes due 2011 in exchange for $165,265,000 aggregate principal amount of old notes. As part of that offering, we entered into a registration rights agreement with the dealer managers of the original notes in which we agreed, among other things, to deliver this prospectus to you and to commence this exchange offer. Below is a summary of the exchange offer:

Securities Offered	Up to $165,265,000 aggregate principal amount of new 6.273% Senior Notes due 2011 that have been registered under the Securities Act. The form and terms of these exchange notes are identical in all material respects to those of the original notes. The exchange notes, however, will not contain transfer restrictions, registration rights and additional interest applicable to the original notes.

The Exchange Offer	We are offering to exchange $1,000 principal amount of our 6.273% Senior Notes due 2011 that have been registered under the Securities Act, for each $1,000 principal amount of our outstanding 6.273% Senior Notes due 2011. In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $165,265,000 principal amount of original notes outstanding. We will issue exchange notes promptly after the expiration of the exchange offer.

Resales	Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

• you are acquiring the exchange notes in the ordinary course of your business;

• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes; and

• you are not an affiliate of ours.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:

(1) you cannot rely on the applicable interpretations of the staff of the SEC; and

(2) you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Each broker or dealer that receives exchange notes for its own account in exchange for original notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale, or other transfer of the exchange notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes.

Furthermore, any broker-dealer that acquired any of its original notes directly from us:

• may not rely on the applicable interpretation of the staff of the SEC’s position contained in Morgan, Stanley & Co., Inc., SEC no-action letter (June 5, 1991), Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

• must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Expiration Date	5:00 p.m., New York City time, on , 2004 unless we extend the expiration date.

Accrued Interest on the Exchange Notes and Original Notes	The exchange notes will bear interest from the date of issuance of the original notes or from the most recent date to which interest has been paid or provided for on the original notes. If your original notes are accepted for exchange, then you will receive interest on the exchange notes and not on the original notes.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes. See “The Exchange Offer — Conditions to the Exchange Offer” for more information regarding conditions to the exchange offer.

Procedures for Tendering Original Notes	Except as described in the section titled “The Exchange Offer — Guaranteed Delivery Procedures,” a tendering holder must, on or prior to the expiration date:

• transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to JPMorgan Chase Bank at the address listed in this prospectus; or

• if original notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent’s message to the exchange agent at the address listed in this prospectus.

See “The Exchange Offer — Procedures for Tendering.”

Special Procedures for Beneficial Holders	If you are the beneficial holder of original notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your original notes are registered and instruct that person to tender on your behalf. See “The Exchange Offer — Procedures for Tendering.”

Guaranteed Delivery Procedures	If you wish to tender your original notes and you cannot deliver the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may tender your original notes by following the guaranteed delivery procedures under the heading “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal Rights	Tenders may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

Acceptance of Original Notes and Delivery of Exchange Notes	Subject to the conditions stated in the section “The Exchange Offer — Conditions to the Exchange Offer” of this prospectus, we will accept for exchange any and all original notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly after the expiration date. See “The Exchange Offer — Terms of the Exchange Offer.”

Material Federal Income Tax Consequences	Your exchange of original notes for exchange notes to be issued in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Certain Material U.S. Federal Income Tax Consequences.”

Exchange Agent	JPMorgan Chase Bank is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading “The Exchange Offer — Exchange Agent.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We will pay all expenses incident to the exchange offer. See “Use of Proceeds.”

Summary of the Terms of the Exchange Notes

      The terms of the exchange notes we are issuing in the exchange offer and the original notes are identical in all material respects, except:

•	the exchange notes will have been registered under the Securities Act;

•	the exchange notes will not contain transfer restrictions and registration rights that relate to the original notes; and

•	the exchange notes will not contain provisions relating to the payment of additional interest to be made to the holders of the original notes under circumstances related to the timing of the exchange offer.

      The exchange notes will evidence the same debt as the original notes and will be governed by the same indenture. A brief description of the material terms of the exchange notes follows:

Issuer	GATX Financial Corporation.

Maturity Date	June 15, 2011.

Exchange Notes Offered	$165,265,000 aggregate principal amount of 6.273% Senior Notes due 2011.

Interest Payment Dates	June 15 and December 15 of each year, beginning December 15, 2004.

Ranking	The exchange notes will be our senior obligations and will rank equally with all of our other unsecured senior indebtedness.

Optional Redemption	We may redeem the exchange notes, in whole or in part at any time and from time to time, at the redemption price set forth under “Description of the Exchange Notes — Optional Redemption,” plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

Sinking Fund	None.

Covenants	The indenture under which the exchange notes will be issued will limit, subject to the exceptions described herein, our ability to place liens on our assets and those of our subsidiaries, without securing the exchange notes equally and ratably with the other indebtedness secured by such liens. The indenture will also include requirements that must be met if we consolidate or merge with, or sell, lease or convey all or substantially all of our assets to, another entity.

Events of Default	For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the exchange notes, see “Description of the Exchange Notes-Events of Default, Waiver and Notice.”

Listing	We do not intend to list the exchange notes on any securities exchange.

Governing Law	The exchange notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry Depository	DTC.

Trustee	JPMorgan Chase Bank.

RISK FACTORS

      You should carefully consider the risks described below, in addition to the other information contained in this prospectus, before making a decision to participate in the exchange offer. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur. If they do, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our securities, including the exchange notes, could decline, and you might lose all or part of your investment.

Risks Relating to our Business

We may not be able to secure adequate financing to fund our operations or contractual commitments.

      We are dependent in part upon the issuance of unsecured and secured debt to fund our operations and contractual commitments. A number of factors could cause us to incur increased borrowing costs and to have greater difficulty accessing public and private markets for both secured and unsecured debt. These factors include the global capital market environment and outlook, financial performance and outlook, and credit ratings as determined primarily by rating agencies such as Standard & Poor’s Rating Services and Moody’s Investors Service, Inc. In addition, based on our current credit ratings, access to the commercial paper market and uncommitted money market lines is uncertain and cannot be relied upon. It is possible that our other sources of funds, including available cash, bank facilities, cash flow from operations and portfolio proceeds, may not provide adequate liquidity to fund our operations and contractual commitments.

United States and world economic and political conditions, including acts or threats of terrorism and/or war, could adversely affect our business.

      National and international political developments, instability and uncertainties, including continuing political unrest and threats of terrorist attacks, could result in continued global economic weakness in general, and in the United States in particular, and could have an adverse impact on our businesses. The effects may include, among other things, a decrease in demand for air travel and rail services, consolidation and/or additional bankruptcies in the rail and airline industries, lower utilization of new and existing aircraft and rail equipment, lower rail and aircraft rental rates or a slower recovery of such rates, impairment of rail and air portfolio assets and fewer partners for joint ventures. Depending upon the severity, scope and duration of these effects, the impact on our financial position, results of operations, and cash flows could be material.

Competition could result in decreased lease and investment income.

      We are subject to intense competition in our rail and aircraft leasing businesses. In many cases, these competitors are larger entities that have greater financial resources, higher credit ratings and access to lower cost capital than we do. These factors may enable competitors to offer leases and loans to customers at lower rates than we are able to provide, thus impacting our asset utilization or our ability to lease assets on a profitable basis.

Our core businesses depend upon our customers leasing assets.

      Our core businesses rely upon our customers continuing to lease rather than purchase assets. There are a number of items that factor into a customer’s decision to lease or purchase assets, such as tax considerations, interest rates, balance sheet considerations and operational flexibility. We have no control over these external considerations and changes in these factors could negatively impact demand for our leasing products.

We cannot predict whether inflation will continue to have a positive impact on our financial results.

      Inflation in railcar rental rates as well as inflation in residual values for air and rail equipment have historically benefited our financial results. Effects of inflation are unpredictable as to timing and duration, depending on market conditions and economic factors.

Our assets may become obsolete.

      Our core assets may be subject to functional, regulatory or economic obsolescence. Although we believe that we are adept at managing obsolescence risk, there is no guarantee that changes in various market fundamentals or the adoption of new regulatory requirements will not cause unexpected asset obsolescence in the future.

Our allowance for possible losses may be inadequate to protect against losses.

      Our allowance for possible losses may be inadequate if unexpected adverse changes in the economy exceed the expectation of management, or if discrete events adversely affect specific customers, industries or markets. If the allowance for possible losses is insufficient to cover losses related to reservable assets, including gross receivables, finance leases, and loans, then our position or results of operations could be negatively impacted.

We may incur future asset impairment charges.

      An asset impairment charge may result from the occurrence of unexpected adverse changes that impact our estimates of expected cash flows generated from our long term assets. We regularly review long term assets for impairments, including when events or changes in circumstances indicate the carrying value of an asset may not be recoverable. An impairment loss is recognized when the carrying amount of an asset is not recoverable. We may be required to recognize asset impairment charges in the future as a result of the weak economic environment, challenging market conditions in the air or rail markets or events related to particular customers or asset types.

We may not be able to procure insurance on a cost-effective basis in the future.

      The ability to insure our rail and aircraft assets and their associated risks is an important aspect of our ability to manage risk in these core businesses. There is no guarantee that such insurance will be available on a cost-effective basis in the future.

We are subject to extensive environmental regulations and our costs of remediation may be materially greater than the remediation costs we have estimated.

      We are subject to federal and state requirements for protection of the environment, including those for discharge of hazardous materials and remediation of contaminated sites. We routinely assess our environmental exposure, including obligations and commitments for remediation of contaminated sites and assessments of ranges and probabilities of recoveries from other responsible parties. Because of the regulatory complexities and risk of unidentified contaminants on our properties, the potential exists for remediation costs to be materially different from the costs we have estimated.

We have been, and may in the future be, involved in various types of litigation.

      The nature of assets which we own and lease expose us to the potential for various claims and litigation related to, among other things, personal injury and property damage, environmental claims and other matters. Some of the commodities transported by our railcars, particularly those classified as hazardous materials, can pose risks that we and our subsidiaries work with our customers to minimize. The potential liabilities could have a significant effect on our consolidated financial condition or results of operations.

High energy or commodity prices could have a negative effect on the demand for our products and services.

      Energy prices, including the price of natural gas and oil, are significant cost drivers for many of our customers, particularly in the chemical and airline industries. In addition, commodity prices such as the price of steel are a large component of railcar manufacturing. Sustained high energy or commodity prices could negatively impact these industries resulting in a corresponding adverse effect on the cost and demand for our products and services.

Our failure to comply with the regulations of federal and state agencies could negatively affect our profitability.

      Our air and rail operations are subject to the jurisdiction of a number of federal agencies, including the Department of Transportation. State agencies regulate some aspects of rail operations with respect to health and safety matters not otherwise preempted by federal law. New regulatory rulings may negatively impact our financial results and the economic value of our assets.

Potential risk concentrations in asset type, customer or geographic location could have a negative effect on our results of operations.

      Our revenues are generally derived from a wide range of asset types, customers and geographic locations. However, from time to time, we could have a large investment in a particular asset type, a large revenue stream associated with a particular customer, or a large number of customers located in a particular geographic region. Decreased demand from a discrete event impacting a particular asset type, discrete events with a specific customer, or adverse regional economic conditions, particularly for those assets, customers or regions in which we have concentrated exposure, could have a negative impact on our results of operations.

Foreign currency exchange rate fluctuations could have a negative impact on our results of operations.

      Our results are exposed to foreign exchange rate fluctuations as the financial results of certain subsidiaries are translated from the local currency into U.S. dollars upon consolidation. As exchange rates vary, revenue and other operating results, when translated, may differ materially from expectations. We are also subject to gains and losses on foreign currency transactions, which could vary based on fluctuations in exchange rates and the timing of the transactions and their settlement. In addition, fluctuations in foreign exchange rates can have an effect on the demand and relative price for services provided by us domestically and internationally and could have a negative impact on our results of operations.

A decrease in utilization and lease rates could adversely affect our results of operations.

      Our profitability is largely dependent on our ability to maintain assets on lease (utilization) at satisfactory lease rates. A number of factors can adversely affect utilization and lease rates, including, but not limited to, an economic downturn causing reduced demand or oversupply in the markets in which the company operates, changes in customer behavior or any other change in supply or demand caused by factors discussed in this “Risk Factors” section.

Changes in assumptions related to retirement benefits could adversely affect our results of operations.

      Our pension and other post-retirement costs are dependent on various assumptions used to calculate such amounts, including discount rates, long-term return on plan assets, salary increases, health care cost trend rates and other factors. Changes to any of these assumptions could adversely affect our results of operations.

Changes in U.S. and foreign tax rates and tax laws could adversely affect our results of operations.

      We are subject to taxes in both the U.S. and various foreign jurisdictions. As a result, our effective tax rate could be adversely affected by changes in the mix of earnings in the U.S. and foreign countries with differing statutory tax rates, legislative changes impacting statutory tax rates, including the impact on recorded deferred tax assets and liabilities, changes in tax laws or by material audit assessments. In addition, deferred tax balances reflect the benefit of net operating loss carryforwards, the realization of which will be dependent upon generating future taxable income.

Risks Related to this Offering, the Original Notes and the Exchange Notes

You may have difficulty selling the original notes that you do not exchange.

      If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. The restrictions on transfer of your original notes arise because we issued the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not intend to register the original notes under the Securities Act. To the extent original notes are tendered and accepted in the exchange offer, the trading market, if any, for the remaining original notes would be adversely affected. See “The Exchange Offer — Consequences of Failure to Exchange Original Notes” for a discussion of the possible consequences of failing to exchange your original notes.

You may find it difficult to sell your exchange notes because there is no existing trading market for the exchange notes.

      You may find it difficult to sell your exchange notes because an active trading market for the exchange notes may not develop. There is no existing trading market for the exchange notes. We do not intend to apply for listing or quotation of the exchange notes on any exchange, and so we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Although one or more dealer managers from our exchange offer that closed in June 2004 have informed us that they intend to make a market in the exchange notes, they are not obligated to do so, and any market-making may be discontinued at any time without notice. As a result, the market price of the exchange notes, as well as your ability to sell the exchange notes, could be adversely affected.

Broker-dealers or noteholders may become subject to the registration and prospectus delivery requirements of the Securities Act.

      Any broker-dealer that:

•	exchanges its original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, or

•	resells exchange notes that were received by it for its own account in the exchange offer, may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

      In addition to broker-dealers, any noteholder that exchanges its original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that noteholder.

USE OF PROCEEDS

      We will not receive any proceeds from the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange the original notes of like principal amount, the terms of which are identical in all material respects to the exchange notes. The original notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer.

      The original notes were issued on June 22, 2004 in exchange for $165,265,000 aggregate principal amount of old notes. We did not receive any cash proceeds from that exchange offer.

SELECTED CONSOLIDATED FINANCIAL DATA

      The following table sets forth our selected consolidated financial data. Our selected consolidated financial data as of and for the years ended December 31, 2003, 2002, 2001, 2000 and 1999 have been derived from our audited consolidated financial statements. The amounts have been restated to exclude Technology from continuing operations. Our selected consolidated financial data as of June 30, 2004 and June 30, 2003 and for the six months ended June 30, 2004 and 2003 have been derived from our unaudited consolidated financial statements. In the opinion of management, the unaudited consolidated financial statements reflect all adjustments, consisting of normal recurring items, which are necessary to present a fair statement of the results of the interim periods. You should read the following financial information along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes, which are included in this prospectus.

	As of and for the
	Six Months Ended
	June 30,		As of and for the Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(In millions)
Results of Operations:
Revenues	$520.7	$514.4	$1,066.8	$1,008.6	$1,114.7	$1,088.9	$906.0
Share of affiliates’ earnings	34.0	38.9	66.8	46.1	30.5	75.7	63.7

Total Gross Income	554.7	553.3	1,133.6	1,054.7	1,145.2	1,164.6	969.7
Income from Continuing Operations Before Cumulative Effect of Accounting Change	68.6	38.3	96.5	60.3	13.3	64.5	157.3
Discontinued Operations	18.3	8.2	15.2	10.9	206.7	37.5	24.8
Cumulative Effect of Accounting Change	—	—	—	(34.9)	—	—	—

Net Income	$86.9	$46.5	$111.7	$36.3	$220.0	$102.0	$182.1

Balance Sheet Data:
Assets of continuing operations	$5,780.4	$5,896.7	$5,710.0	$6,021.3	$5,602.7	$5,317.6	$4,447.5
Assets of discontinued operations	71.2	565.1	560.1	642.4	895.2	1,781.9	1,748.6

Total Assets	$5,851.6	$6,461.8	$6,270.1	$6,663.7	$6,497.9	$7,099.5	$6,196.1

Long-term debt and capital lease obligations of continuing operations	$2,949.8	$3,407.2	$3,099.3	$3,596.3	$3,300.0	$3,347.7	$2,950.4
Long term debt and capital lease obligations of discontinued operations	5.1	320.5	346.3	371.9	488.5	509.7	478.0

Total Long Term Debt and Capital Lease Obligations	$2,954.9	$3,727.7	$3,445.6	$3,968.2	$3,788.5	$3,857.4	$3,428.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Company Overview

      The following discussion and analysis should be read in conjunction with the audited financial statements included herein. Certain statements within this document may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” or “project” and similar expressions. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Although GFC believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. In addition, certain factors, including those discussed under “Risk Factors” may affect GFC businesses. As a result, past financial performance may not be a reliable indicator of future performance.

      GFC is a wholly owned subsidiary of GATX Corporation. GFC is headquartered in Chicago, Illinois and provides its services primarily through three operating segments: GATX Rail (Rail), GATX Air (Air), and GATX Specialty Finance (Specialty). Through these businesses, GFC combines asset knowledge and services, structuring expertise, partnering and capital to provide business solutions to customers and partners worldwide. GFC specializes in railcar and locomotive leasing, aircraft operating leasing, and financing other large ticket equipment.

      At the end of 2003, GFC completed a reorganization which resulted in changes in management structure and reporting. As a result, GFC provided its services and products through four operating segments: Rail, Air, Technology and Specialty. On June 30, 2004, GFC sold substantially all of the assets and related nonrecourse debt of Technology and its Canadian affiliate to CIT Technologies Corporation and CIT Financial Limited. All reported amounts have been restated to reflect the current operating segments. Financial data for the Technology segment has been classified as discontinued operations for all periods presented.

      See Note 23 to the consolidated annual financial statements for further segment information.

Six Months Ended June 30, 2004 Compared to Six Months Ended June 30, 2003

      The following table presents net income (loss) by segment for the three and six months ended June 30, 2004 and 2003 (in millions):

	Three Months		Six Months
	Ended June 30		Ended June 30

	2004	2003	2004	2003

Rail	$18.6	$14.4	$31.1	$25.5
Air	2.6	7.8	4.6	(2.4)
Specialty	9.1	8.7	25.0	17.7
Other	4.9	(3.6)	7.9	(2.5)

Net income from continuing operations	35.2	27.3	68.6	38.3
Discontinued operations	15.1	6.7	18.3	8.2

Net income	$50.3	$34.0	$86.9	$46.5

GATX Rail

      Improving market conditions in the North American rail industry have favorably impacted Rail’s North American operations. Market indicators, such as carloadings and ton miles, were up from the comparable prior year period. Market improvements resulted in an increase in railcar manufacturing backlog and a more balanced supply/demand relationship for most car types. Pressure on lease rates has moderated as economic conditions and railcar demand have improved.

      Rail’s North American utilization increased from year end due to a combination of placement of new railcars, the movement of railcars from idle to active, and the scrapping of railcars. Renewal and assignment activity strengthened in the current period, reflective of more favorable conditions in the North American rail market. However, maintenance costs associated with preparing previously idle cars for service have adversely impacted current period, results and this trend is anticipated to continue for the remainder of the year. As lease rates continue to improve, Rail is near the point at which average renewal rates will equal or exceed the average expiring rate. The impact of this improvement on earnings will manifest gradually as rate changes move slowly through the fleet due to the term nature of the business.

      European market conditions continued to be favorable. Utilization remains high and operations have been positively impacted by success in new markets and the placement of new car deliveries.

      Secondary market acquisitions and new railcar investments totaled $227.0 million during the first six months of 2004, compared to $69.9 million in the prior year period. As a result of this new investment volume, approximately 3,800 cars were added to the North American fleet. The prior period’s portfolio investments and capital expenditures included $22.5 million for the December 2002 acquisition of the remainder of KVG Kesselwagen Vermietgesellschaft mbH, and KVG Kesselwagen Vermietgesellschaft m.b.h. (collectively KVG), a portion of which was funded in 2003.

      Gross Income. Components of Rail’s gross income for the six months ended June 30, 2004 and 2003 are summarized below (in millions):

	2004	2003

Lease income	$323.7	$315.7
Asset remarketing income	6.1	4.6
Fees	1.4	1.8
Other	30.6	23.5

Revenues	361.8	345.6
Share of affiliates’ earnings	9.8	4.7

Total gross income	$371.6	$350.3

      Lease income of $323.7 million increased $8.0 million from the prior year period due to the impact of foreign exchange rates, favorable European fleet activity, and an increase in the number of North American active cars. The increase was partially offset by the effect of lower average North American lease rates.

      Rail’s North American fleet totaled 106,000 cars at June 30, 2004 compared to 105,100 at the end of the prior year period and 105,000 cars at December 31, 2003. Approximately 102,000 railcars were active in North America at June 30, 2004, compared to 97,500 a year ago and 98,300 at December 31, 2003. Rail’s North American utilization of 96% at June 30, 2004, improved from 93% at June 30, 2003 and 93% at December 31, 2003.

      Asset remarketing income of $6.1 million includes a $1.3 million residual sharing fee from a managed portfolio and a $4.7 million gain on the sale of 520 railcars. Asset remarketing income in 2003 included the gain on disposition of a leveraged lease commitment on passenger rail equipment for $4.3 million.

      Other income of $30.6 million was $7.1 million higher than prior year quarter due to higher scrapping gains resulting from higher scrap metal prices and a $2.1 million gain on the restructuring of a residual value guarantee. Share of affiliates’ earnings of $9.8 million was $5.1 million higher than the prior year period primarily due to gains resulting from two locomotive sale transactions. Share of affiliates’ earnings in 2003 included a maintenance reserve reversal.

      Ownership Costs. Components of Rail’s ownership costs for the six months ended June 30, 2004 and 2003 are summarized below (in millions):

	2004	2003

Depreciation	$59.4	$56.4
Interest, net	32.3	31.7
Operating lease expense	91.4	91.8

Total ownership costs	$183.1	$179.9

      Ownership costs of $183.1 million were $3.2 million higher than the prior year period. Depreciation of $59.4 million was $3.0 million higher than prior year period due to a larger railcar fleet.

      Other Costs and Expenses. Components of Rail’s other costs and expenses for the six months ended June 30, 2004 and 2003 are summarized below (in millions):

	2004	2003

Maintenance expense	$92.2	$80.2
Other operating expenses	18.7	18.0
Selling, general and administrative	33.4	32.2
Provision (reversal) for possible losses	.2	(.2)
Fair value adjustment for derivatives	—	.1

Total other costs and expenses	$144.5	$130.3

      Maintenance expense increased $12.0 million from the prior year period to $92.2 million. Maintenance costs increased sharply for a variety of reasons, including an increase in the number of car assignments and continuing activity associated with the bolster program discussed below. As railcars are assigned from idle to active service, they often need repairs and improvements, such as replacement of tank car linings and valves. Although fewer cars were repaired, the cost per car increased due to the nature of the repairs. The impact of foreign exchange rates and the reversal of a maintenance reserve in the prior year period due to a change in accounting policy also contributed to the increase.

      During 2003, the American Association of Railroads (AAR) issued an early warning letter that required all owners of railcars in the United States, Canada and Mexico to inspect or replace certain bolsters manufactured from the mid 1990s to 2001 by a now bankrupt supplier. Rail owned approximately 3,500 railcars equipped with bolsters that were required to be inspected or replaced. As of June 30, 2004, bolsters on approximately 1,900 cars have been replaced. The cost attributable to the inspection and replacement of bolsters was $2.1 million in the first six months of 2004, an increase of $1.0 million from the prior year period. Management expects the remaining costs of bolster replacements to be approximately $1.1 million and to be completed by the end of the third quarter of 2004.

      Net Income. Rail’s net income of $31.1 million for the six months ended June 30, 2004 was $5.6 million higher than the prior year period. The increase in 2004 was driven primarily by higher lease income, higher asset remarketing income for both Rail and its affiliates and larger gains on the scrapping of railcars, offset partially by higher maintenance costs. Current period results were also favorably impacted by a $2.0 million deferred tax benefit at KVG attributable to a reduction in the Austrian tax rates.

GATX Air

      The aviation industry continues to operate in challenging conditions, particularly in North America; however, industry indicators such as improving passenger traffic and load factors suggest that 2004 may continue to build on the late 2003 stabilization in operating conditions and increase in lease rates. This improvement was evidenced at Air during the six month period ending June 30, 2004 by a decrease in non-performing assets from year-end, a decrease in the provision for possible losses from the prior year period, and an upward trend in rentals for many aircraft in Air’s core owned and managed portfolios.

      Aircraft utilization continues to be strong with almost 100% of the owned fleet on lease or under letter of intent. Air has entered into 14 leases and one letter of intent for the 15 owned aircraft with leases that expired or are scheduled to expire during 2004. Three new aircraft were delivered in the 2004 period, all of which are currently on lease.

      Gross Income. Components of Air’s gross income for the six months ended June 30, 2004 and 2003 are summarized below (in millions):

	2004	2003

Lease income	$45.3	$44.6
Interest income	.2	(.2)
Asset remarketing income	.4	.4
Fees	5.1	3.7
Other	1.3	2.3

Revenues	52.3	50.8
Share of affiliates’ earnings	15.6	18.6

Total gross income	$67.9	$69.4

      Air’s gross income of $67.9 million was $1.5 million lower than the prior year six month period. The decrease was primarily driven by lower share of affiliates’ earnings, partially offset by higher fee income and lease income. Share of affiliates’ earnings of $15.6 million was $3.0 million lower than the prior year period. The decrease is primarily due to fees earned by Pembroke on facilitating the sale of Fokker aircraft in the 2003 period. Lease income of $45.3 million was $.7 million higher than the prior year period.

      Lease income increased primarily as a result of rents from new aircraft deliveries after June 30, 2003, partially offset by the absence of rent on aircraft sold subsequent to June 30, 2003. Fee income increased $1.4 million due to increased transaction activity in the 2004 period. Other income decreased $1.0 million as a result of the translation gain recognized in the prior year period associated with the Air Canada note.

      Ownership Costs. Components of Air’s ownership costs for the six months ended June 30, 2004 and 2003 are summarized below (in millions):

	2004	2003

Depreciation	$28.3	$27.0
Interest, net	18.3	21.0
Operating lease expense	2.0	2.0

Total ownership costs	$48.6	$50.0

      Ownership costs of $48.6 million were $1.4 million lower than the prior year period, primarily due to lower interest expense of $2.7 million resulting from lower average debt balances. The decrease was partially offset by higher depreciation expense of $1.3 million related to new aircraft delivered subsequent to the 2003 period.

      Other Costs and Expenses. Components of Air’s other costs and expenses for the six months ended June 30, 2004 and 2003 are summarized below (in millions):

	2004	2003

Maintenance expense	$1.3	$1.3
Other operating expenses	.8	.2
Selling, general and administrative	10.5	8.3
(Reversal) provision for possible losses	(.4)	9.8
Asset impairment charges	—	1.9

Total other costs and expenses	$12.2	$21.5

      Total other costs and expenses decreased by $9.3 million from the prior year period primarily due to the decrease in the provision for possible losses and the absence of impairment charges in the 2004 period, partially offset by an increase in SG&A expenses.

      An impairment charge of $1.9 million was taken on one MD-83 aircraft in the 2003 period. The provision for possible losses decreased $10.2 million from the prior year period. The prior year period included a $9.7 million provision (net of a subsequent recovery) related to an unsecured Air Canada note as a result of Air Canada’s bankruptcy filing. SG&A expense increased by $2.2 million due to higher employee costs in the 2004 period compared to the 2003 period.

      Net Income. Air’s net income of $4.6 million for the six months ended June 30, 2004 was $7.0 million higher than the prior year period loss. The increase from the prior year period reflected the 2003 loss provision associated with the Air Canada note.

GATX Specialty Finance

      The assets of Specialty’s portfolio continued to decline during the first six months of 2004 consistent with GFC’s decision in late 2002 to curtail investment in the specialty finance business and to sell or otherwise run-off the venture finance assets included in this portfolio. As of June 30, 2004, Specialty’s balance sheet assets were $552.2 million compared to $707.6 million at December 31, 2003. Management expects Specialty’s assets will continue to decline over the next several years, as new investment is not expected to exceed the continued run-off of the portfolio. The venture finance assets are expected to run-off by the end of 2005.

      As the asset base continues to decline, future earnings will decline and will be unpredictable due to the uncertain timing of gains on the sale of assets from the specialty finance portfolio in addition to gains from the sale of securities associated with the venture finance warrant portfolio. GFC expects to achieve SG&A expense reductions as efficiencies are realized on the declining portfolio.

      Gross Income. Components of Specialty’s gross income for the six months ended June 30, 2004 and 2003 are summarized below (in millions):

	2004	2003

Lease income	$14.7	$23.9
Interest income	12.2	21.7
Asset remarketing income	20.6	12.4
Gain on sale of securities	3.2	.5
Fees	1.7	5.0
Other	1.2	5.4

Revenues	53.6	68.9
Share of affiliates’ earnings	8.6	15.6

Total gross income	$62.2	$84.5

      Gross income of $62.2 million was $22.3 million lower than the prior year period. Decreases in lease income, interest income, fees, other income, and share of affiliates’ earnings were partially offset by higher asset remarketing income and gain on sale of securities.

      Lease income of $14.7 million was $9.2 million lower than the prior year period. The decrease resulted from a decline in operating lease assets and finance leases as a result of the portfolio run-off. Interest income of $12.2 million was $9.5 million lower than prior year quarter primarily due to declining venture loan balances, partially offset by the receipt of loan prepayment penalties in the current year.

      Asset remarketing income includes gains from the sale of assets from Specialty’s own portfolio as well as residual sharing fees from the sale of managed assets. Asset remarketing income of $20.6 million was $8.2 million higher than the prior year period. The most significant gain related to the receipt of the final distribution and dissolution of a partnership.

      Gain on sale of securities of $3.2 million was $2.7 million higher than the prior year period due to favorable security dispositions in the current year. Fees of $1.7 million decreased $3.3 million from the prior year period, which included a $2.2 million guarantee fee. Other income of $1.2 million was $4.2 million lower than prior year period due to foreign currency translation adjustments associated with certain transactions. These adjustments are largely offset by the fair value adjustments for derivatives. Share of affiliates’ earnings of $8.6 million were $7.0 million lower than the prior year period. The prior year period included a $3.1 million favorable non-recurring adjustment at a certain affiliate and income from affiliates that have since been dissolved. The decrease from the prior year was partially offset by higher current year income from marine affiliates.

      Ownership Costs. Components of Specialty’s ownership costs for the six months ended June 30, 2004 and 2003 are summarized below (in millions):

	2004	2003

Depreciation	$2.1	$5.4
Interest, net	14.1	23.7
Operating lease expense	2.1	2.3

Total ownership costs	$18.3	$31.4

      Ownership costs of $18.3 million were $13.1 million lower than the prior year period due to decreases in depreciation and interest expense. Depreciation of $2.1 million was $3.3 million lower than prior year period due to declining operating lease assets. Interest expense of $14.1 million was $9.6 million lower than prior year period due to lower debt balances related to the declining asset base.

      Other Costs and Expenses. Components of Specialty’s other costs and expenses for the six months ended June 30, 2004 and 2003 are summarized below (in millions):

	2004	2003

Maintenance expense	$.6	$.5
Other operating expenses	2.6	4.2
Selling, general and administrative	5.1	10.1
Reversal of provision for possible losses	(4.8)	(1.6)
Asset impairment charges	.8	9.1
Fair value adjustments for derivatives	(.7)	2.3

Total other costs and expenses	$3.6	$24.6

      Other costs and expenses of $3.6 million were $21.0 million lower than prior year period primarily due to decreases in SG&A expense, asset impairment charges, and fair value adjustments for derivatives in addition to a higher reversal of provision for possible losses.

      SG&A expense of $5.1 million was $5.0 million lower than the prior year period due to lower personnel costs resulting from a reduction in workforce. In the first six months of 2004, Specialty reversed $4.8 million of its allowance for possible losses, compared to a reversal of provision for possible losses of $1.6 million in the prior year period. The reversal resulted from the portfolio run-off and improved credit quality of the portfolio. The allowance for possible losses was $18.5 million as of June 30, 2004 or 6.3% of reservable assets, slightly down from 7.2% at December 31, 2003. Asset impairment charges of $.8 million were $8.3 million lower than prior year period. The prior year period included several charges, including the write-off of a $5.0 million equity investment. Fair value adjustments for derivatives of $(.7) million were $3.0 million lower than prior year period due to market changes in the value of derivatives. This amount is largely offset by foreign currency translation adjustments, classified as other income related to the underlying transactions.

      Net Income. Specialty’s net income of $25.0 million for the six months ended June 30, 2004 was $7.3 million higher than the prior year period. Higher remarketing gains in the current year period combined with lower asset impairment charges, lower SG&A expense and a lower provision for possible losses exceeded the negative impact of the smaller portfolio.

Other

      Other is comprised of corporate results, including SG&A expense and interest expense not allocated to the segments, and the results of American Steamship Company (ASC), a Great Lakes shipping company.

      Gross Income. Components of gross income for the six months ended June 30, 2004 and 2003 are summarized below (in millions):

	2004	2003

Marine operating revenue	$40.0	$29.7
Interest income	—	.1
Other	13.0	19.3

Total gross income	$53.0	$49.1

      Gross income of $53.0 million increased $3.9 million over the prior year period primarily due to higher marine operating revenue, partially offset by lower other income. Marine operating revenue increased at ASC due to additional operating days resulting from increased demand, a larger fleet, and more favorable operating conditions in the first six months of 2004 compared to the prior year period. Other income consists of inter-company income, primarily interest income on advances to GATX.

      Ownership Costs. Components of ownership costs for the six months ended June 30, 2004 and 2003 are summarized below (in millions):

	2004	2003

Depreciation	$2.0	$2.3
Interest, net	.8	6.7
Operating lease expense	—	.4

Total ownership costs	$2.8	$9.4

      Ownership costs of $2.8 million were $6.6 million lower than the prior year period primarily due to decreased interest expense resulting from lower average interest rates and debt balances.

      Other Costs and Expenses. Components of other costs and expenses for the six months ended June 30, 2004 and 2003 are summarized below (in millions):

	2004	2003

Marine operating expenses	$31.5	$24.1
Selling, general and administrative	7.3	16.7
Provision for possible losses	—	1.8
Asset impairment charges	.3	2.8

Total other costs and expenses	$39.1	$45.4

      Other costs and expenses of $39.1 million were $6.3 million lower than the prior year period due to lower SG&A expense, provision for possible losses and asset impairment charges, partially offset by higher marine operating expenses.

      Marine operating expenses increased $7.4 million from the prior year period to $31.5 million due to additional operating days resulting from increased demand, a larger fleet, and more favorable operating conditions compared to the prior year period. SG&A expense of $7.3 million was $9.4 million lower than the prior year period due to reduced personnel costs, net of allocations to the segments, resulting from the transfer of approximately 200 employees to GATX Corporation, the parent of GFC. The transfer was related to the reorganization of GATX’s management structure and revised segment reporting.

      Asset impairment charges of $.3 million decreased $2.5 million from the prior year. The 2003 charge primarily relates to ASC’s off-lakes barge which ceased operations last year.

      Net Income. Net income at Other of $7.9 million for the first six months of 2004 was up $10.4 million from the prior year period, primarily due to improved results at ASC and lower SG&A and interest expense, partially offset by lower interest income on advances to GATX.

      Consolidated Income Taxes. GFC’s effective tax rate for continuing operations was 33% for the six months ended June 30, 2004 compared to 37% for the six months ended June 30, 2003. The lower tax rate in 2004 reflects a $2.0 million benefit attributable to the impact of an Austrian tax rate reduction recognized in the second quarter of 2004 and lower foreign taxes in other countries. The difference in the tax rate for the six months ended June 30, 2004 compared to the federal tax statutory rate of 35% is primarily attributable to the effect of lower taxes on foreign income, including the Austrian tax adjustment, partially offset by higher state taxes on domestic income.

      GFC and its U.S. subsidiaries are included in the consolidated federal income tax return of GATX Corporation. GFC was allocated a refund of $83.3 million in the second quarter of 2004 as a result of a carryback of the 2003 GATX consolidated tax loss to prior years. $25.6 million of the 2003 GATX consolidated tax loss carryforward was allocated to GFC and is available to offset taxable income in 2004 and later years.

Results of Discontinued Operations

      On June 30, 2004, GFC sold substantially all of the assets and related nonrecourse debt of Technology and its Canadian affiliate to CIT Technologies Corporation and CIT Financial Limited. As a result of the sale, GFC will receive estimated net proceeds of $247.4 million, of which $32.7 million will be received in the third quarter. Financial data for the Technology segment has been segregated as discontinued operations for all periods presented.

      In the second quarter of 2004, GFC recognized a net after-tax loss on sale of $.4 million. Technology results for the first six months of 2004 were $18.7 million, net of tax, up from $8.2 million in the prior year period. Operating results were favorably impacted by $14.0 million after-tax due to the suspension of depreciation on operating lease assets classified as held for sale during the quarter.

Comparison of Second Quarter 2004 to Second Quarter 2003

GATX Rail

      Gross Income. Components of Rail’s gross income for the quarter ended June 30, 2004 and 2003 are summarized below (in millions):

	2004	2003

Lease income	$162.2	$157.7
Asset remarketing income	1.7	4.5
Fees	.7	.9
Other	17.2	11.6

Revenues	181.8	174.7
Share of affiliates’ earnings	6.0	2.6

Total gross income	$187.8	$177.3

      Lease income of $162.2 million increased $4.5 million from the prior year quarter due to the impact of foreign exchange rates, favorable European fleet activity, and an increase in North American active cars. The increase was partially offset by the effect of lower average North American lease rates.

      Asset remarketing income of $1.7 million included a $1.3 million residual sharing fee from a managed portfolio and a $.4 million gain on sale of 40 railcars. Asset remarketing income in 2003 included the gain on disposition of a leveraged lease commitment on passenger rail equipment for $4.3 million.

      Other income of $17.2 million was $5.6 million higher than prior year quarter due to higher scrapping gains resulting from higher scrap metal prices and a $2.1 million gain on the restructuring of a residual value guarantee. Share of affiliates’ earnings of $6.0 million were $3.4 million higher than the prior year quarter primarily due to a gain on sale of locomotives at a domestic joint venture. Share of affiliates’ earnings in 2003 included a maintenance reserve reversal.

      Ownership Costs. Components of Rail’s ownership costs for the quarter ended June 30, 2004 and 2003 are summarized below (in millions):

	2004	2003

Depreciation	$30.0	$28.1
Interest, net	16.8	15.5
Operating lease expense	45.5	46.0

Total ownership costs	$92.3	$89.6

      Ownership costs of $92.3 million were $2.7 million higher than the prior year quarter. Depreciation of $30.0 million was $1.9 million higher than prior year quarter due to a larger railcar fleet. Interest expense increased quarter over quarter mostly due to increased investment volume.

      Other Costs and Expenses. Components of Rail’s other costs and expenses for the quarter ended June 30, 2004 and 2003 are summarized below (in millions):

	2004	2003

Maintenance expense	$46.0	$40.8
Other operating expenses	7.7	7.4
Selling, general and administrative	16.9	16.6
Provision for possible losses	—	.2
Fair value adjustment for derivatives	—	.1

Total other costs and expenses	$70.6	$65.1

      Maintenance expense increased $5.2 million from the prior year quarter to $46.0 million for a variety of reasons, including an increase in the number of car assignments and regulatory compliance activity. As railcars are assigned from idle to active service, they often need repairs and improvements, such as replacement of tank car linings and valves. Although fewer cars were repaired, the cost per car increased due to the nature of the repairs. The reversal of a maintenance reserve in the prior year period due to a change in accounting policy also contributed to the increase.

      Net Income. Rail’s net income of $18.6 million for the three months ended June 30, 2004 was $4.2 million higher than the prior year period. The increase in 2004 was driven primarily by higher lease income and affiliates’ earnings, higher asset remarketing income for both Rail and its affiliates, larger gains on scrapping of railcars and a $2.0 million deferred tax benefit at KVG attributable to a reduction in the Austrian tax rates, offset partially by higher maintenance costs.

GATX Air

      Gross Income. Components of Air’s gross income for the quarter ended June 30, 2004 and 2003 are summarized below (in millions):

	2004	2003

Lease income	$24.7	$23.3
Interest income	.1	.1
Asset remarketing income	.2	.1
Fees	3.4	1.9
Other	.6	.6

Revenues	29.0	26.0
Share of affiliates’ earnings	6.4	12.6

Total gross income	$35.4	$38.6

      Air’s gross income of $35.4 million was $3.2 million lower than the prior year quarter. The decrease was primarily driven by a lower share of affiliates’ earnings, partially offset by higher fee income and lease income. Share of affiliates’ earnings of $6.4 million was $6.2 million lower than the prior year quarter. The decrease is primarily due to fees earned by Pembroke on facilitating the sale of Fokker aircraft in the 2003 quarter and a gain on the sale of an aircraft engine at the Rolls Royce affiliate in the 2003 quarter.

      Lease income of $24.7 million was $1.4 million higher than the prior year quarter as a result of rents from new aircraft deliveries after June 30, 2003 partially offset by the absence of rent on aircraft sold subsequent to June 30, 2003. Fee income of $3.4 million for the 2004 quarter increased $1.5 million from the prior year quarter due to increased transaction activity in the 2004 quarter.

      Ownership Costs. Components of Air’s ownership costs for the quarter ended June 30, 2004 and 2003 are summarized below (in millions):

	2004	2003

Depreciation	$14.5	$14.1
Interest, net	9.0	10.7
Operating lease expense	1.0	1.0

Total ownership costs	$24.5	$25.8

      Ownership costs of $24.5 million were $1.3 million lower than the prior year quarter, driven by lower interest expense due to lower average debt balances.

      Other Costs and Expenses. Components of Air’s other costs and expenses for the quarter ended June 30, 2004 and 2003 are summarized below (in millions):

	2004	2003

Maintenance expense	$1.1	$.5
Other operating expenses	.4	.1
Selling, general and administrative	5.1	4.7
Reversal of provision for possible losses	—	(8.4)
Asset impairment charges	—	1.9

Total other costs and expenses	$6.6	$(1.2)

      Total other costs and expenses of $6.6 million increased by $7.8 million from the prior year quarter. The 2003 quarter included a reversal of the provision for possible losses of $8.4 million resulting from the partial recovery of an unsecured Air Canada note originally written off as a result of Air Canada’s bankruptcy filing. Offsetting this increase was an impairment charge of $1.9 million taken on one MD-83 aircraft in the second quarter of 2003.

      Net Income. Air’s net income of $2.6 million for the quarter ended June 30, 2004 was $5.2 million lower than the prior year quarter reflecting the 2003 loss provision associated with the Air Canada note.

GATX Specialty Finance

      Gross Income. Components of Specialty’s gross income for the quarter ended June 30, 2004 and 2003 are summarized below (in millions):

	2004	2003

Lease income	$7.6	$11.0
Interest income	3.8	11.9
Asset remarketing income	6.7	5.4
Gain on sale of securities	2.1	.1
Fees	.8	1.3
Other	1.1	2.5

Revenues	22.1	32.2
Share of affiliates’ earnings	4.0	6.2

Total gross income	$26.1	$38.4

      Gross income of $26.1 million was $12.3 million lower than the prior year quarter. The decrease was due to lower lease income, interest income, fees, other income, and share of affiliates’ earnings, partially offset by higher asset remarketing income and gains on sale of securities.

      Lease income of $7.6 million was $3.4 million lower than the prior year quarter due to a decrease in operating lease assets and finance leases as a result of the portfolio run-off. Interest income of $3.8 million was $8.1 million lower than prior year quarter primarily due to declining venture loan balances.

      Asset remarketing income includes gains from the sale of assets from Specialty’s own portfolio as well as residual sharing fees from the sale of managed assets. Asset remarketing income of $6.7 million was $1.3 million higher than the prior year quarter.

      Gain on sale of securities of $2.1 million was $2.0 million higher than the prior year quarter due to favorable security dispositions in the current year quarter. Fees of $.8 million decreased $.5 million from the prior year quarter. Other income of $1.1 million was $1.4 million lower than prior year quarter due to foreign currency translation adjustments associated with certain transactions. These adjustments are largely offset by the fair value adjustments for derivatives. Share of affiliates earnings of $4.0 million were $2.2 million lower than the prior year quarter. The prior year included income from affiliates that have since been dissolved.

      Ownership Costs. Components of Specialty’s ownership costs for the quarter ended June 30, 2004 and 2003 are summarized below (in millions):

	2004	2003

Depreciation	$1.0	$2.7
Interest, net	6.6	11.3
Operating lease expense	1.1	1.2

Total ownership costs	$8.7	$15.2

      Ownership costs of $8.7 million were $6.5 million lower than the prior year quarter due to decreases in depreciation and interest expense. Depreciation of $1.0 million was $1.7 million lower than prior year quarter due to declining operating lease assets. Interest expense of $6.6 million was $4.7 million lower than prior year quarter due to lower debt balances related to the declining asset base.

      Other Costs and Expenses. Components of Specialty’s other costs and expenses for the quarter ended June 30, 2004 and 2003 are summarized below (in millions):

	2004	2003

Maintenance expense	$.4	$.4
Other operating expenses	1.4	2.0
Selling, general and administrative	2.2	4.7
Reversal of provision for possible losses	(3.1)	(3.3)
Asset impairment charges	.7	5.5
Fair value adjustments for derivatives	.4	.2

Total other costs and expenses	$2.0	$9.5

      Other costs and expenses of $2.0 million were $7.5 million lower than prior year quarter due to decreases in SG&A expense and asset impairment charges.

      SG&A expense of $2.2 million was $2.5 million lower than prior year quarter due to lower personnel costs from a reduction in workforce. Asset impairment charges of $.7 million were $4.8 million lower than prior year quarter. The prior year quarter included the write-off of a $5.0 million equity investment.

      Net Income. Specialty’s net income of $9.1 million for the quarter ended June 30, 2004 was $.4 million higher than the prior year quarter. Lower asset impairment charges and lower SG&A expense in the current year exceeded the negative impact of the smaller portfolio.

Other

      Gross Income. Components of gross income for the quarter ended June 30, 2004 and 2003 are summarized below (in millions):

	2004	2003

Marine operating revenue	$33.3	$25.5
Other	7.9	11.0

Total gross income	$41.2	$36.5

      Gross income of $41.2 million increased $4.7 million over the prior year period primarily due to higher marine operating revenue, partially offset by lower other income. Marine operating revenue increased at ASC due to additional operating days resulting from increased demand, a larger fleet, and more favorable operating conditions in the first six months of 2004 compared to the prior year period. Other income consists of inter-company income, primarily interest income on advances to GATX.

      Ownership Costs. Components of ownership costs for the quarter ended June 30, 2004 and 2003 are summarized below (in millions):

	2004	2003

Depreciation	$2.0	$2.1
Interest, net	1.1	4.0
Operating lease expense	—	.2

Total ownership costs	$3.1	$6.3

      Ownership costs of $3.1 million were $3.2 million lower than the prior year quarter primarily due to decreased interest expense resulting from lower average interest rates and debt balances.

      Other Costs and Expenses. Components of other costs and expenses for the quarter ended June 30, 2004 and 2003 are summarized below (in millions):

	2004	2003

Marine operating expenses	$25.9	$20.9
Selling, general and administrative	6.0	9.8
Provision for possible losses	—	3.4
Asset impairment charges	.3	2.8

Total other costs and expenses	$32.2	$36.9

      Other costs and expenses of $32.2 million were $4.7 million lower than the prior year period due to lower SG&A expense, provision for possible losses and asset impairment charges, partially offset by higher marine operating expenses.

      Marine operating expenses increased $5.0 million from the prior year period to $25.9 million due to additional operating days resulting from increased demand, a larger fleet, and more favorable operating conditions compared to the prior year period. SG&A expense of $6.0 million was $3.8 million lower than the prior year period due to reduced personnel costs, net of allocations to the segments, resulting from the transfer of approximately 200 employees to GATX Corporation. The transfer was related to the reorganization of GATX Corporation’s management structure and revised segment reporting.

      The $3.4 million provision for possible losses recorded in 2003 is consistent with GFC’s policy of targeting an overall allowance for possible losses. The amount not specifically allocated to the segments remains at Other. Asset impairment charges of $.3 million decreased $2.5 million from the prior year. The 2003 charge primarily relates to ASC’s off-lakes barge which ceased operations last year.

      Net Income. Net income at Other of $4.9 million for the second quarter of 2004 was $8.5 million favorable to the prior year quarter, primarily due to improved results at ASC and lower SG&A and interest expense, partially offset by lower interest income on advances to GATX Corporation.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Statement of Income Discussion

      The following table presents income (loss) from continuing operations by segment and net income for the years ended December 31, 2003, 2002 and 2001 (in millions):

	2003	2002	2001

Rail	$54.2	$25.2	$57.3
Air	2.1	8.1	16.8
Specialty	38.1	4.9	(41.3)
Other	2.1	(12.8)	(19.5)

Income from continuing operations	96.5	25.4	13.3
Discontinued operations	15.2	10.9	206.7

Net income	$111.7	$36.3	$220.0

GATX Rail

      Challenging market conditions in the North American rail industry continued to affect Rail in 2003. An oversupply of certain car types in the railcar market, short backlogs at new car manufacturers, and a weak economic environment resulted in lease rates that were still below peak lease rates of the late 1990’s. Aggressive competition from other lessors pressured lease rates as well.

      With an average lease term of five years, a significant portion of the North American fleet comes up for renewal each year. During 2003, approximately 26,000 cars previously leased in a stronger market at more attractive rates were renewed with the same customer or placed with a new customer (“assigned”) at market rates which were lower on average than the previous rate.

      In 2003, utilization of the North American fleet improved from 91% to 93%. The increase in utilization from the prior year end was the result of aggressive efforts to improve the renewal success rate, to market specific car types and to scrap older, uneconomic cars from the fleet. Active cars in North America increased by approximately 1,100 cars after two consecutive years of decline. The acquisition at the end of the fourth quarter in 2003 of a fleet of 1,200 covered hoppers on long-term lease drove the increase in active cars.

      Investment in new cars for North America increased in 2003 over the prior year. Rail entered into agreements in late 2002 with Trinity Industries, Inc. and Union Tank Car Company to acquire new cars at pre-negotiated prices. Under this program, Rail took delivery of approximately 1,000 new cars in 2003. In 2003, Rail continued to purchase new cars and actively pursue secondary market transactions in order to capitalize on the slowly improving market.

      The trend of increasing costs for maintaining the North American fleet continued in 2003. Despite fewer cars in the total fleet, maintenance costs rose, largely due to an increase in the number of car assignments. In addition, maintenance costs were adversely affected in 2003 as a result of an American Association of Railroads (AAR) requirement to replace bolsters on certain cars (see discussion below).

      In 2003, Rail’s European operations generally experienced a more favorable market environment compared to its North America operations. Rail’s wholly-owned European subsidiaries DEC and KVG primarily serve the tank car market, and AAE, a European joint venture, primarily serves the general freight car market. Fleet utilization at both KVG and AAE was in the high 90%’s. AAE has benefited from the high growth rates of shipping activity at European seaports. In 2003, DEC’s performance was negatively affected by a weak Polish economy.

      Rail acquired the remaining interest in KVG in December 2002. As a result, Rail’s year over year income comparability is affected by the inclusion of 100% of KVG’s results in 2003 compared to 49.5% in 2002. KVG’s revenues converted to U.S. dollars were approximately $66.0 million in 2003. KVG’s operating results were affected by a continued weak European economy, offset by strong new car additions, as its primary markets of chemical, petroleum, mineral and liquid petroleum gas remained stable. In addition, KVG was instrumental in placing DEC tank cars in service outside of Poland, a key European strategy for Rail.

      Gross Income. Components of Rail’s gross income are summarized below (in millions):

	2003	2002

Lease income	$635.6	$608.6
Asset remarketing income	4.7	4.9
Fees	2.9	3.4
Other	46.6	42.2

Revenues	689.8	659.1
Share of affiliates’ earnings	12.5	13.1

Total gross income	$702.3	$672.2

      Rail’s 2003 gross income of $702.3 million was $30.1 million higher than 2002. Excluding the impact of KVG in both periods, gross income was down $20.5 million from 2002. The decrease was primarily driven by lower North American lease income resulting from lower average lease rates and fewer railcars on lease for most of the year. Although average renewal rates continue to be lower than Rail’s prior contractual rate, the percentage decline in renewal rates improved steadily during 2003.

      Share of affiliates’ 2003 earnings of $12.5 million were slightly lower than the prior year. Excluding KVG’s pretax earnings of $4.7 million in 2002, share of affiliates’ earnings in 2003 increased $4.1 million. The increase was the result of favorable maintenance expense at domestic affiliates combined with a larger fleet and favorable foreign exchange rates at a foreign affiliate.

      Ownership Costs. Components of Rail’s ownership costs are summarized below (in millions):

	2003	2002

Depreciation	$113.7	$102.3
Interest, net	59.6	53.8
Operating lease expense	183.2	177.6

Total ownership costs	$356.5	$333.7

      Ownership costs were $356.5 million in 2003 compared to $333.7 million in 2002. The increase was primarily due to the acquisition and consolidation of KVG.

      Other Costs and Expenses. Components of Rail’s other costs and expenses are summarized below (in millions):

	2003	2002

Maintenance expense	$165.5	$150.9
Other operating expenses	33.9	31.4
Selling, general and administrative	69.0	59.2
(Reversal) provision for possible losses	(2.6)	1.4
Reduction in workforce charges	—	2.0
Fair value adjustments for derivatives	—	.2

Total other costs and expenses	$265.8	$245.1

      Maintenance expense of $165.5 million in 2003 increased $14.6 million from 2002. Excluding KVG, maintenance expense increased $4.9 million in 2003. The variance is due primarily to the increase in car assignments discussed above. Both 2003 and 2002 results include comparable levels of maintenance costs for certain railroad mandated repairs.

      In 2003, the AAR issued a series of early warning letters that required all owners of railcars in the U.S., Canada and Mexico to inspect or replace certain bolsters manufactured from the mid 1990s to 2001 by a now bankrupt supplier. Rail owned approximately 3,500 railcars equipped with bolsters that were required to be inspected or replaced. Due dates for inspection or replacement of the bolsters ranged from September 30, 2003 to December 31, 2004 depending on car type and service. As of December 31, 2003, bolsters on approximately 1,300 cars have been replaced. 2003 maintenance expense included $3.9 million attributable to the inspection and replacement of bolsters.

      In the second quarter of 2002, the Federal Railroad Administration issued a Railworthiness Directive (Bar Car Directive) which required Rail to inspect and repair, if necessary, a certain class of its cars that were built or modified with reinforcing bars prior to 1974. Approximately 4,200 of Rail’s owned railcars were affected by the Bar Car Directive. The unfavorable impact on Rail’s operating results for 2002 was approximately $2.7 million after-tax, including lost revenue, inspection, cleaning and replacement car costs, which were partially offset by gains on the accelerated scrapping of affected cars. As of year end 2002, substantially all of the subject tank cars were removed from Rail’s fleet.

      Selling, general and administrative (SG&A) expenses of $69.0 million increased $9.8 million in 2003. Excluding KVG, SG&A expenses decreased $1.2 million due to cost savings initiatives. In 2003, Rail recorded a reversal of provision for possible losses of $2.6 million resulting from improvement in portfolio quality, recoveries of bad debts, and more favorable aging of Rail’s receivables.

      Taxes. Rail’s income tax expense was $25.8 million in 2003, a decrease of $7.5 million from the 2002 amount of $33.3 million. Rail’s 2003 taxes included a $2.3 million deferred tax benefit at DEC attributable to a reduction in Polish tax rates.

      Cumulative Effect of Accounting Change. In accordance with Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, Rail completed a review of all recorded goodwill in 2002. Fair values were established using discounted cash flows. Based on this review, Rail recorded a one-time, non-cash impairment charge of $34.9 million related to DEC in 2002. The charge is non-operational in nature and was recognized as a cumulative effect of accounting change as of January 1, 2002 in the consolidated statements of income. The impairment charge was due primarily to lessened expectations of projected cash flows based on market conditions at the time of the review and a lower long-term growth rate projected for DEC.

      Net Income. Rail’s net income of $54.2 million in 2003 increased $29.0 million from the prior year. Income before the cumulative effect of accounting change decreased $5.9 million. The decrease was primarily due to lower North American lease income driven by lower average lease rates.

GATX Air

      Challenging conditions in the aviation industry continued to negatively affect Air in 2003. Although the industry appeared to be recovering from its severe downturn, aircraft lessors continued to experience lower lease rates, credit defaults and asset impairments during 2003. Specifically, aircraft over 15 years in age were proving to be more difficult to lease and presented the greatest uncertainty in value. Rents on older aircraft continued to decline in 2003, while rents on newer aircraft stabilized.

      Air’s owned portfolio had an average age of eight years (five years on a weighted average, net book value basis) at the end of 2003. With a relatively new fleet, Air achieved almost full utilization in 2003. At December 31, 2003, less than 1% of Air’s portfolio was available for lease; over 96% were on lease with customers, and the remaining 3% were subject to signed letters of intent to lease with customers. Air achieved this utilization level by successfully placing 19 owned aircraft during 2003, including six new and 13 existing aircraft.

      Air generates income primarily from operating leases, many which have “floating” rents that are periodically adjusted based on current interest rates. Air usually match-funds floating rate leases with floating rate debt to offset the risk of interest rate fluctuations. Air’s other significant source of revenue is fee income and results from remarketing and administering aircraft in its joint ventures as well as managing aircraft for third parties. Air’s level of fee income can be unpredictable, varying with the performance of the managed fleet and Air’s success in remarketing and selling aircraft.

      Gross Income. Components of Air’s gross income are summarized below (in millions):

	2003	2002

Lease income	$90.8	$73.4
Interest Income	.1	2.9
Asset remarketing income	.8	1.4
Gain on sale of securities	.6	—
Fees	7.4	7.9
Other	10.5	3.4

Revenues	110.2	89.0
Share of affiliates’ earnings	31.6	14.8

Total gross income	$141.8	$103.8

      Air’s 2003 gross income of $141.8 million was $38.0 million higher than 2002. The increase was primarily driven by higher lease income due to the full year revenue recognition on 16 new aircraft which were delivered at various times during 2002, and an additional six new aircraft deliveries which were received and put on lease in 2003. Although gross income increased from the prior year, lower lease rates due to weak market conditions resulted in lower average yields. Other income also contributed $7.1 million to the increase, primarily attributable to the recognition of previously collected maintenance reserves. These maintenance reserves were entirely offset by related impairment charges taken on the underlying aircraft.

      Share of affiliates’ earnings of $31.6 million was $16.8 million higher than the prior year. The increase from the prior year is primarily due to impairment losses that were recognized in 2002 on a fleet of 28 Fokker 50 and Fokker 100 aircraft owned by Air’s 50% owned Pembroke affiliate.

      Ownership Costs. Components of Air’s ownership costs are summarized below (in millions):

	2003	2002

Depreciation	$55.1	$37.1
Interest, net	41.2	35.1
Operating lease expense	3.9	3.5

Total ownership costs	$100.2	$75.7

      Ownership costs of $100.2 million in 2003 were $24.5 million higher than in 2002. The increase was primarily due to the $18.0 million increase in depreciation resulting from higher operating lease balances due to full year depreciation on 16 new aircraft deliveries in 2002 and six new deliveries received and put on lease in 2003. Interest expense also contributed $6.1 million to the increase as a result of higher debt balances due to the new aircraft deliveries in 2002 and 2003, slightly offset by lower interest rates.

      Excluding an accrual reversal in 2002, operating lease expense in 2003 was lower by $4.3 million due to fewer leased-in aircraft compared to the prior year.

      Operating lease expense of $3.5 million in 2002 was net of a credit of $4.7 million for the reversal of a loss accrual recorded in prior years. GFC was a lessee of an aircraft under an operating lease running through 2004. GFC had subleased the aircraft to an unrelated third party with an initial lease term expiring in 2001. Prior to 2001, as a result of financial difficulties of the sublessee as well as concerns about subleasing the aircraft for the period 2001 to 2004, the Company recorded a loss for the costs expected to be incurred on the operating lease in excess of the anticipated revenues. In 2002, the Company restructured the terms of the lease, ultimately acquiring ownership of the aircraft, and leasing it to a new customer. As a result, the $4.7 million accrual was reversed as a credit to operating lease expense.

      Other Costs and Expenses. Components of Air’s other costs and expenses are summarized below (in millions):

	2003	2002

Maintenance expense and other operating expenses	$2.1	$1.5
Selling, general and administrative	18.1	13.3
Provision for possible losses	8.2	.3
Asset impairment charges	10.2	5.4

Total other costs and expenses	$38.6	$20.5

      Total other costs and expenses increased by $18.1 million in 2003 primarily due to the increase in SG&A costs, the provision for losses and asset impairment charges. SG&A costs increased by $4.8 million due to lower capitalized expenses as a result of fewer aircraft deliveries in 2003. The provision for losses increased $7.9 million primarily due to a net $9.6 million loss provision on disposal of an unsecured Air Canada note. Asset impairment charges of $10.2 million in 2003 include impairment charges of $8.2 million related to two commercial aircraft that were offset by the recognition into income of previously collected maintenance reserves, included in other income.

      Taxes. Air’s income tax expense was $.9 million in 2003, an increase of $1.4 million from the 2002 tax benefit of $.5 million. Income tax expense benefited from an extraterritorial income exclusion (ETI) for the lease of U.S. manufactured equipment to foreign lessees. The benefit was $.7 million in 2003 and $3.1 million in 2002. The benefit recorded in 2002 included amounts for both 2001 and 2002.

      Net Income. Net income of $2.1 million decreased $6.0 million compared to the prior year. Improvement in share of affiliates’ earnings was offset by an increase in the provision for possible losses due to the Air Canada bankruptcy and increases in SG&A expenses.

GATX Specialty Finance

      The assets of Specialty’s portfolio declined during 2003 as a result of the decision in late 2002 to curtail investment in the specialty finance portfolio and to sell or otherwise run-off the venture finance portfolio. During 2003, the Canadian and U.K. venture finance loan portfolios and a 90% interest in the associated warrants were sold. The U.S. venture finance loan portfolio, which had been retained along with associated warrants, continued to run-off. Investment volume was primarily related to prior funding commitments. Because of the reduced portfolio size, the specialty and venture finance businesses were operationally consolidated under a single management team to realize cost savings.

      Management expects Specialty’s assets to continue declining over the next several years, as new investment is not expected to offset the continued run-off of the portfolios. The venture finance assets are expected to run-off by the end of 2005.

      As the portfolios continue to decline, future earnings will be unpredictable because of the uncertain timing of gains on the sale of assets from the specialty finance portfolio and gains from the sale of securities associated with the venture finance warrant portfolio. Management expects to achieve additional SG&A reductions as efficiencies are realized on the declining portfolio.

      Gross Income. Components of Specialty’s gross income are summarized below (in millions):

	2003	2002

Lease income	$42.9	$59.8
Interest Income	41.1	50.5
Asset remarketing income	33.1	27.4
Gain on sale of securities	6.7	3.9
Fees	7.0	5.2
Other	8.8	6.2

Revenues	139.6	153.0
Gain on extinguishment of debt	1.8	—
Share of affiliates’ earnings	22.7	18.2

Total gross income	$164.1	$171.2

      Specialty’s 2003 gross income of $164.1 million was $7.1 million lower than 2002. The decrease was primarily driven by lower lease and interest income offset by an increase in asset remarketing income. Lease income decreased by $16.9 million in 2003 as a result of declining lease balances. Interest income decreased $9.4 million from 2002 primarily because of declining loan balances due to the run-off of the venture portfolio. Asset remarketing income is comprised of both gains from the sale of assets from Specialty’s own portfolio as well as residual sharing fees from the sale of managed assets. Gains from the sale of Specialty’s owned assets increased by $13.6 million and residual sharing fees from managed portfolios decreased by $7.9 million. Because the timing of such sales is dependent on changing market conditions, asset remarketing income does not occur evenly from period to period. Share of affiliates’ earnings of $22.7 million were $4.5 million higher than the prior year as a result of new marine affiliate investments.

      Ownership Costs. Components of Specialty’s ownership costs are summarized below (in millions):

	2003	2002

Depreciation	$10.3	$14.6
Interest, net	43.5	53.9
Operating lease expense	4.4	4.4

Total ownership costs	$58.2	$72.9

      Ownership costs of $58.2 million in 2003 were $14.7 million lower than in 2002, primarily due to a $4.3 million decrease in depreciation and a $10.4 million decrease in interest expense. Lower depreciation expense is due to lower operating lease assets as a result of the announced decision to curtail investments. Lower interest expense resulted from lower debt balances.

      Other Costs and Expenses. Components of Specialty’s other costs and expenses are summarized below (in millions):

	2003	2002

Maintenance expense and other operating expenses	$9.0	$8.4
Selling, general and administrative	17.3	27.4
(Reversal) provision for possible losses	(2.9)	19.8
Asset impairment charges	16.2	22.7
Reduction in workforce charges	—	9.2
Fair Value adjustments for derivatives	4.1	3.3

Total other costs and expenses	$43.7	$90.8

      Total other costs and expenses decreased by $47.1 million in 2003 primarily due to the decrease in the provision for losses and SG&A costs. The provision for losses decreased $22.7 million primarily due to the improving credit quality of the portfolio and the decrease in the reservable asset base. SG&A costs decreased $10.1 million from 2002, reflecting lower personnel costs as a result of the reduction in workforce in the fourth quarter of 2002. In 2003, Specialty impairments were primarily related to an investment in a corporate aircraft and various equity investments. In 2002, impairments were primarily related to investments in telecommunication equipment and aircraft primarily used by corporations.

      Taxes. Specialty’s income tax expense was $24.1 million in 2003, an increase of $21.5 million from 2002 expense of $2.6 million.

      Net Income. Net income of $38.1 million increased $33.2 million from 2002 primarily due to lower overall costs as a result of declining assets and the improving credit quality of the portfolio.

Other

      Other is comprised of corporate results, including SG&A and interest expense not allocated to the segments, and the results of ASC, a Great Lakes shipping company.

      Gross Income. Components of gross income are summarized below (in millions):

	2003	2002

Marine operating revenue	$85.0	$79.7
Interest income	.2	1.3
Asset remarketing income	(.7)	—
Other	41.3	24.3

Revenues	125.8	105.3
Gain on extinguishment of debt	(.4)	2.2

Total gross income	$125.4	$107.5

      Gross income of $125.4 million in 2003 increased $17.9 million from 2002 due to higher marine operating revenue and other income. The increase in marine operating revenue of $5.3 million was driven by a larger average fleet in operation in 2003. Other income increased $17.0 million due primarily to the receipt of settlement proceeds of $16.5 million in 2003 related to litigation GFC had initiated against various insurers related to coverage issues regarding the 2000-2001 Airlog litigation.

      Ownership Costs. Components of ownership costs are summarized below (in millions):

	2003	2002

Depreciation	$5.6	$6.5
Interest, net	9.5	25.5
Operating lease expenses	.1	.3

Total ownership costs	$15.2	$32.3

      Ownership costs of $15.2 million were $17.1 million lower compared to 2002, primarily due to a decrease in interest expense. Lower average debt balances and lower average interest rates contributed to the favorable variance compared to 2002. As discussed previously, the debt not otherwise allocated to the operating segments (based on set leverage ratios) is assigned to Other, along with the related interest expense.

      Other Costs and Expenses. Components of other costs and expenses are summarized below (in millions):

	2003	2002

Marine operating expenses	$68.9	$60.7
Other operating expenses	1.0	.3
Selling, general and administrative	37.5	42.9
Provision (reversal) for possible losses	2.0	(13.7)
Asset impairment charges	6.0	1.1
Reduction in workforce charges	—	5.7

Total other costs and expenses	$115.4	$97.0

      Marine operating expenses of $68.9 million increased by $8.2 million primarily as a result of a larger average fleet in operation during 2003.

      The provision (reversal) for possible losses is derived from GFC’s estimate of possible losses inherent in its portfolio of reservable assets. In addition to establishing loss estimates for known troubled investments, this estimate involves consideration of historical loss experience, present economic conditions, collateral values, and the state of the markets in which GFC operates. GFC records a provision for possible losses in each operating segment as well as in Other, targeting an overall allowance for possible losses in accordance with established GFC policy. This overall allowance for possible losses is measured and reported as a percentage of total reservable assets. Reservable assets in accordance with generally accepted accounting principles (GAAP) include loans, direct finance leases, leveraged leases and receivables. Operating leases are not reservable assets in accordance with GAAP.

      In 2003, GFC recorded a $2.7 million provision for possible losses in its operating segments and a $2.0 million provision for possible losses in Other. These provisions resulted in a consolidated allowance for possible losses at December 31, 2003 of $40.6 million, or 7.3% of reservable assets. In 2002, GFC recorded a $21.5 million provision for possible losses in its operating segments, offset by a reversal of $13.7 million of provision for possible losses in Other. These provisions results in a consolidated allowance for possible losses as December 31, 2002 of $61.7 million, or 7.1% of reservable assets.

      Asset impairment charges of $6.0 million in 2003 increased $4.9 million. The 2003 charge primarily relates to ASC’s off-lakes barge which ceased operations during the year. The barge was written down to an estimate of future disposition proceeds.

      During 2002, GFC recorded a pre-tax charge of $5.7 million related to reductions in workforce. The charge in 2002 was predominantly related to a reduction in corporate overhead costs associated with management’s intent to exit the venture business and curtail investment in the specialty finance sector. The reduction in workforce charge included involuntary employee separation and benefit costs as well as occupancy and other costs.

      Taxes. Other’s income tax benefit was $7.3 million in 2003, a decrease of $1.7 million from the 2002 benefit of $9.0 million. The 2003 tax benefit included $4.6 million related to the release of federal audit reserves applicable to the favorable resolution of the Internal Revenue Service’s audit for the years 1995-1997.

      Net Income (Loss). The net income at Other of $2.1 million in 2003 improved from 2002 by $14.9 million as a result of the insurance settlements, favorable interest expense, and the reversal of tax audit reserves, partially offset by increased provision for possible losses.

Consolidated Income Taxes

      GFC’s consolidated income tax expense for continuing operations was $43.5 million in 2003, an increase of $17.1 million from the 2002 amount of $26.4 million. The 2003 consolidated effective tax rate was 31% compared to the 2002 rate of 30%. The 2003 tax provision was favorably impacted by a fourth quarter

$4.6 million reversal of tax audit reserves due to the final settlement of an Internal Revenue Service (IRS) audit of 1995-1997. The 2003 tax provision also benefited from a reduction in deferred taxes resulting from lower rates enacted in certain foreign jurisdictions and also from the ETI, an exemption for income from the lease of equipment to foreign lessees. The 2002 tax provision was favorably impacted by the ETI benefit. See Note 14 for additional information about income taxes.

Discontinued Operations

Technology

      On June 30, 2004, GFC sold substantially all of the assets and related nonrecourse debt of Technology and its Canadian affiliate to CIT Technologies Corporation and CIT Financial Limited. As a result of the sale, GFC will receive estimated net proceeds of $247.4 million. Financial data for the Technology segment has been classified as discontinued operation for all periods presented.

      Technology’s operating income, net of tax, of $15.2 million in 2003 increased $10.5 million from the prior year. The increase was driven by lower provision for possible losses, asset impairment charges and SG&A expense.

      The combination of provision for possible losses and asset impairment charges of $2.3 million decreased $40.5 million from 2002 due to improved portfolio quality, the favorable resolution of two significant non-performing accounts, and an overall decrease in the reservable asset level. Also contributing to the decrease was $12.3 million associated with one investment in 2002, which was largely offset by a gain on extinguishment of debt. In 2003, Technology reorganized its infrastructure to be more efficient and responsive to the needs of its customers, which resulted in the reduction of $8.4 million in SG&A expense.

Terminals

      As of March 31, 2002, GFC completed the divestiture of GATX Terminals. Financial data for Terminals has been classified as discontinued operations for all periods presented

      In the first quarter of 2002, GFC sold its interest in a bulk-liquid storage facility located in Mexico and recognized a $6.2 million after-tax gain.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

GATX Rail

      Rail acquired DEC in March 2001. As a result, comparability is affected by inclusion of DEC’s results for twelve months in 2002 versus nine months in 2001. DEC’s revenue converted to U.S. dollars was approximately $35.0 million for the 2002 full year. DEC’s 2001 revenue for the nine month period converted to U.S. dollars was approximately $26.0 million. DEC’s operating results suffered in 2001-2002 from a weak Polish economy and workforce reduction expenses related to transitioning DEC from a state-owned company into a more efficient market competitor.

      Gross Income. Components of Rail’s gross income are summarized below (in millions):

	2002	2001

Lease income	$608.6	$627.7
Asset remarketing income	4.9	2.9
Fees	3.4	2.4
Other	42.2	41.1

Revenues	659.1	674.1
Share of affiliates’ earnings	13.1	7.4

Total gross income	$672.2	$681.5

      Rail’s 2002 gross income of $672.2 million was $9.3 million lower than 2001. Excluding DEC in both years, lease income was down $25.5 million from 2001. Difficult economic conditions, combined with aggressive competition, increased railroad efficiency and railcar surpluses resulted in continued softness in railcar demand and pressure on lease rates. Rail’s North American fleet totaled 107,000 cars at year end compared to 110,000 at the end of the prior year. Approximately 97,000 railcars were on lease throughout North America at the end of the year compared to 100,000 cars at the end of the prior year. Rail’s North American utilization rate was 91% at December 31, 2002, flat with the prior year. The Bar Car Directive favorably affected utilization as existing idle cars were deployed to replace affected cars and subject cars taken out of service were scrapped.

      Asset remarketing income of $4.9 million was $2.0 million higher than 2001 mainly due to the sale of several residual sharing investments. Share of affiliates’ earnings of $13.1 million increased $5.7 million over 2001. Excluding nonrecurring adjustments in 2001, share of affiliates’ earnings in 2002 increased $3.7 million, largely due to improvement in KVG and AAE Cargo results.

      Ownership Costs. Components of Rail’s ownership costs are summarized below (in millions):

	2002	2001

Depreciation and amortization	$102.3	$106.4
Interest, net	53.8	67.1
Operating lease expense	177.6	163.8

Total ownership costs	$333.7	$337.3

      Ownership costs of $333.7 million were $3.6 million lower compared to 2001. Excluding the impact of DEC in both periods, ownership costs decreased $3.1 million from the prior year period primarily due to lower interest costs resulting from favorable interest rates, partially offset by higher operating lease expense in 2002. The increase in operating lease expense in 2002 is due to the full year impact of ownership costs related to a railcar financing entered into in mid-2001.

      Other Costs and Expenses. Components of Rail’s other costs and expenses are summarized below (in millions):

	2002	2001

Maintenance expense	$150.9	$136.9
Other operating expenses	31.4	54.7
Selling, general and administrative	59.2	62.4
Provision for possible losses	1.4	.6
Reduction in workforce charges	2.0	5.3
Fair Value adjustments for derivatives	.2	.6

Total other costs and expenses	$245.1	$260.5

      Maintenance expense of $150.9 million in 2002 increased $14.0 million from 2001. Excluding DEC in both years, maintenance expense increased $7.4 million in 2002. The variance is due to a higher number of cars repaired in 2002 and the impact of the Bar Car Directive.

      Rail’s other operating expenses were $31.4 million in 2002 and $54.7 million in 2001. In 2001, other operating expenses included $24.5 million of non-comparable items, of which $19.7 million related to the closing of its East Chicago repair facility. Excluding the non-comparable items, other operating expenses increased $1.2 million primarily due to the write-off of international business development costs and software implementation expenses.

      SG&A expenses decreased $3.2 million in 2002 from the prior year amount of $62.4 million. The decrease in SG&A expenses in 2002 is attributable to lower headcount due to the 2001 reduction in workforce and lower discretionary spending.

      During 2002 and 2001, Rail recorded pre-tax charges of $2.0 million and $5.3 million, respectively, related to reductions in workforce. The charge in 2002 was predominantly related to an ongoing plan to streamline the workforce and operations of DEC. The charge in 2001 was part of GFC’s initiative to reduce SG&A expenses in response to poor North American economic conditions. The reduction in workforce charge in 2002 and 2001 included involuntary employee separation and benefit costs for 85 and 47 employees, respectively, as well as occupancy and other costs.

      Cumulative Effect of Accounting Change. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, Rail completed a review of all recorded goodwill in 2002. Fair values were established using discounted cash flows. Based on this review, Rail recorded a one-time, non-cash impairment charge of $34.9 million related to DEC. The charge is non-operational in nature and was recognized as a cumulative effect of accounting change as of January 1, 2002 in the consolidated statements of income. The impairment charge was due primarily to lessened expectations of projected cash flows based on market conditions at the time of the review and a lower long-term growth rate projected for DEC.

      Taxes. Rail’s income tax expense was $33.3 million in 2002, an increase of $6.9 million from the 2001 amount of $26.4 million. Rail’s 2001 taxes included a $6.1 million deferred tax benefit attributable to a reduction in Canadian tax rates.

      Net Income. Rail’s net income of $25.2 million was $32.1 million lower than the prior year primarily due to the cumulative effect of accounting change, the impact of unfavorable market conditions on lease income, and the impact of the Bar Car Directive, partially offset by reduced SG&A expenses and the absence of 2001 closure costs related to its East Chicago repair facility.

GATX Air

      Gross Income. Components of Air’s gross income are summarized below (in millions):

	2002	2001

Lease income	$73.4	$63.9
Interest Income	2.9	6.2
Asset remarketing income	1.4	8.1
Fees	7.9	9.9
Other	3.4	(1.0)

Revenues	89.0	87.1
Share of affiliates’ earnings	14.8	33.1

Total gross income	$103.8	$120.2

      Air’s 2002 gross income of $103.8 million was $16.4 million lower than 2001. The decrease was primarily driven by lower asset remarketing income and share of affiliates’ earnings, offset by higher lease income. Asset remarketing income decreased $6.7 million from 2001. Lease income increased $9.5 million as a result of new aircraft deliveries placed on lease during 2002.

      Share of affiliates’ earnings of $14.8 million were $18.3 million lower than 2001. The decrease from the prior year is primarily due to the impairment losses that occurred in 2002 on a fleet of 28 Fokker 50 and 100 aircraft owned by the 50% owned Pembroke affiliate.

      Ownership Costs. Components of Air’s ownership costs are summarized below (in millions):

	2002	2001

Depreciation	$37.1	$20.4
Interest, net	35.1	32.9
Operating lease expense	3.5	12.9

Total ownership costs	$75.7	$66.2

      Ownership costs of $75.7 million in 2002 were $9.5 million higher than in 2001. The increase was primarily due to the $16.7 million increase in depreciation offset by the $9.4 million decrease in operating lease expense. The increase in depreciation expense of $16.7 million resulted from higher operating lease assets due to new aircraft deliveries which were received and put on lease in 2002.

      Excluding the $4.7 million accrual reversal in 2002 discussed previously, operating lease expense was $4.7 million lower compared to 2001 due to fewer leased-in aircraft compared to prior the year.

      Other Costs and Expenses. Components of Air’s other costs and expenses are summarized below (in millions):

	2002	2001

Maintenance expense and other operating expenses	$1.5	$2.2
Selling, general and administrative	13.3	15.8
Provision (reversal) for possible losses	.3	(.2)
Asset impairment charges	5.4	7.8
Reduction in work force charges	—	.3

Total other costs and expenses	$20.5	$25.9

      Total other costs and expenses decreased $5.4 million primarily due to the decrease in other operating expenses, SG&A costs and asset impairment charges. SG&A costs decreased $2.5 million due to higher capitalized expenses as a result of more aircraft deliveries in 2002. Asset impairment charges of $7.8 million in 2001 resulted from the environment following the events of September 11th.

      Taxes. Air’s income tax benefit was $.5 million in 2002, a decrease of $11.8 million from the 2001 tax expense of $11.3 million. The 2002 amount was impacted by a benefit of $3.1 million from the ETI. ETI is an exemption from U.S. federal income tax for the lease of U.S. manufactured equipment to foreign lessees. The benefit recorded in 2002 included both the 2001 and 2002 amounts.

      Net Income. Net income of $8.1 million decreased $8.7 million from 2001 due to a weakened portfolio as a result of the economic conditions in the Air industry and impairment losses recorded at an affiliate.

GATX Specialty Finance

      Gross Income. Components of Specialty’s gross income are summarized below (in millions):

	2002	2001

Lease income	$59.8	$69.5
Interest Income	50.5	63.4
Asset remarketing income	27.4	65.0
Gain on sale of securities	3.9	38.7
Fees	5.2	6.2
Other	6.2	1.7

Revenues	153.0	244.5
Share of affiliates’ earnings	18.2	(10.0)

Total gross income	$171.2	$234.5

      Specialty’s 2002 gross income of $171.2 million was $63.3 million lower than 2001. The decrease was primarily driven by lower asset remarketing income and net gains on sales of securities offset by an increase in share of affiliates’ income. Asset remarketing income decreased $37.6 million in 2002 primarily as a result of a 2001 gain of $25.0 million from the disposition of a steel manufacturing facility. Because the timing of such sales is dependent on changing market conditions, asset remarketing income does not occur evenly from period to period. Gain on sales of securities, which are derived from warrants received as part of financing and leasing transactions with non-public companies, decreased $34.8 million in 2002. Decreases in gains on the sale of securities in 2002 are reflective of limited initial public offering and merger and acquisition activity compared to 2001.

      Share of affiliates’ earnings of $18.2 million were $28.2 million higher than 2001. The increase from the prior year is primarily due to the absence of losses that were incurred by telecommunication joint ventures in 2001.

      Ownership Costs. Components of Specialty’s ownership costs are summarized below (in millions):

	2002	2001

Depreciation and amortization	$14.6	$22.9
Interest, net	53.9	78.7
Operating lease expense	4.4	6.5

Total ownership costs	$72.9	$108.1

      Ownership costs of $72.9 million in 2002 were $35.2 million lower than in 2001. The decrease was primarily due to the $8.3 million decrease in depreciation and the $24.8 million decrease in interest expense. Lower depreciation expense is the result of lower operating lease assets at Specialty due to 2001’s high level of remarketing activity. Lower interest expense in 2002 resulted from lower debt balances.

      Other Costs and Expenses. Components of Specialty’s other costs and expenses are summarized below (in millions):

	2002	2001

Maintenance expense and other operating expenses	$8.4	$5.8
Selling, general and administrative	27.4	40.9
Provision for possible losses	19.8	72.2
Asset impairment charges	22.7	75.1
Reduction in workforce charges	9.2	2.3
Fair value adjustments for derivatives	3.3	(.1)

Total other costs and expenses	$90.8	$196.2

      Total other costs and expenses decreased by $105.4 million in 2002 primarily due to the decrease in SG&A costs, and a reduction in the provision for losses and asset impairment charges, offset by an increase in reduction in workforce charges. SG&A costs decreased $13.5 million primarily due to a reduction in workforce announced at the end of 2001. The provision for losses decreased $52.4 million as a result of the absence of the provision for certain venture and telecommunication investments. Asset impairment charges decreased $52.4 million due to the absence of impairment charges related to telecommunications equipment in 2002. In 2001, asset impairments at Specialty reached a historically high level due primarily to valuation issues on telecommunication leases and bonds originated by GFC in the late 1990’s. The recessionary economy, the sharp decline in the stock market, and a dramatic reduction in funding available to newer stage telecommunication companies caused many business failures in the telecom industry and losses in Specialty’s portfolio. Reduction in workforce charges increased $6.9 million due to the fourth quarter 2002 charge that resulted from GATX’s announced intention to curtail investment in specialty finance and to sell or otherwise run-off venture finance.

      Taxes. Specialty’s income tax expense was $2.6 million in 2002, an increase of $31.1 million from the 2001 income tax benefit amount of $28.5 million.

      Net Income. Net income of $4.9 million increased $46.2 million from the prior year primarily due to the absence of the provision for losses and asset impairment charges related to certain venture and telecommunication investments.

Other

      Gross Income. Components of gross income are summarized below (in millions):

	2002	2001

Lease income	$—	$.2
Marine operating revenue	79.7	77.7
Interest Income	1.3	.6
Other	24.3	30.5

Revenues	105.3	109.0
Gain on extinguishment of debt	2.2	—

Total gross income	$107.5	$109.0

      Gross income of $107.5 million in 2002 was comparable to the prior year.

      Ownership Costs. Components of ownership costs are summarized below (in millions):

	2002	2001

Depreciation and amortization	$6.5	$6.6
Interest, net	25.5	15.3
Operating lease expense	.3	1.0

Total ownership costs	$32.3	$22.9

      Ownership costs of $32.3 million in 2002 were $9.4 million higher than the prior year due to an increase in interest expense. Higher average debt balances contributed to the unfavorable variance compared to 2001. The 2001 period also included interest income on the proceeds received from the sale of Terminals.

      Other Costs and Expenses. Components of other costs and expenses are summarized below (in millions):

	2002	2001

Marine operating expenses	$60.7	$59.7
Other operating expenses	.3	1.5
Selling, general and administrative	42.9	57.7
(Reversal) provision for possible losses	(13.7)	11.2
Asset impairment charges	1.1	.2
Reversal for litigation charges	—	(13.1)
Reduction in workforce charges	5.7	2.8

Total other cost and expenses	$97.0	$120.0

      SG&A expenses of $42.9 million decreased $14.8 million due to lower headcount as a result of the 2001 reduction in workforce and lower discretionary spending.

      In 2002, GFC recorded a 21.5 million provision for possible losses in its operating segments, offset by a reversal of $13.7 million of provision for possible losses in Other. These provisions resulted in a consolidated allowance for possible losses at December 31, 2002 of $61.7 million, or 7.1% of reservable assets. In 2001, GFC recorded an $72.6 million provision for possible losses in its operating segments and a $11.2 million provision for possible losses in Other. These provisions resulted in a consolidated allowance for possible losses at December 31, 2001 of $76.3 million, or 7.6% of reservable assets.

      GFC, formerly known as GATX Capital Corporation (GCC), was a party to litigation arising from the issuance by the Federal Aviation Administration of Airworthiness Directive 96-01-03 in 1996, the effect of which significantly reduced the amount of freight that ten 747 aircraft were authorized to carry. GATX/

Airlog, a California partnership in which a subsidiary of GCC was a partner, through a series of contractors, modified these aircraft from passenger to freighter configuration between 1988 and 1994. GCC reached settlements covering five of the aircraft, and the remaining five were the subject of this litigation. On February 16, 2001, a jury found that GATX/ Airlog breached certain warranties under the applicable aircraft modification agreements, and fraudulently failed to disclose information to the operators of the aircraft. In 2001, GCC reached settlement with each of the plaintiffs in this litigation. GFC had recorded a pre-tax charge of $160.5 million in 2000 to accrue for its obligation under the various settlement agreements. Upon settlement of these matters, $13.1 million of the previously recorded provision was reversed in 2001.

      During 2002, GFC recorded a pre-tax charge of $5.7 million related to reductions in workforce. The charge in 2002 was predominantly related to a reduction in corporate overhead costs associated with management’s intent to exit the venture business and curtail investment in the specialty finance sector. In 2001, this action was part of GFC’s previously announced initiative to reduce SG&A expenses in response to economic conditions at that time. The reduction in workforce charge for both years included involuntary employee separation and benefit costs well as occupancy and other costs.

      Taxes. Other’s income tax benefit was $9.0 million in 2002, a decrease of $5.4 million from the 2001 amount of $14.4 million.

      Net Loss. The 2002 net loss of $12.8 million at Other improved from 2001 by $6.7 million. The variance was primarily due to the lower provision for possible loss requirements partially offset by favorable interest in 2001 related to proceeds from the sale of Terminals.

Consolidated Income Taxes

      GFC’s consolidated income tax expense for continuing operations was $26.4 million in 2002, an increase of $31.6 million from the 2001 income tax benefit of $5.2 million. The 2002 consolidated effective tax rate was 30% compared to the 2001 rate of (64)%. The 2002 tax provision was favorably impacted by the benefit of the extraterritorial income exclusion (an exemption for income from the lease of U.S. manufactured equipment to foreign lessees). The 2001 tax provision included a favorable deferred tax adjustment attributable to a reduction in foreign tax rates. See Note 14 for additional information on income taxes.

Discontinued Operations

Technology

      Technology’s operating income, net of tax, of $4.7 million in 2002 decreased $25.4 million from the previous year. The decrease resulted from higher asset impairment charges, net of related gains on extinguishment of debt, and the impact of a smaller lease portfolio with lower average yields.

      Asset impairment charges of $14.0 million in 2002 increased $11.9 million and were unusually high due to charges related to customers’ bankruptcies, the impact of several mid-term lease rewrite transactions, which include a portion of the customer’s equipment being returned early, and other customer returns.

      Lease income of $278.4 million decreased by $104.9 million in 2002 due to declining average operating lease and finance lease balances and the impact of lower average yields. In the first quarter of 2001, Technology acquired a portfolio of technology leases from El Camino Resources that contributed significantly to the higher level of lease income in 2001.

Terminals

      A net after-tax gain of $173.9 million was recognized on the sale of Terminals assets in 2001. In the first quarter of 2002, GFC sold its interest in a bulk-liquid storage facility located in Mexico and recognized a $6.2 million after-tax gain.

      Operating results for 2002 were zero, compared to $2.7 million in the prior year. Comparisons between periods were affected by the timing of the sale of Terminal’s assets.

Cash Flow Discussion

      GFC generates a significant amount of cash from its operating activities and proceeds from its investment portfolio, which is used to service debt, pay dividends, and fund portfolio investments and capital additions. A continued weak environment could decrease demand for GFC’s services, which in turn could impact the Company’s ability to generate cash flow from operations and portfolio proceeds.

Net Cash Provided by Operating Activities

      Net cash provided by operating activities of $440.6 million decreased $9.4 million compared to 2002. The impact of reduced investment volume and portfolio run-off in 2003 was largely offset by the receipt of recoverable income taxes and lower pension plan contributions. Comparison between periods is also affected by other changes in working capital.

Portfolio Investments and Capital Additions

      Portfolio investments and capital additions of $875.0 million decreased $396.8 million from 2002.

      The following table presents portfolio investments and capital additions by segment (in millions):

	December 31

	2003	2002

Rail	$249.6	$117.5
Air	227.9	571.5
Specialty	130.9	327.3
Other	20.2	1.7

Continuing Operations	628.6	1,018.0
Discontinued Operations	246.4	253.8

	$875.0	$1,271.8

      Rail invested $249.6 million in 2003, an increase of $132.1 million from the prior year. The increase was primarily attributable to railcar investments related to the committed railcar purchase program, railcar investments at KVG and the fourth quarter 2003 acquisition of a fleet of covered hoppers. Portfolio investments and capital additions at Air of $227.9 million were $343.6 million lower than the prior year, primarily due to $319.9 million fewer aircraft progress payments and deliveries. Air investments included $21.7 million of progress payments and $176.4 million of final delivery payments for six aircraft in 2003. Investments at Specialty were significantly lower in 2003 as a result of the run-off of the venture business and curtailment in specialty investments. Future portfolio investments and capital additions (excluding contractual commitments) will depend on market conditions and opportunities to acquire desirable assets.

Portfolio Proceeds

      Portfolio proceeds of $759.5 million decreased $123.3 million from 2002. The decrease was primarily due to lower proceeds from disposals of leased equipment and a decrease in finance lease payments received, partially offset by increases in loan principal received and cash distributions from joint venture investments.

Proceeds from Other Asset Sales

      Proceeds from other asset sales of $23.0 million in 2003 primarily relate to railcar scrappings.

Net Cash Used In Financing Activities

      Net cash used in financing activities was $357.6 million in 2003 compared to $195.3 million in 2002. Net proceeds from issuance of long-term debt were $715.7 million in 2003. Significant financings in 2003 included the $100.0 million commercial paper (CP) conduit securitization facility, $150.0 million of senior unsecured term notes, $171.5 million of ECA aircraft financing, $37.1 million of aircraft financing from the Ex-Im and $214.9 million of technology nonrecourse financing.

Liquidity and Capital Resources

General

      GFC has historically funded investments and met its obligations through cash flow from operations, portfolio proceeds (including proceeds from asset sales), uncommitted money market lines, committed revolving credit facilities, the issuance of unsecured debt, and a variety of secured borrowings. GFC utilizes both the domestic and international bank and capital markets.

      In December 2002, GFC announced its decision to exit its venture finance business and curtail investment in specialty finance. The former business units, Specialty Finance and Venture Finance, are now managed as one business segment, Specialty. As a result, Specialty’s assets of $721.3 million (including $13.7 million of off balance sheet assets) as of December 31, 2003 decreased by $587.7 million from the end of 2001. This run-off has caused cash flow from operations and portfolio proceeds to run at a level of over $1 billion during both 2002 and 2003. Despite the expected decline in both cash flow from operations and portfolio proceeds in 2004, GFC believes its current liquidity remains strong due to its cash position, available and committed credit lines, lower 2004-2005 scheduled debt maturities relative to recent years, and more cost effective access to the capital markets relative to recent years. GFC expects that it will be able to meet its contractual obligations for 2004 through a combination of its current cash position, projected cash flow from operations, portfolio proceeds, ECA financing, and its revolving credit facilities.

Credit Facilities

      On May 18, 2004, GFC entered into a credit agreement for $545.0 million comprised of a $445.0 three-year senior unsecured revolving credit facility maturing in May 2007, and a $100.0 million five-year senior unsecured term loan, with a delayed draw feature effective for one year, maturing in May 2009. The new agreement replaces the three separate revolving credit facilities previously in place at GFC. At June 30, 2004, availability under all credit facilities was $418.2 million with $26.8 million of letters of credit issued and backed by the facility. All $100.0 million of the unsecured term loan was available as of June 30, 2004.

Restrictive Covenants

      The revolving credit facility and term loan contain various restrictive covenants, including an asset coverage test, requirements to maintain a defined minimum net worth and a fixed charge coverage ratio. At June 30, 2004, GFC was in compliance with the covenants and conditions of the credit facility.

      The indentures for GFC’s public debt also contain restrictive covenants, including limitations on loans, advances or investments in related parties (including GATX Corporation) and dividends it may distribute to GATX Corporation. Certain of the indentures also contain limitation on liens provisions that limit the amount of secured indebtedness that GFC may incur, subject to several exceptions, including those permitting an unlimited amount of purchase money indebtedness and non-recourse indebtedness. In addition to the other specified exceptions, GFC would be able to incur liens securing a maximum of $781.4 million of additional indebtedness as of December 31, 2003 based on the most restrictive limitation on liens provision. As of June 30, 2004, GFC was in compliance with the covenants and conditions of the indentures.

      The covenants in the credit facilities and indentures effectively limit the ability of GFC to transfer funds to GATX Corporation in the form of loans, advances or dividends. At December 31, 2003, the maximum amount that GFC could transfer to GATX Corporation without violating its financial covenants was $674.2 million, implying that $594.0 million of subsidiary net assets were restricted. Restricted assets are defined as GFC’s equity, less intercompany receivables from GATX Corporation, less the amount that could be transferred to GATX Corporation.

      In addition to the credit facilities and indentures, GFC and its subsidiaries are subject to financial covenants related to certain bank financings. GFC does not anticipate any covenant violation of credit facilities, bank financings, or indentures, nor does GFC anticipate that any of these covenants will restrict its operations or its ability to procure additional financing.

Long-term Financing

      Secured financings are comprised of the sale-leaseback of railcars, loans secured by railcars and aircraft, technology nonrecourse financing, and a CP conduit securitization facility. The railcar sale-leasebacks qualify as operating leases and the assets or liabilities associated with this equipment are not recorded on the balance sheet. In March 2003, $100.0 million was funded through the CP conduit securitization facility. In December 2003, the CP conduit securitization facility was restructured as a $50.0 million facility.

      In November 2003, GFC registered $1.0 billion of unsecured debt securities and pass through certificates under a shelf registration statement filed with the SEC. Pass through certificates are securities that evidence an ownership interest in a pass through trust. The property held by each pass through trust may include promissory notes secured by railcars or aircraft that are owned or leased by GFC. As of June 30, 2004, $150.0 million of senior unsecured notes had been issued against the shelf registration.

      During 2003, GFC issued a total of $715.7 million and repaid $1,077.3 million of long-term debt. Other significant financings in 2003 included $171.5 million of aircraft financing guaranteed by the European Export Credit Agencies, $214.9 million of technology nonrecourse financing and $37.1 million of aircraft financing guaranteed by the U.S. Export-Import Bank.

Credit Ratings

      The availability of the above funding options may be adversely impacted by certain factors including the global capital market environment and outlook as well as GFC’s financial performance and outlook. Access to capital markets at competitive interest rates is partly dependent on GFC’s credit rating as determined primarily by rating agencies such as S&P and Moody’s. On April 15, 2003, S&P downgraded GFC’s long-term unsecured debt from BBB to BBB- and removed its ratings from credit watch. GFC’s current outlook from S&P is stable. On March 27, 2003, Moody’s affirmed the credit rating on GFC’s long-term unsecured debt at Baa3 but revised the rating outlook to negative from stable. On May 10, 2004, Moody’s affirmed the credit rating on GFC’s long-term unsecured debt at Baa3, but revised the rating outlook to stable from negative. GFC’s existing credit rating situation has increased the cost of borrowing and constrained GFC’s access to the commercial paper market.

      One of the factors that the rating agencies monitor in reviewing GFC’s credit rating is its use of secured debt. In particular, S&P monitors the ratio of GFC’s secured assets as a percentage of total assets. Over the last two years, this ratio has increased substantially as GFC has financed 24 new aircraft deliveries with secured debt supported by the ECA and the Ex-Im. GFC currently believes that its secured asset ratio can be maintained at levels acceptable to the rating agencies. However, if GFC became unable to access unsecured financing in the future, it may have to rely on secured financing and could suffer a credit rating downgrade if the resulting increase in its secured asset ratio became unacceptable to one or both rating agencies.

Debt Exchange Offer

      In June 2004, GFC completed a debt exchange transaction for portions of three series of Notes due in 2006 (“Old Notes”) for a new series of 6.273% Notes due in 2011 (“New Notes”). The Old Notes, which represented an aggregate $638.0 million of indebtedness, are comprised of the 6 3/4% Notes due March 1, 2006, the 7 3/4% Notes due December 1, 2006, and the 6 7/8% Notes due December 15, 2006. A total of $165.3 million of Old Notes were tendered in the transaction. As part of the exchange, a premium to par value of $13.5 million was paid to noteholders that participated in the transaction. The premium included an amount reflective of the current market value of the notes above par at the date of exchange plus an inducement fee for entering into the exchange.

Contractual Commitments

      At December 31, 2003, GFC’s contractual commitments, including debt maturities, lease payments, and unconditional purchase obligations for continuing operations were (in millions):

	Payments Due by Period

	Total	2004	2005	2006	2007	2008	Thereafter

Long-term debt	$2,934.1	$377.4	$387.5	$825.3	$95.2	$253.7	$995.0
Capital lease obligations	174.9	31.2	20.4	17.4	16.7	14.8	74.4
Operating leases — recourse	1,806.4	141.1	152.7	146.4	135.7	138.6	1,091.9
Operating leases — nonrecourse	640.1	39.9	41.5	40.0	38.8	39.0	440.9
Unconditional purchase obligations	667.1	267.3	104.7	162.6	94.8	37.7	—
Other	36.2	—	36.2	—	—	—	—

	$6,258.8	$856.9	$743.0	$1,191.7	$381.2	$483.8	$2,602.2

      The carrying value of long-term debt is adjusted for fair value hedges. As of December 31, 2003, long-term debt of $2,934.1 million excludes a fair value adjustment of $42.8 million. The adjustment for qualifying fair value hedges is excluded from the above table as such amount does not represent a contractual commitment with a fixed amount or maturity date. Other represents GFC’s obligation under the terms of the DEC acquisition agreement to cause DEC to make qualified investments of $36.2 million by December 31, 2005. To the extent there are not satisfactory investment opportunities during 2005, DEC may invest in long term securities for purposes of future investment.

      Subsequent to December 31, 2003, GFC completed a $165.3 million debt exchange transaction for portions of three series of notes due in 2006 for a new series of notes due in 2011.

Unconditional Purchase Obligations

      At December 31, 2003, GFC’s unconditional purchase obligations of $667.1 million consisted primarily of commitments to purchase railcars and scheduled aircraft acquisitions. GFC had commitments of $401.1 related to the committed railcar purchase program, entered into in 2002. GFC also had commitments of $169.8 million for orders and options for interests in five new aircraft to be delivered in 2004 and 2006. Additional unconditional purchase obligations include $73.1 million of other rail related commitments.

      At December 31, 2003, GFC’s unconditional purchase obligations by segment were (in millions):

	Payments Due by Period

	Total	2004	2005	2006	2007	2008	Thereafter

Rail	$474.2	$155.5	$93.0	$93.8	$94.5	$37.4	$—
Air	169.8	95.8	5.7	68.3	—	—	—
Specialty	23.1	16.0	6.0	.5	.3	.3	—

	$667.1	$267.3	$104.7	$162.6	$94.8	$37.7	$—

Guarantees

      In connection with certain investments or transactions, GFC has entered into various commercial commitments, such as guarantees and standby letters of credit, which could potentially require performance in the event of demands by third parties. Similar to GFC’s balance sheet investments, these guarantees expose GFC to credit and market risk; accordingly GFC evaluates commitment and other contingent obligations using the same techniques used to evaluate funded transactions.

      Lease and loan payment guarantees generally involve guaranteeing repayment of the financing utilized to acquire assets being leased by an affiliate to customers, and are in lieu of making direct equity investments in the affiliate. GFC is not aware of any event of default which would require it to satisfy these guarantees, and expects the affiliates to generate sufficient cash flow to satisfy their lease and loan obligations. GFC also provides a guarantee related to $300.0 million of convertible debt issued by GATX Corporation.

      Asset residual value guarantees represent GFC’s commitment to third-parties that an asset or group of assets will be worth a specified amount at the end of a lease term. Approximately 66% of the asset residual value guarantees are related to rail equipment. Based on known and expected market conditions, management does not believe that the asset residual value guarantees will result in any negative financial impact to GFC. GFC believes these asset residual value guarantees will likely generate future income in the form of fees and residual sharing proceeds.

      GFC and its subsidiaries are also parties to letters of credit and bonds. No material claims have been made against these obligations. At December 31, 2003, GFC did not expect any material losses to result from these off balance sheet instruments because performance is not anticipated to be required.

      GFC’s commercial commitments at December 31, 2003 were (in millions):

	Amount of Commitment Expiring Per Period

	Total	2004	2005	2006	2007	2008	Thereafter

Affiliate debt guarantees — recourse to GFC	$17.3	$—	$—	$—	$.8	$—	$16.5
Asset residual value guarantees	579.5	24.9	27.4	157.1	7.7	32.3	330.1
Loan payment guarantee — Parent Company convertible debt	300.0	—	—	—	175.0	125.0	—
Lease and loan payment guarantees	56.6	3.4	3.0	3.0	3.0	3.0	41.2
Other loan guarantees	.1	.1	—	—	—	—	—

	953.5	28.4	30.4	160.1	186.5	160.3	387.8
Standby letters of credit and bonds	1.6	1.6	—	—	—	—	—

	$955.1	$30.0	$30.4	$160.1	$186.5	$160.3	$387.8

Pension Contributions

      GFC contributes to pension plans sponsored by GATX that cover substantially all employees. Contributions to the GATX plans are allocated to GFC on the basis of payroll costs. GFC’s allocated share of contributions to these plans was $2.1 million and $26.6 million in the years ended December 31, 2003 and 2002, respectively. GFC expects to contribute approximately $2.0 million to the GATX sponsored pension plans and $8.0 million to its other post-retirement benefit plans in 2004. Through June 30, 2004, GFC has been allocated contributions of $.8 million to the GATX sponsored pension plans in addition to contributions of $3.4 million to its other post-retirement benefits plans. Allocated contributions to the GATX sponsored pension plans and contributions to its other post-retirement plans will be dependent on a number of factors including plans asset investment returns, actuarial experience and methodology used to determine allocations.

Critical Accounting Policies and Estimates

      The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to use judgment in making estimates and assumptions that affect reported amounts of assets, liabilities, revenues and expenses and related disclosures. The Company regularly evaluates its estimates and judgments based on historical experience and other relevant factors and circumstances. Actual results may differ from these estimates under different assumptions or conditions.

      The Company considers the following as critical accounting policies:

      Operating lease assets and facilities — Operating lease assets and facilities are stated principally at cost. Assets acquired under capital leases are included in operating lease assets and the related obligations are recorded as liabilities. Provisions for depreciation include the amortization of the cost of capital leases. Operating lease assets and facilities are depreciated using the straight-line method to an estimated residual value. Railcars, locomotives, aircraft, marine vessels, buildings and leasehold improvements are depreciated over the estimated useful lives of the assets. The Company periodically reviews the appropriateness of depreciable lives and residual values based on physical and economic factors, as well as existing market conditions.

      Impairment of long-lived assets — A review for impairment of long-lived assets, such as operating lease assets and facilities, is performed whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated future net cash flows expected to be generated by the asset. Estimated future cash flows are based on a number of assumptions including lease rates, lease term, operating costs, life of the asset and disposition proceeds. If such assets are considered to be impaired, the impairment loss to be recognized is measured by the amount by which the carrying amount of the assets exceeds fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less selling costs. In addition, the Company periodically reviews the residual values used in the accounting for finance leases. When conditions indicate the residual value has declined, the Company recognizes the accounting impact in that period.

      Allowance for possible losses — The purpose of the allowance is to provide an estimate of credit losses with respect to reservable assets inherent in the investment portfolio. Reservable assets include gross receivables, loans and finance leases. GFC’s estimate of the amount of loss incurred in each period requires consideration of historical loss experience, judgments about the impact of present economic conditions, collateral values, and the state of the markets in which GFC participates, in addition to specific losses for known troubled accounts. GFC charges off amounts that management considers unrecoverable from obligors or the disposition of collateral. GFC assesses the recoverability of investments by considering several factors, including customer payment history and financial position. The allowance for possible losses is periodically reviewed for adequacy considering changes in economic conditions, collateral values, credit quality indicators and customer-specific circumstances. GFC believes that the allowance is adequate to cover losses inherent in the portfolio as of December 31, 2003. Because the allowance is based on judgments and estimates, it is possible that those judgments and estimates could change in the future, causing a corresponding change in the recorded allowance.

      Investments in affiliated companies — Investments in affiliated companies represent investments in domestic and foreign companies and joint ventures that are in businesses similar to those of GFC, such as commercial aircraft leasing, rail equipment leasing, technology equipment leasing and other business activities, including ventures that provide asset residual value guarantees in both domestic and foreign markets. Investments in 20 to 50 percent-owned companies and joint ventures are accounted for under the equity method and are shown as investments in affiliated companies. Certain investments in joint ventures that exceed 50% ownership are not consolidated and are also accounted for using the equity method when GFC does not have effective or voting control of these legal entities and is not the primary beneficiary of the venture’s activities. The investments in affiliated companies are initially recorded at cost and are subsequently adjusted for GFC’s share of the affiliate’s undistributed earnings. Distributions, which reflect both dividends and the return of principal, reduce the carrying amount of the investment.

      Pension and Post-retirement Benefits Assumptions — GFC’s pension and post-retirement benefit obligations and related costs are calculated using actuarial assumptions. Two critical assumptions, the discount rate and the expected return on plan assets, are important elements of plan expense and liability measurement. GFC evaluates these critical assumptions annually. Other assumptions involve demographic factors such as retirement, mortality, turnover and rate of compensation increases.

      The discount rate is used to calculate the present value of expected future pension and post-retirement cash flows as of the measurement date. The guideline for establishing this rate is a high-quality long-term bond rate. A lower discount rate increases the present value of benefit obligations and increases pension expense. The expected long-term rate of return on plan assets is based on current and expected asset allocations, as well as historical and expected returns on various categories of plan assets. A lower expected rate of return on pension plan assets will increase pension expense.

      Income Taxes — GFC evaluates the need for a deferred tax asset valuation allowance by assessing the likelihood of whether deferred tax assets, including net operating loss carryforward benefits, will be realized in the future. The assessment of whether a valuation allowance is required involves judgment including the forecast of future taxable income and the evaluation of tax planning initiatives, if applicable.

      Taxes have not been provided on undistributed earnings of foreign subsidiaries as the Company has invested or will invest the undistributed earnings indefinitely. If in the future, these earnings are repatriated to the U.S., or if the Company expects such earnings will be remitted in the foreseeable future, provision for additional taxes would be required.

      GFC’s operations are subject to taxes in the U.S., various states and foreign countries and as result, may be subject to audit in all of these jurisdictions. Tax audits may involve complex issues and disagreements with taxing authorities could require several years to resolve. Accruals for tax contingencies require management to make estimates and assessments with the respect to the ultimate outcome of tax audit issues.

New Accounting Pronouncements

      See Note 2 to the annual consolidated financial statements and Note 3 to the quarterly consolidated financial statements for a summary of new accounting pronouncements that may impact GFC’s business.

Quantitative and Qualitative Disclosures About Market Risk

      In the normal course of business, GFC is exposed to interest rate and foreign currency exchange rate risks that could impact results of operations. To manage these risks, GFC, pursuant to established and authorized policies, enters into certain derivative transactions, principally interest rate swaps, Treasury note derivatives and currency swaps. These instruments and other derivatives are entered into for hedging purposes only to manage existing underlying exposures. GFC does not hold or issue derivative financial instruments for speculative purposes.

      GFC’s interest expense is affected by changes in interest rates as a result of its use of variable rate debt instruments. Based on GFC’s variable rate debt instruments at December 31, 2003 and giving affect to related derivatives, if market rates were to increase hypothetically by 10% of GFC’s weighted average floating rate, after-tax interest expense would increase by approximately $2.2 million in 2004. There was no material change to GFC’s interest rate and foreign currency exchange rate exposure as of June 30, 2004.

      GFC conducts operations in foreign countries, principally in Europe. As a result, changes in the value of the U.S. dollar as compared to foreign currencies would affect GFC’s reported earnings. Based on 2003 reported earnings from continuing operations, a uniform and hypothetical 10% strengthening in the U.S. dollar versus applicable foreign currencies would decrease after-tax income from continuing operations in 2004 by approximately $3.0 million.

      The interpretation and analysis of the results from the hypothetical changes to interest rates and currency exchange rates should not be considered in isolation; such changes would typically have corresponding offsetting effects. For example, offsetting effects are present to the extent that floating rate debt is associated with floating rate assets.

BUSINESS

GATX Financial

      GATX Financial is a wholly owned subsidiary of GATX Corporation. GATX Financial is a specialized finance and leasing company combining asset knowledge and services, structuring expertise, partnering and capital to provide business solutions to customers and partners worldwide. We specialize in railcar and locomotive leasing, aircraft operating leasing, and financing other large ticket equipment. We provide our services primarily through three operating segments: GATX Rail (“Rail”), GATX Air (“Air”) and GATX Specialty Finance (“Specialty”). Through these businesses, we combine asset knowledge and services, structuring expertise, partnering and capital to provide business solutions to customers and partners worldwide.

      We invest in companies and joint ventures that complement our existing business activities. We partner with financial institutions and operating companies to improve scale in certain markets, broaden diversification within an asset class, and enter new markets.

      At the end of 2003, we completed a reorganization which resulted in changes in management structure and reporting. As a result, we expanded our operating segments to Rail, Air, Technology and Specialty. The results of American Steamship Company (ASC) and certain corporate expenses not allocated to the segments are included in Other. In June 2004, we sold substantially all the assets and related non-recourse debt of Technology, our information technology leasing business, and its Canadian affiliate to CIT Technology Corporation and CIT Financial Limited.

      At June 30, 2004, we had balance sheet assets of $5.9 billion, comprised of operating assets such as railcars and commercial aircraft. In addition to the $5.9 billion of assets recorded on the balance sheet, we utilize approximately $1.3 billion of other assets, such as railcars and aircraft, which were financed with operating leases and therefore are not recorded on the balance sheet.

GATX Rail

      Rail is principally engaged in leasing rail equipment, including tank cars, freight cars and locomotives. Rail provides both full service leases and net leases. Under a full service lease, Rail maintains and services the railcars, pays ad valorem taxes, and provides other ancillary services. Under a net lease, the lessee is responsible for maintenance, insurance and taxes. Rail is headquartered in Chicago, Illinois. As of December 31, 2003, our owned worldwide fleet, including Rail and Specialty owned cars, totaled approximately 125,000 railcars. We also had an ownership interest in approximately 27,000 railcars worldwide through Rail and Specialty’s investments in affiliated companies as of December 31, 2003.

      As of December 31, 2003, Rail’s North American fleet consisted of approximately 105,000 railcars, comprised of 61,000 tank cars and 44,000 freight cars. The cars in this fleet have depreciable lives of 30 to 38 years and an average age of approximately 16 years. The utilization rate of Rail’s North American railcar fleet was 93% at December 31, 2003. Rail had interests in 6,000 railcars and 800 locomotives through its investments in affiliated companies in North America as of December 31, 2003.

      In North America, Rail typically leases new railcars for terms of approximately five years. Renewals or extensions of existing leases are generally for periods ranging from less than a year to ten years, with an average lease term of four years. Rail purchases most of its new railcars from a limited number of manufacturers, including Trinity Industries, Inc., American Railcar Industries and Union Tank Car Company. Rail signed agreements with Trinity Industries, Inc. and with Union Tank Car Company for the purchase of 5,000 and 2,500 newly manufactured cars, respectively, for orders through 2007. Rail operates a network of major service centers across North America supplemented by a number of smaller service centers and a fleet of service trucks. Additionally, Rail utilizes independent third-party repair facilities.

      Rail’s primary competitors in North America are Union Tank Car Company, General Electric Railcar Services Corporation, and various financial companies. At the end of 2003, there were approximately 274,000 tank cars and 1.4 million freight cars owned and leased in North America. At December 31, 2003, Rail’s owned fleet comprised approximately 22% of the tank cars in North America and approximately 3% of the freight cars in North America. Principal competitive factors include price, service, availability and customer relationships.

      In addition to a North American fleet of approximately 105,000 railcars as of December 31, 2003, Rail has direct or indirect ownership interests in three European fleets. Rail owns DEC Sp. z.o.o. (“DEC”), a Polish tank car fleet and fuel distribution company. DEC’s assets include approximately 10,000 tank cars and a railcar maintenance network. DEC maintains two business offices and operates three service centers in Poland. In addition, Rail owns KVG Kesselwagen Vermietgesellschaft mbH and KVG Kesselwagen Vermietgesellschaft m.b.h. (collectively, “KVG”), a leading European tank car lessor. At December 31, 2003, KVG had approximately 8,000 railcars, a business office in both Germany and Austria and a service center in Germany. Rail also owns 37.5% of AAE Cargo AG, a freight car lessor headquartered in Switzerland that operates approximately 18,000 cars.

      Worldwide, Rail provides more than 120 railcar types used to ship over 650 different commodities, principally chemicals, petroleum, and food products. During 2003, approximately 36% of railcar leasing revenue was attributable to shipments of chemical products, 27% related to shipments of petroleum products, 14% related to shipments of food, 11% related to leasing cars to railroads and 12% related to other revenue sources. Rail leases railcars to over 900 customers, including major chemical, oil, food, agricultural and railroad companies. In 2003, no single customer accounted for more than 3% of Rail’s total railcar leasing revenue.

GATX Air

      Air is primarily engaged in leasing newer, narrow-body aircraft widely used by commercial airlines throughout the world. Air typically enters into net leases under which the lessee is responsible for maintenance, insurance and taxes. As of June 30, 2004, Air owned directly or with others 163 aircraft, 50 of which were wholly-owned with the balance owned in combination with other investors. All of the aircraft are in compliance with Stage III noise standards and together have a weighted average age of approximately five years based on net book value. Generally, new aircraft have an estimated useful life of approximately 25 years. Aircraft currently on lease have an average remaining lease term of approximately four years. Air typically offers lease terms in the range of three to five years. Air is headquartered in San Francisco, California.

      Air’s customer base is diversified by carrier and geographic location with leases to 59 airlines in 28 countries. No single customer contributed more than 8% of Air’s total revenue or represented more than 9% of Air’s total net book value in 2003. At December 31, 2003, the countries with significant concentrations of Air’s commercial aircraft were Turkey, with approximately $262.9 million or 13% of Air’s total assets of $2,006.0 million, including off balance sheet assets of $29.0 million, and Italy with approximately $238.8 million or 12% of Air’s total assets, including off balance sheet assets. Air purchases new aircraft from Airbus Industries and The Boeing Company and also acquires used aircraft in the secondary market. Air primarily competes with independent leasing companies, leasing subsidiaries of commercial banks, and financing arms of equipment manufacturers. The primary competitive factors are pricing and availability of aircraft types.

      Air also managed 71 aircraft for third parties as of June 30, 2004. Air’s management role includes marketing the aircraft, monitoring aircraft maintenance and condition, and administering the portfolio, including billing and collecting rents, accounting and tax compliance, reporting and regulatory filings, purchasing insurance, and lessee credit evaluation.

GATX Specialty Finance

      Specialty is an operating segment comprised of the former specialty finance and venture finance business units. At the end of 2002, we announced our intention to curtail investment in specialty finance and to sell or otherwise run-off venture finance. Specialty is headquartered in San Francisco, California.

      The Specialty portfolio consists primarily of leases and loans, frequently including interests in an asset’s residual value, and joint venture investments involving a variety of underlying asset types, including marine, aircraft and other diversified investments. The portfolio of the discontinued venture business consists primarily of loans. Specialty also manages portfolios of assets for third parties. The majority of these managed assets are in markets in which we have a high level of expertise such as aircraft, power generation, rail equipment, and marine equipment. Specialty generates fee-based income through transaction structuring and portfolio management services. Fees are earned at the time a transaction is completed and/or on an ongoing basis in the case of portfolio management activities. Specialty also derives remarketing income when assets are sold from the owned portfolio and residual sharing fees from managed assets sold on behalf of third parties.

      Specialty sold its venture finance portfolios in the U.K. and Canada in 2003, and continues to run-off the remaining venture finance portfolio. We anticipate that the venture finance portfolio will be substantially liquidated by the end of 2005.

      Venture finance-related assets (including $1.6 million of off balance sheet assets) were $105.5 million at December 31, 2003, 15% of Specialty’s total assets of $721.3 million (including $13.7 million of off balance sheet assets).

      The principal competitors of Specialty are captive leasing companies of equipment manufacturers, leasing subsidiaries of commercial banks, independent leasing companies, lease brokers and investment banks.

Discontinued Operations

      Technology. In June 2004, we sold substantially all the assets and related non-recourse debt of Technology, our information technology leasing business, and its Canadian affiliate to CIT Technology Corporation and CIT Financial Limited. Technology was an independent lessor of information technology (IT) equipment in North America. In addition, Technology had ownership interests in technology leasing companies in the United Kingdom (U.K.) and Germany. Technology assisted its customers in acquiring IT equipment from leading manufacturers and resellers. In conjunction with leasing technology equipment, Technology provided life cycle asset management services to help its customers acquire, manage, remarket and dispose of IT assets. Technology’s services included assessing alternative manufacturers, technologies, products and procurement plans.

      Terminals. We completed the divestiture of the GATX Terminals (Terminals) segment in 2002. Terminals provided bulk liquid storage and pipeline distribution services. As a result, the financial data for Terminals is presented as discontinued operations for all periods.

      In the first quarter of 2001, we sold the majority of Terminals’ domestic operations. The sale included substantially all of Terminals’ domestic terminaling operations, the Central Florida Pipeline Company and Calnev Pipe Line Company. Also in the first quarter of 2001, we sold substantially all of Terminals’ European operations. In the second and third quarters of 2001, we sold Terminals’ Asian operations and its interest in a U.S. distillate and blending distribution affiliate. In the first quarter of 2002, we sold its interest in a bulk-liquid storage facility located in Mexico.

Trademarks, Patents and Research Activities

      Patents, trademarks, licenses, and research and development activities are not material to our businesses taken as a whole.

Seasonal Nature of Business

      Seasonality is not considered significant to the operations of GFC and its subsidiaries taken as a whole.

Customer Base

      Neither GFC as a whole nor any of its business segments is dependent upon a single customer or concentration among a few customers.

Employees

      As of December 31, 2003, we and our subsidiaries had approximately 2,159 employees, of whom 35% were hourly employees covered by union contracts. This number includes 181 employees at Technology, which has been classified as discontinued operations.

Environmental Matters

      Our operations, as well as those of our competitors, are subject to extensive federal, state and local environmental regulations. These laws cover discharges to waters, air emissions, toxic substances, and the generation, handling, storage, transportation and disposal of waste and hazardous materials. This regulation has the effect of increasing the cost and liabilities associated with leasing rail cars. Environmental risks are also inherent in rail operations, which frequently involve transporting chemicals and other hazardous materials.

      Some of our real estate holdings are and have been used for industrial or transportation-related purposes or leased to commercial or industrial companies whose activities may have resulted in discharges onto the property. As a result, we are now subject to and will from time to time continue to be subject to environmental cleanup and enforcement actions. In particular, the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), also known as the Superfund law, generally imposes joint and several liability for cleanup and enforcement costs, without regard to fault or the legality of the original conduct, on current and former owners and operators of a site. Accordingly, we may be responsible under CERCLA and other federal and state statutes for all or part of the costs to cleanup sites at which certain substances may have been released by us, our current lessees, former owners or lessees of properties, or other third parties. Environmental remediation and other environmental costs are accrued when considered probable and amounts can be reasonably estimated. As of December 31, 2003, environmental costs were not material to our results of operations, financial position or liquidity. For further discussion, see Note 16 to our consolidated financial statements that are included elsewhere in this prospectus.

Properties

      Information regarding the location and general character of certain of our properties is included under “Business.”

      At December 31, 2003, the locations of our operations were as follows:

Rail
Headquarters
Chicago, Illinois
Business Offices
San Francisco, California
Alpharetta, Georgia
Chicago, Illinois
Marlton, New Jersey
Philadelphia, Pennsylvania
Houston, Texas
Calgary, Alberta
Montreal, Quebec
Vienna, Austria
Sydney, Australia
Hamburg, Germany
Mexico City, Mexico
Nowa WieÌWielka, Poland
Warsaw, Poland
Major Service Centers
Colton, California
Waycross, Georgia
Hearne, Texas
Red Deer, Alberta
Sarnia, Ontario
Coteau-du-Lac, Quebec
Montreal, Quebec
Moose Jaw, Saskatchewan
Hanover, Germany
Tierra Blanca, Mexico
Gdansk, Poland
Ostroda, Poland
Slotwiny, Poland
Mini Service Centers
Macon, Georgia
Terre Haute, Indiana
Geismar, Louisiana
Kansas City, Missouri
Cincinnati, Ohio
Catoosa, Oklahoma
Freeport, Texas
Plantersville, Texas
Czechowice, Poland
Jedlicze, Poland
Plock, Poland
Mobile Service Units
Mobile, Alabama
Colton, California
Lake City, Florida
East Chicago, Indiana
Norco, Louisiana
Sulphur, Louisiana
Albany, New York
Masury, Ohio
Cooper Hill, Tennessee
Galena Park, Texas
Olympia, Washington
Edmonton, Alberta
Red Deer, Alberta
Clarkson, Ontario
Sarnia, Ontario
Montreal, Quebec
Quebec City, Quebec
Vancouver, British Columbia
Tierra Blanca, Mexico	Affiliates
San Francisco, California
La Grange, Illinois
Kansas City, Missouri
Zug, Switzerland
Air
Headquarters
San Francisco, California
Business Offices
Seattle, Washington
Toulouse, France
Tokyo, Japan
London, United Kingdom
Affiliates
Dublin, Ireland
London, United Kingdom
Technology
Headquarters
Tampa, Florida
Business Offices
Oldsmar, Florida
Tampa, Florida
Affiliates
Bad Homburg, Germany
Hertfordshire, United Kingdom
Specialty
Headquarters
San Francisco, California
Business Offices
Lafayette, California
Sydney, Australia
Other Business Offices
Williamsville, New York

Legal Proceedings

      On May 25, 2001, a suit was filed in Civil District Court for the Parish of Orleans, State of Louisiana, Schneider, et al. vs. CSX Transportation, Inc., Hercules, Inc., Rhodia, Inc., Oil Mop, L.L.C., The Public Belt Railroad Commission for The City of New Orleans, GATX Corporation, GATX Capital Corporation, The City of New Orleans, and The Alabama Great Southern Railroad Company, Number 2001-8924. The suit asserts that on May 25, 2000, a tank car owned by the GATX Rail division of GFC leaked the fumes of its cargo, dimethyl sulfide, in a residential area in the western part of the city of New Orleans and that the tank car, while still leaking, was subsequently taken by defendant, New Orleans Public Belt Railroad, to another location in the city of New Orleans, where it was later repaired. The plaintiffs are seeking compensation for alleged personal injuries and property damages. The petition alleges that a class should be certified, but plaintiffs have not yet moved to have the class certified. Settlement negotiations are ongoing.

      In March 2001, East European Kolia-System Financial Consultant S.A. (Kolia) filed a complaint in the Regional Court (Commercial Division) in Warsaw, Poland against Dyrekcja Eksploatacji Cystern Sp. z.o.o. (DEC), an indirect wholly owned subsidiary of GFC, alleging damages of approximately $52 million arising out of the unlawful taking over by DEC in August of 1998, of a 51% interest in Kolsped Spedytor Miedzynarodwy Sp. z.o.o. (Kolsped), and removal of valuable property from Kolsped. The complaint was served on DEC in December 2001. The plaintiff claims that DEC unlawfully obtained confirmation of satisfaction of a condition precedent to its purchase of 51% interest in Kolsped, following which it allegedly mismanaged Kolsped and put it into bankruptcy. The plaintiff claims to have purchased the same 51% interest in Kolsped in April of 1999, subsequent to DEC’s alleged failure to satisfy the condition precedent. GFC purchased DEC in March 2001 and believes this claim is without merit, and is vigorously pursuing the defense thereof. DEC has filed a response denying the allegations set forth in the compliant. The parties have each confirmed their respective positions in the case at a hearing held in early March of 2002. At a hearing held on October 22, 2003, the court rendered a decision in favor of DEC, dismissing Kolia’s action. On December 9, 2003, the plaintiff filed an appeal of the decision.

      On December 29, 2003, a wrongful death action was filed in the District Court of the State of Minnesota, County of Hennepin, Fourth Judicial District, MeLea J. Grabinger, individually, as Personal Representative of the Estate of John T. Grabinger, and as Representative/ Trustee of the beneficiaries in the wrongful death action, v. Canadian Pacific Railway Company, et al. The lawsuit seeks damages for a derailment on January 18, 2002 of a Canadian Pacific train containing anhydrous ammonia cars near Minot, North Dakota. As a result of the derailment, several tank cars fractured, releasing anhydrous ammonia which formed a vapor cloud. One person died, as many as 100 people received medical treatment, of which fifteen were admitted to the hospital, and a number of others were purportedly affected. The plaintiffs allege among other things that the incident (i) caused the wrongful death of her husband/son, and (ii) caused permanent physical injuries and emotional and physical pain. The complaint alleges that the incident was proximately caused by the defendants who are liable under a number of legal theories. On March 9, 2004, the National Transportation Safety Board (NTSB) released a synopsis of its anticipated report and issued its final report shortly thereafter. The report sets forth a number of conclusions including that the failure of the track caused the derailment and that the catastrophic fracture of tank cars increased the severity of the accident. On June 18, 2004, the plaintiff filed an amended complaint based on the NTSB findings which added GFC and others as defendants. Specifically, the allegations against GFC are that the steel shells of the tank cars were defective and that GFC knew the cars were vulnerable and nonetheless failed to warn of the extreme hazard and vulnerability. GFC intends to defend this suit vigorously. On July 12, 2004, GFC filed a motion to dismiss this action on the basis that plaintiffs’ claims are preempted by federal law and that the plaintiffs have failed to state a claim with respect to certain causes of action. The court has scheduled a hearing for this motion for September 22, 2004. On September 8, 2004, the plaintiffs’ filed another amended complaint seeking to exclude the tank car companies, including GFC, from counts that assert liability for ultrahazardous activity, abnormally dangerous activity and intentional infliction of emotional distress.

      On January 9, 2004, the plaintiffs filed an almost identical action in United States District Court, District of North Dakota, Northwest Division. GFC was served on June 29, 2004. On July 19, 2004, the plaintiffs moved to dismiss this action without prejudice. In the motion to dismiss, the plaintiff alleged that the North Dakota action was brought because the two year statute of limitations was running and some claims would be barred in North Dakota if the Hennepin County action were dismissed based upon jurisdiction or venue changes of the defendants. The Canadian Pacific has opposed this motion.

      GFC has been named as a defendant in eight other actions all filed in the District Court of the State of Minnesota, County of Hennepin, Fourth Judicial District, in May 2004. The plaintiffs are all Minot residents who are alleged to have suffered personal injury and property damage as a consequence of the derailment. The complaints allege that the plaintiffs sustained damages including personal injury, emotional and mental damages, evacuation, shelter in place, property damage, property value diminution, inconvenience and insecurity in their property and that the defendants are responsible under the theories of negligence, nuisance, trespass, strict liability and negligent and intentional infliction of emotional distress for the alleged injuries. The plaintiffs have reserved the right to seek punitive damages. On July 21, 2004, GFC filed a motion to dismiss these actions on the basis that plaintiffs’ claims are preempted by federal law and that the plaintiffs have failed to state a claim with respect to certain causes of action. On September 1, 2004, plaintiffs in these eight cases dismissed GFC without prejudice.

      On July 1, 2004, GFC was served in, Mehl et al. v. Canadian Pacific Railroad, et al. filed in the United States District Court, District of North Dakota, Northwest Division. The complaint alleges that the named plaintiffs are part of a class that numbers in the hundreds. This complaint alleges that the plaintiffs sustained damages including personal injury, emotional and mental damages, evacuation, shelter in place, property damage, property value diminution, inconvenience and insecurity in their property and that the defendants are responsible under the theories of negligence, nuisance, trespass, strict liability and negligent and intentional infliction of emotional distress. The class has not been certified. On September 1, 2004, GFC was dismissed without prejudice from this case.

      GFC has been served only in the cases described above. There are over 40 other cases arising out of this derailment pending in the Fourth District Court of the State of Minnesota, Hennepin County. Thirty-one additional cases were filed in the same court and then removed to federal court by the Canadian Pacific in July.

      GFC filed a declaratory judgment action in an effort to obtain an adjudication of its rights for coverage under policies of insurance issued by various names, underwriters, managing agents and syndicates at Lloyd’s London (collectively, the “Insurers”) as more specifically described in the Settlement Agreement (as hereinafter defined) in an action captioned GATX Capital Corporation, et al., v. Certain Underwriters at Lloyd’s et al., in the California Superior Court in and for the City and County of San Francisco, Case No. 307517). The Insurers filed a cross–complaint against GFC. The parties have reached a compromise and settlement of the issues which were the subject of such litigation, and in consequence thereof have entered into a Confidential Settlement Agreement and Release dated July 22, 2004 (the “Settlement Agreement”), a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part, pursuant to which GATX will be paid a total of $45,000,000. This amount will be recognized as income in the third quarter upon receipt.

      GFC and its subsidiaries have been named as defendants in a number of other legal actions and claims, various governmental proceedings and private civil suits arising in the ordinary course of business, including those related to environmental matters, workers’ compensation claims by GFC employees and other personal injury claims. Some of the legal proceedings include claims for punitive as well as compensatory damages. Several of the Company’s subsidiaries have also been named as defendants or co-defendants in cases alleging injury relating to asbestos. In these cases, the plaintiffs seek an unspecified amount of damages based on common law, statutory or premises liability or, in the case of ASC, the Jones Act, which makes limited remedies available to certain maritime employees. In addition, demand has been made against the Company under a limited indemnity given in connection with the sale of a subsidiary with respect to asbestos-related claims filed against the former subsidiary. The number of these claims and the corresponding demands for indemnity against the Company increased in 2003. It is possible that the number of these claims could continue to grow and that the cost of these claims could correspondingly increase in the future.

      The amounts claimed in some of the above described proceedings are substantial and the ultimate liability cannot be determined at this time. However, it is the opinion of management that amounts, if any, required to be paid by GFC and its subsidiaries in the discharge of such liabilities are not likely to be material to GFC’s consolidated financial position or results of operations. Adverse court rulings or changes in applicable law could affect claims made against GFC and its subsidiaries, and increase the number, and change the nature, of such claims.

MANAGEMENT

Directors and Executive Officers

      The following sets forth the names and ages of each of our directors and executive officers and the positions they hold at GATX Financial:

Name	Age	Position with GATX Financial

Ronald H. Zech	60	Chairman of the Board, President, Chief Executive Officer and Director
Brian A. Kenney	44	Senior Vice President — Finance, Chief Financial Officer and Director
Ronald J. Ciancio	63	Senior Vice President, General Counsel and Secretary
Alan C. Coe	52	Vice President; President, GATX Air, a division of GATX Financial
Gail L. Duddy	51	Senior Vice President, Human Resources
David M. Edwards	53	Vice President; President, GATX Rail, a division of GATX Financial, and Director
Curt F. Glenn	50	Executive Vice President — Operations and Portfolio Management
William J. Hasek	48	Vice President — Treasurer
Robert C. Lyons	40	Vice President — Investor Relations
William M. Muckian	45	Vice President — Controller
Susan A. Noack	45	Vice President and Chief Risk Officer
S. Yvonne Scott	46	Vice President and Chief Information Officer

      Mr. Zech has served as Chairman, President and Chief Executive Officer of GATX Financial since August 2001. Mr. Zech has served as Chairman, President and Chief Executive Officer of GATX Corporation since 1996. Mr. Zech served as Chief Operating Officer of GATX Corporation from 1994 to 1996.

      Mr. Kenney has served as Senior Vice President — Finance and Chief Financial Officer of GATX Financial since April 2002. Mr. Kenney served as Vice President — Finance and Chief Financial Officer of GATX Financial from August 2001 through April 2002. Mr. Kenney has served as Senior Vice President and Chief Financial Officer of GATX Corporation since 2002, and Vice President and Chief Financial Officer of GATX Corporation since 1999. Prior to that, Mr. Kenney served as Vice President, Finance from 1998 to 1999, Vice President and Treasurer from 1997 to 1998, and Treasurer of GATX Corporation from 1995 to 1996.

      Mr. Ciancio has served as Senior Vice President, General Counsel and Secretary of GATX Financial since August 2004. Mr. Ciancio served as Vice President, General Counsel and Secretary of GATX Financial from August 2001 through August 2004. Mr. Ciancio has served as Senior Vice President, General Counsel and Secretary of GATX Corporation since August 2004. Mr. Ciancio was Vice President, General Counsel and Secretary of GATX Corporation from 2000 through August 2004 and Assistant General Counsel of GATX Corporation from 1984 to 2000.

      Mr. Coe has served as Vice President of GATX Financial and President, GATX Air since April 2004. Prior to that Mr. Coe served as President and Chief Executive Officer, Air Division of GATX Financial from August 2001 through April 2004 and as Executive Vice President, GATX Capital Corporation from September 1999 through August 2001. Mr. Coe has served as Vice President of GATX Corporation since April 2004.

      Ms. Duddy has served as Senior Vice President, Human Resources of GATX Financial since August 2004. Prior to that, Ms. Duddy served as Vice President Human Resources of GATX Financial from August 2001 through August 2004. Ms. Duddy has served as Senior Vice President, Human Resources of GATX

Corporation since August 2004. Prior to that, Ms. Duddy served as Vice President, Human Resources of GATX from 1999 through August 2004, Vice President, Compensation and Benefits and Corporate Human Resources of GATX Corporation from 1997 to 1999, Director of Compensation and Benefits of GATX Corporation from 1995 to 1997 and Director of Compensation of GATX Corporation from 1992 to 1995.

      Mr. Edwards has served as Vice President of GATX Financial and President of GATX Rail since April 2004. Prior to that, Mr. Edwards served as Vice President and Chief Executive Officer, Rail Division of GATX Financial from August 2001 through April 2004. Mr. Edwards has served as Vice President of GATX Corporation since April 2004 and was President of Integrated Solutions Group from 1999 to 2000, Senior Vice President and Chief Financial Officer of GATX Corporation from 1998 to 1999, and Vice President and Chief Financial Officer from 1994 to 1998.

      Mr. Glenn has served as Executive Vice President Operations and Portfolio Management of GATX Financial since April 2004. Prior to that he served as Executive Vice President Operations and Portfolio Management, Capital Division of GATX Financial Corporation from March 2003 through April 2004, Senior Vice President and Chief Financial Officer, Capital Division of GATX Financial from August 2001 through March 2003, Senior Vice President and Chief Financial Officer, GATX Capital Corporation from May 2000 through August 2001 and Vice President of GATX Capital Corporation from September 1999 through May 2000. Mr. Glenn has served as Vice President of GATX Corporation since April 2004.

      Mr. Hasek has served as Vice President — Treasurer of GATX Financial since February 2002. Prior to that, Mr. Hasek was Treasurer of GATX Financial from August 2001 through February 2002. In 2002, Mr. Hasek was elected Vice President, Treasurer of GATX Corporation. Prior to that, Mr. Hasek was Treasurer of GATX Corporation from 1999 to 2001, Director of Financial Analysis and Budgeting from 1997 to 1999 and Manager of Corporate Finance from 1995 to 1997.

      Mr. Lyons has served Vice President — Investor Relations of GATX Financial since February 2002. In 2002, Mr. Lyons was elected Vice President, Investor Relations of GATX Corporation. Prior to that, Mr. Lyons was Director of Investor Relations from 1998 to 2001 and Project Manager — Corporate Finance from 1996 to 1998.

      Mr. Muckian has served as Vice President — Controller of GATX Financial since February 2002. Prior to that, Mr. Muckian served as Controller of GATX Financial from August 2001 through February 2002 and Assistant Secretary from September 1999 through August 2001. In 2002, Mr. Muckian was elected Vice President, Controller and Chief Accounting Officer of GATX Corporation. Prior to that, Mr. Muckian served as Controller and Chief Accounting Officer from 2000 to 2001 and Director of Taxes for GATX Corporation from 1994 to 2000.

      Ms. Noack has served as Vice President and Chief Risk Officer of GATX Financial since April 2004. Prior to that, Ms. Noack served as Managing Director and Chief Risk Officer, Capital Division of GATX Financial Corporation from June 2003 through April 2004, as Managing Director and Chief Credit Officer, Capital Division of GATX Financial Corporation from August 2001 through June 2003, as Vice President of GATX Capital Corporation from October 2000 through August 2001 and Vice President, Bank of America Capital from 1996 through October 2000. In April 2004, Ms. Noack was elected Vice President and Chief Risk Officer of GATX Corporation.

      Ms. Scott has served as Vice President and Chief Information Officer of GATX Financial since April 2004. Prior to that, Ms. Scott served as Vice President and Chief Information Officer, Rail Division of GATX Financial Corporation from September 2001 through June 2003, as Vice President Strategic Initiatives, Rail Division of GATX Financial Corporation from August 2001 through September 2001, as Vice President Strategic Initiatives, GATX Rail Corporation from January 2001 through August 2001, as Vice President Integrated Solutions Group from November 1999 through January 2001 and as Director Business Development and Information Systems, GATX Liquid Logistics, Inc. from September 1999 through November 1999. In April 2004, Ms. Scott was elected Vice President and Chief Information Officer of GATX Corporation.

Compensation of Executive Officers

      Each executive officer of GATX Financial named below receives all of his or her compensation from our parent, GATX Corporation. The table below sets forth the annual and long-term compensation paid or deferred by GATX Corporation to or for the account of the Chief Executive Officer and each of the other four most highly compensated executive officers.

Summary Compensation Table

					Long-Term Compensation

					Awards
		Annual Compensation					Payouts
					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
Name and		Salary	Bonus	Compensation	Award(s)	Options/SARs	Payouts	Compensation
Principal Position	Year	($)	($)(1)	($)	($)	(#) of shares	($)	($)(2)

Ronald H. Zech	2003	775,000	550,064	5,377	0	0	0	31,046
Chairman, President &	2002	758,333	1,751,938	6,004	550,073	150,000	71,076	26,372
Chief Executive Officer	2001	725,000	0	5,990	0	116,515	59,594	51,666
Ronald J. Ciancio	2003	260,000	234,975	6,360	0	0	0	6,226
Senior Vice President,	2002	243,333	191,821	6,360	63,470	17,500	0	5,688
General Counsel & Secretary	2001	238,333	78,430	6,360	88,375	10,691	0	5,257
Brian A. Kenney	2003	350,000	137,541	6,360	0	0	0	6,000
Senior Vice President	2002	341,951	371,907	6,360	137,518	40,000	11,352	5,500
Chief Financial Officer	2001	321,667	116,438	6,360	176,750	26,590	6,115	5,100
Gail L. Duddy	2003	245,000	234,635	6,360	0	0	0	6,000
Senior Vice President	2002	230,417	189,065	6,360	63,470	17,500	6,342	5,500
Human Resources	2001	218,333	71,848	6,360	88,375	13,281	4,584	5,100
William J. Hasek	2003	196,000	124,198	4,440	0	0	0	5,880
Vice President	2002	182,667	134,878	4,440	21,157	10,000	0	4,955
Treasurer	2001	172,500	36,745	4,440	0	8,225	0	5,100

(1)	Amounts reflect bonus payments earned for the years set forth opposite the specified payments. Messrs. Zech and Kenney voluntarily declined bonuses under the GATX Corporation Management Incentive Plan (“MIP”) for calendar year 2003 performance. The amounts shown for Messrs. Zech and Kenney consist of two-thirds of the value of the cash awards granted in 2002 under the GATX Corporation Executive Incentive Plan (“EIP”) which vested on December 31, 2003. For Ms. Duddy and Messrs. Ciancio and Hasek, the amounts shown consist of the sum of bonuses paid under the MIP for calendar 2003 performance and two-thirds of the value of the cash awards granted in 2002 under the EIP which vested on December 31, 2003. The amounts in the column captioned “Bonus” consist of the following components:

		Bonus
	MIP Award	EIP Awards
	For 2003	Vested in 2003	Total

Mr. Zech	$0	$550,064	$550,064
Mr. Ciancio	$171,510	$63,465	$234,975
Mr. Kenney	$0	$137,541	$137,541
Ms. Duddy	$171,170	$63,465	$234,635
Mr. Hasek	$103,076	$21,122	$124,198

(2)	For 2003, includes contributions made to GATX Corporation’s Salaried Employees Retirement Savings Plan (the “Savings Plan”) in the amount of $6,000 for Ms. Duddy and Messrs. Zech, Ciancio and Kenney and $5,880 for Mr. Hasek, and above-market interest amounts earned, but not currently payable, on compensation previously deferred under the Company’s 1984, 1985 and 1987 Executive Deferred Income Plans for Messrs. Zech and Ciancio of $25,046 and $226, respectively.

Aggregated Option/ SAR Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

      No options were granted to any of the named executive officers in 2003. The table below sets forth certain information concerning the exercise of stock options of GATX Corporation during 2003 by each of the named executive officers, the number of unexercised options and the 2003 year-end value of such unexercised options computed on the basis of the difference between the exercise price of the option and the closing price of GATX Corporation’s common stock at year-end ($27.98).

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-
			Options/SARs at Fiscal		The-Money Options/SARs
	Shares		Year-End (#)		At Fiscal Year-End ($)
	Acquired on	Value Realized
Name	Exercise	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Ronald H. Zech	0	0	718,177	25,000	880,670	0
Ronald J. Ciancio	0	0	58,291	2,500	78,833	0
Brian A. Kenney	0	0	117,618	6,250	132,545	0
Gail L. Duddy	3,000	6,469	74,339	2,500	98,640	0
William J. Hasek	0	0	32,968	1,500	34,365	0

(1)	Amount represents the aggregate pre-tax dollar value realized upon the exercise of stock options as measured by the difference between the market value of GATX Corporation’s common stock and the exercise price of the option on the date of exercise.

Employee Retirement Plans

      GATX Corporation’s Non-Contributory Pension Plan for Salaried Employees (the “Pension Plan”) covers salaried employees of GATX Corporation and its domestic subsidiaries. Subject to certain limitations imposed by law, pensions are based on years of service and average monthly compensation during: (i) the five consecutive calendar years of highest compensation during the last 15 calendar years preceding retirement or the date on which the employee terminates employment or (ii) the 60 consecutive calendar months preceding retirement or the date on which the employee terminates employment, whichever is greater. Illustrated below are estimated annual benefits payable upon retirement to salaried employees, including executive officers, assuming normal retirement at age 65. Benefits shown below are calculated on a straight life annuity basis, but the normal form of payment is a qualified joint and survivor pension. Benefits under the Pension Plan are not subject to any deduction for Social Security or other offset amounts.

	Estimated Annual Pension Benefits
Average Annual
Compensation for	5 Years	10 Years	15 Years	20 Years	25 Years	30 Years
Applicable Period ($)	Service ($)	Service ($)	Service ($)	Service ($)	Service ($)	Service ($)

200,000	15,000	29,988	44,988	59,988	74,976	89,976
400,000	31,500	62,988	94,488	125,988	157,476	188,976
600,000	48,000	95,988	143,988	191,988	239,976	287,976
800,000	64,500	128,988	193,488	257,988	322,476	386,976
1,000,000	81,000	161,988	242,988	323,988	404,976	485,976
1,200,000	97,500	194,988	292,488	389,988	487,476	584,976
1,400,000	114,000	227,988	341,988	455,988	569,976	683,976
1,600,000	130,500	260,988	391,488	521,988	652,476	782,976

      Compensation covered by the Pension Plan is salary and bonus paid under the MIP as shown in the Summary Compensation Table. Annual benefits in excess of certain limits imposed by the Employee Retirement Income Security Act of 1974 or the Internal Revenue Code on payments from the Pension Plan will be paid by the Company under its Excess Benefit Plan and Supplemental Retirement Plan and are included in the above table.

      The executive officers named in the Summary Compensation Table have the following number of years of credited service: Mr. Zech, 26 years; Mr. Ciancio, 23 years; Mr. Kenney, 8 years; Ms. Duddy, 11 years; Mr. Hasek, 18 years.

Employment and Change of Control Arrangements

      GATX Corporation has entered into agreements with Messrs. Zech, Kenney, Ciancio and Hasek and Ms. Duddy which provide for certain benefits upon termination of employment following a “change of control” of GATX Corporation. Each agreement provides that GATX Corporation shall continue the executive in its employ for a period of three years following a change of control (the “Employment Period”), and that during such period the executive’s employment may be terminated only for “cause.” If, during his or her Employment Period, the executive’s employment is terminated by GATX Corporation other than for “cause,” death or disability or by the executive for “good reason,” the executive will be entitled to receive in a lump sum the aggregate of the following amounts: (i) the sum of (a) unpaid salary through the date of termination, (b) the highest bonus earned by the executive for the last two years prior to the date on which a change of control occurs, prorated from the beginning of the fiscal year through the date of termination, and (c) previously deferred compensation and vacation pay not previously paid (“Accrued Obligations”); (ii) an amount equal to the product of three times the executive’s annual base salary and target bonus that would have been payable under the MIP or any comparable plan which has a similar target bonus for the year in which termination occurs, in lieu of any payments under GATX Corporation’s severance pay policies; (iii) the excess of (a) the actuarial equivalent of the benefit under GATX Corporation’s qualified defined benefit retirement plan and any excess or supplemental plan in which the executive participates (together the “SERP”) which the executive would have received if his or her employment had continued for three years after the date of termination assuming continuation of the same annual base salary plus a target bonus for the most recent fiscal year, over (b) the actuarial equivalent of the executive’s actual benefit under the qualified retirement plan and SERP as of the date of termination; and (iv) should the executive so elect, an amount equal to the present value of his or her benefits under the SERP as of the termination date. In addition, for a period of three years following the date of termination, the executive will be entitled to: (i) continued participation in and receipt of all benefits under welfare plans, practices, policies and programs provided by GATX Corporation (including medical, prescription, dental, disability, employee life, group life); (ii) outplacement services at a maximum cost of 10% of annual base salary; and (iii) any other amounts or benefits for or to which the executive is eligible or entitled under any other plan, program, policy or practice of GATX Corporation (“Other Benefits”). If the executive’s employment is termination by reason of death or disability during the Employment Period, the agreement shall terminate without further obligation to the executive other than the payment of Accrued Obligations and Other Benefits. Under the terms of Mr. Hasek’s agreement, the number of years of employment following a change in control, the multiple of his base salary and target bonus, and the number of years for which he will be entitled to other specified benefits is two. If any payment made under the agreements creates an obligation to pay excise tax in accordance with Internal Revenue Code Section 4999, an additional amount (the “Gross Up Amount”) equal to the excise tax and any related income taxes and other costs shall be paid to the executive. “Cause” means a willful and continued failure of the executive to perform following written demand for substantial performance or the willful engaging in illegal or gross misconduct which is materially and demonstrably injurious to GATX Corporation. “Change of control” means: (i) the acquisition by any individual, entity or group (“Person”) of 20% or more of either (a) the then outstanding shares of Common Stock of GATX Corporation or (b) the combined voting power of the then outstanding voting securities of GATX Corporation, with certain exceptions; (ii) a change in the majority of the Board of Directors of GATX Corporation not recommended for election by a majority of the incumbent directors; (iii) consummation of a reorganization, merger, consolidation or sale of substantially all of the assets of GATX Corporation (“Business Combination”), unless following such Business Combination (a) shareholders holding more than 65% of the outstanding Common Stock and combined voting power of the voting securities prior to such Business Combination also own more than 65% of the outstanding Common Stock and combined voting power of the voting securities issued as a result thereof, (b) no Person owns 20% or more of the then outstanding shares of Common Stock or combined voting power of the then outstanding voting securities except to the extent such ownership existed prior thereto, and (c) at least a majority of the members of the Board of Directors of the entity resulting from the Business Combination were members of the Board of Directors at the time the transaction was approved; (iv) approval by the shareholders of a complete liquidation or dissolution of GATX Corporation; or (v) consummation of a reorganization, merger or consolidation or sale or other disposition of a subsidiary or all or substantially all of the assets of a subsidiary or an operating segment that is the primary employer of the participant or to which the participant’s responsibilities primarily relate and which does not constitute a Business Combination unless immediately thereafter GATX Corporation, directly or indirectly, owns at least 50% of the voting stock of such subsidiary or, in the case of the disposition of all or substantially all of the assets of the subsidiary or the operating segment, at least 50% of the voting power and the equity in the entity holding title to the assets. “Good Reason” means: (i) the assignment of duties inconsistent with, or any action which diminishes, the executive’s position, authority, duties or responsibilities; (ii) failure to compensate or requiring the executive to relocate, in either case, as provided in the agreement; (iii) any unauthorized termination of the agreement; or (iv) any failure to require a successor to GATX Corporation to assume and perform the agreement. The amount that would be payable under each of the foregoing agreements in the event of termination of employment following a change of control (excluding the Gross-Up Amount, if any, payable thereunder, which is not determinable at this time, and the present value of benefits under the SERP as of the date of termination) as of March 22, 2004 was as follows: Mr. Zech ($6,208,303); Mr. Kenney ($2,255,906); Mr. Ciancio ($1,903,879); Ms. Duddy ($1,550,887); Mr. Hasek ($838,838).

      Ms. Duddy and Messrs. Zech, Kenney, Ciancio and Hasek also participate in GATX Corporation’s 1995 Long Term Incentive Compensation Plan (“LTICP” or “1995 Plan”) and 2004 Equity Incentive Compensation Plan (“EICP” or “2004 Plan”) under which GATX Corporation’s executive officers and certain key employees may receive stock options, Stock Appreciation Rights (“SARs”), restricted stock rights, restricted Common Stock, Performance Awards, Individual Performance Units (“IPUs”) or Full Value Awards. The LTICP provides that upon a “change of control” as described above; (i) all outstanding stock options and SARs held by executive officers become immediately exercisable; (ii) optionees will have the right for a period of thirty days to have GATX Corporation purchase or to exercise for cash (a) non-qualified stock options or any tandem SARs at a per share price (the “Acceleration Price”) equal to the excess over the option price of the highest of (1) the highest reported price of GATX Corporation’s Common Stock in the prior sixty days, (2) the highest price included in any report on Schedule 13D paid within the prior sixty days, (3) the highest tender offer price paid and (4) the fixed formula per share price in any merger, consolidation or sale of all or substantially all of GATX Corporation’s assets, and (b) incentive stock options or any tandem SARs at a per share price equal to the difference between the then fair market value of the Common Stock and the option price, provided, however, that during such thirty day period GATX Corporation may purchase any such incentive stock option or SAR at the Acceleration Price; (iii) all restricted stock rights which have been outstanding will be immediately exchanged for Common Stock and all restricted Common Stock held by GATX Corporation for participants will be distributed free of any further restrictions, together with all accumulated interest, dividends and dividend equivalents, and all earned Performance Awards; and (iv) all IPUs shall be immediately redeemed on the same basis as if the performance goals had been achieved and, for purposes of calculating the redemption value, the fair market value of GATX Corporation’s Common Stock will be equal to the average price of the Common Stock during the five business days immediately preceding such event. In addition, agreements with participants provide that upon the occurrence of a “change of control” restricted stock rights on shares of phantom restricted Common Stock shall immediately be exchanged for a number of shares of Common Stock equal to the number of restricted stock rights on shares of phantom restricted stock so exchanged, and all such shares of Common Stock and dividend equivalents shall then be immediately distributed to participants free of all restrictions in exchange for phantom stock rights or phantom restricted stock. The EICP provides that the effect of the occurrence of a “change of control” as described above shall be determined by the Compensation Committee of the GATX Corporation Board, except as otherwise provided in the award agreement reflecting an award under the Plan. Under the EICP, Ms. Duddy, and Messrs. Zech, Kenney, Ciancio and Hasek have received awards of stock options and Full Value Awards consisting of restricted stock units pursuant to award agreements providing that, upon a “change of control” as described above, (i) all outstanding stock options become immediately exercisable; (ii) optionees have the right for a period of thirty days to cancel exercisable options and receive cash from

GATX Corporation equal to the number of options canceled multiplied by the excess over the option price of the highest of (1) the highest reported price of GATX Corporation’s Common Stock in the prior sixty days, (2) the highest price included in any report on Schedule 13D paid within the prior sixty days, or (3) the cash ad value of property paid per share in a Business Combination and (iii) participants become fully vested in restricted stock calculated as if the performance goals had been achieved if the “change of control” occurs before the second anniversary of the determination date.

      As of October 11, 2002, GATX Corporation entered into a three year Employment Agreement with Mr. Zech. Under the terms of the agreement, he receives an annual base salary of $775,000 (subject to review in accordance with GATX Corporation’s normal practices) and is eligible to participate in bonus programs and benefit plans generally available to the senior management of GATX Corporation, and he received a contract bonus. If Mr. Zech’s employment with GATX Corporation is terminated during the three year term, either by GATX Corporation for Cause or by Mr. Zech without Good Reason (as those terms are defined in the change of control agreement between GATX Corporation and Mr. Zech described above) or without the approval of the Board, then he will forfeit payment of his non-qualified pension benefits until the forfeited amount equals a prorated portion of $500,000 based on the proportion of the three year term during which he remained employed by GATX Corporation. If Mr. Zech’s employment is terminated by GATX Corporation other than for Cause or if he resigns for Good Reason, then, in addition to any amount which he is entitled to receive pursuant to any plan, policy, practice, contract or agreement of GATX Corporation, Mr. Zech shall be entitled to an amount equal to twice his annual base salary and target bonus under the bonus program in which he then participates plus a prorated bonus for the year in which the termination occurs, less any amounts received as severance. Upon the occurrence of a “change of control” (as defined in the change of control agreement), Mr. Zech’s Employment Agreement shall terminate and his benefits shall be determined under the change of control agreement. Following the termination of his employment, Mr. Zech may not compete in a business in which GATX Corporation is engaged until the earlier of two years following the date of termination, or April 11, 2006.

      GATX Corporation adopted Executive Deferred Income Plans effective September 1, 1984 (the “1984 EDIP”), July 1, 1985 (the “1985 EDIP”) and December 1, 1987 (the “1987 EDIP”) (collectively the “EDIPs”) which permitted Mr. Zech and Mr. Ciancio to defer receipt of up to 20% of their annual base salaries from compensation earned during the year following the effective date of the EDIP pursuant to participation agreements entered into between GATX Corporation and each participant. The participation agreements were amended to provide for a determination by the Compensation Committee, within ten days following a “change of control” as described above, as to whether agreement will (a) continue to provide for the payment of benefits thereunder in installments as described in the agreement or (b) terminate and provide a single lump sum payment to participants. Participants are no longer making deferrals for EDIPs.

PRINCIPAL STOCKHOLDERS

      GATX Corporation owns all of our outstanding common stock.

      The following table sets forth certain information regarding the security ownership of each class of equity securities of GATX Corporation, our parent corporation, owned by each of our directors and named executive officers and by our directors and executive officers as a group as of September 13, 2004:

Shares of Common Stock
Beneficially Owned
Name of Beneficial Owner	as of September 13, 2004(1)(2)

Ronald J. Ciancio	67,936
Gail L. Duddy	81,860
David M. Edwards	204,185
William J. Hasek	35,831
Brian A. Kenney	159,091
Ronald H. Zech	811,348
Directors and Executive Officers as a group	1,649,109

(1)	Includes shares which may be obtained by exercise of previously granted options within 60 days of September 13, 2004 by Mr. Ciancio (59,591); Ms. Duddy (72,839); Mr. Edwards (204,185); Mr. Hasek (33,468); Mr. Kenney (123,868); Mr. Zech (743,177) and directors and executive officers as a group (1,465,099).

(2)	Each person has sole investment and voting power (or shares such powers with his or her spouse), except with respect to units of phantom Common Stock, phantom restricted stock and option grants. With the exception of Mr. Zech, who beneficially owned approximately 1.64% of GATX Corporation’s outstanding shares of Common Stock, none of the directors and executive officers owned 1% of GATX Corporation’s outstanding shares of Common Stock. Directors and executive officers as a group beneficially owned approximately 3.34% of GATX Corporation’s outstanding shares of Common Stock. No director or executive officer owns any Preferred Stock.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

      When we issued the original notes on June 22, 2004, we entered into a registration rights agreement with the dealer managers of that exchange offer. Under the registration rights agreement, we agreed to file a registration statement regarding the exchange of the original notes for notes that are registered under the Securities Act. We also agreed to cause the registration statement to become effective with the SEC and to conduct this exchange offer after the registration statement is declared effective. We will keep this registration statement effective until the 180th day after this exchange offer is completed. The registration rights agreement provides that we will be required to pay special interest to the holders of the original notes if:

•	the registration statement is not filed by September 20, 2004;

•	the registration statement is not declared effective by November 19, 2004;

•	neither the exchange offer has been completed nor the shelf registration statement that we are required to file under specified circumstances described in the registration rights agreement has been declared effective by December 19, 2004;

•	the shelf registration statement has not been declared effective by the 120th day after it is required to be filed;

•	after the registration statement has been declared effective, it ceases to be effective or usable prior to the consummation of this exchange offer; or

•	after the shelf registration statement, if any, has been declared effective, it ceases to be effective or usable for more than 60 days during any 12-month period in which it is required to be effective.

      Special interest will be paid for the period of the occurrence of the default (but only with respect to the default at any particular time) until the time that no default is in effect, at an amount per annum equal to 0.25% of the aggregate principal amount of original notes during the first 90-day period following the occurrence of such default which rate shall increase by an additional 0.25% during each subsequent 90-day period, up to a maximum of 0.50%. Special interest shall be paid on interest payment dates to the holders of record for the payment of interest.

      A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer

      Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange original notes that are properly tendered on or before the expiration date and not withdrawn as permitted below. As used in this prospectus, the term “expiration date” means 5:00 p.m., New York City time, on                     , 2004. However, if we, in our sole discretion, have extended the period of time for which the exchange offer is open, the term “expiration date” means the latest time and date to which we extend the exchange offer.

      As of the date of this prospectus, $165,265,000 aggregate principal amount of the original notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about                     , 2004 to all holders of original notes known to us. Our obligation to accept original notes for exchange in the exchange offer is subject to the conditions described below under the heading “— Conditions to the Exchange Offer.”

      We reserve the right to extend the period of time during which the exchange offer is open. We would then delay acceptance for exchange of any original notes by giving oral or written notice of an extension to the holders of original notes as described below. During any extension period, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any original notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

      Original notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.

      We reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the heading “— Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes, file a post-effective amendment to the prospectus and provide notice to the noteholders. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the noteholders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time on that date.

Procedures for Tendering

      When the holder of original notes tenders, and we accept, notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as described below, a tendering holder must, on or prior to the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to JPMorgan Chase Bank at the address listed below under the heading “— Exchange Agent;” or

•	if original notes are tendered in accordance with the book-entry procedures listed below, the tendering holder must transmit an agent’s message (as defined below) to the exchange agent at the address listed below under the heading “— Exchange Agent.”

      In addition, either:

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the original notes being tendered into the exchange agent’s account at the Depository Trust Company, the book-entry transfer facility, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

      The Depository Trust Company will be referred to as DTC in this prospectus.

      The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

      The method of delivery of original notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal to us.

      If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent’s account.

      Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the original notes surrendered for exchange are tendered:

•	by a registered holder of the original notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an “eligible institution.”

      If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

      We will determine in our sole discretion all questions as to the validity, form and eligibility of original notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

      We reserve the absolute right to reject any particular original note not properly tendered or any which acceptance might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular original note either before or after the expiration date, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular original note either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within a reasonable period of time. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of original notes. Nor will we, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.

      If the letter of transmittal is signed by a person other than the registered holder of original notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution.

      If the letter of transmittal or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

      By tendering, each holder will represent to us that, among other things,

•	the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder; and

•	neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes.

      In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the exchange notes.

      If any holder or other person is an “affiliate” of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the exchange notes, that holder or other person can not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

      Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

      Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered. We will issue the exchange notes promptly after acceptance of the original notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice to be given promptly thereafter. See “— Conditions to the Exchange Offer” below for a discussion of the conditions that must be satisfied before we accept any original notes for exchange.

      For each original note accepted for exchange, the holder will receive an exchange note having a principal amount equal to that of the surrendered original note. The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid, or if no interest has been paid on the original notes, from June 22, 2004. Original notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of original notes whose original notes are accepted for exchange will not receive any payment for accrued interest on the original notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the exchange offer, and such holder will be deemed to have waived their rights to receive the accrued interest on the original notes. Under the registration rights agreement, we may be required to make additional payments in the form of additional interest to the holders of the original notes under circumstances relating to the timing of the exchange offer.

      In all cases, issuance of exchange notes for original notes will be made only after timely receipt by the exchange agent of:

•	a timely book-entry confirmation of the original notes, into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

      Unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes. The non-exchanged original notes will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfers

      The exchange agent will make a request to establish an account for the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s system must make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered original notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address listed below under the heading “— Exchange Agent” on or prior to the expiration date; or

•	comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

      If a registered holder of original notes desires to tender the original notes, and the original notes are not immediately available, or time will not permit the holder’s original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery,

(1) stating the name and address of the holder of original notes being tendered and the amount of original notes tendered,

(2) stating that the tender is being made; and

(3) guaranteeing that within three New York Stock Exchange trading days after the expiration date, a book-entry confirmation together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	a book-entry confirmation together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

      Tenders of original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

      For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated below under the heading “— Exchange Agent” before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the original notes to be withdrawn;

•	identify the original notes to be withdrawn, including the principal amount of the original notes;

•	contain a statement that the holder is withdrawing his election to have the original notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of the original notes in the name of the person withdrawing the tender; and

•	specify the name in which the original notes are registered, if different from that of the depositor.

      Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal and our determination will be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the original notes so withdrawn are validly re-tendered. Any original notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder. The original notes will be credited to an account maintained with DTC for the original notes. The original notes will be credited to the DTC account as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be re-tendered by following the procedures described above under the heading “— Procedures for Tendering” above at any time on or before 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

      Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes, and may terminate or amend the exchange offer, if at any time before the acceptance of the original notes for exchange or the exchange of the exchange notes for the original notes, any of the following events occurs:

•	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

(1) seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction;

(2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the original notes in the exchange offer; or

(3) any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or

•	any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that in our sole judgment might directly or indirectly result in any of the consequences referred to in clauses (1), (2) or (3) above or, in our sole judgment, might result in the holders of exchange notes having obligations with respect to resales and transfers of exchange notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or

•	the following has occurred:

(1) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

(2) any limitation by a governmental authority, which may adversely affect our ability to complete the transactions contemplated by the exchange offer; or

(3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

(4) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

•	any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the original notes or the exchange notes; which in our sole judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

      These conditions to the exchange offer are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right.

      In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if at this time any stop order is threatened or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

      We have appointed JPMorgan Chase Bank as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the address indicated below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

Main Delivery To: JPMorgan Chase Bank, Exchange Agent

By Mail, Hand or Overnight Courier:

JPMorgan Chase Bank
2001 Bryan Street, 10th Floor
Dallas, Texas 75201
Attn: Frank Ivins

By Facsimile Transmission

(for Eligible Institutions only):
(214) 468-6494

Confirm by Telephone:

(214) 468-6464

      If you deliver the letter of transmittal to an address other than any address indicated above or transmit instructions via facsimile other than any facsimile number indicated, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.

Transfer Taxes

      Holders who tender their original notes for exchange will not be obligated to pay any transfer taxes in connection with exchange, except that holders who instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Original Notes

      Holders who desire to tender their original notes in exchange for exchange notes should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of notes for exchange.

      Original notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the original notes and the existing restrictions on transfer set forth in the legend on the original notes and in the offering memorandum dated May 13, 2004, relating to the original notes. Except in limited circumstances with respect to specific types of holders of original notes, we will have no further obligation to provide for the registration under the Securities Act of such original notes. In general, original notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the original notes under the Securities Act or under any state securities laws.

      Upon completion of the exchange offer, holders of the original notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

      Holders of the exchange notes and any original notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Original Notes

      Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by holders after the exchange offer other than by any holder who is one of our “affiliates” (as defined in Rule 405 under the Securities Act). Such notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

a. such exchange notes are acquired in the ordinary course of such holder’s business; and

b. such holder, other than broker-dealers, has no arrangement or understanding with any person to participate in the distribution of the exchange notes.

      However, the SEC has not considered the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances.

      Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

a. it is not an affiliate of GATX Financial Corporation;

b. it is not engaged in, and does not intend to engage in, a distribution of the exchange notes and has no arrangement or understanding to participate in a distribution of exchange notes; and

c. it is acquiring the exchange notes in the ordinary course of its business.

      Each broker-dealer that receives exchange notes for its own account in exchange for original notes must acknowledge that such original notes were acquired by such broker-dealer as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

      In addition, to comply with state securities laws of certain jurisdictions, the exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the notes. We have agreed in the registration rights agreement that, prior to any public offering of transfer restricted securities, we will register or qualify the transfer restricted securities for offer or sale under the securities laws of any jurisdiction requested by a holder. Unless a holder requests, we currently do not intend to register or qualify the sale of the exchange notes in any state where an exemption from registration or qualification is required and not available. “Transfer restricted securities” means each note until:

a. the date on which such note has been exchanged by a person other than a broker-dealer for a note in the exchange offer;

b. following the exchange by a broker-dealer in the exchange offer of an exchange note, the date on which the exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this prospectus;

c. the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with a shelf registration statement that we file in accordance with the registration rights agreement; or

d. the date on which such note is distributed to the public in a transaction under Rule 144 of the Securities Act.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated.

	Six Months
	Ended June 30,				Year Ended December 31,

	2004		2003		2003		2002		2001		2000		1999

Ratio of earnings to fixed charges	1.84	x	1.24	x	1.40	x	1.24	x	.90x(a	)	1.18	x	2.04	x

      The ratio of earnings to fixed charges represents the number of times “fixed charges” are covered by “earnings.” “Fixed charges” consist of interest on outstanding debt and amortization of debt discount and expense, adjusted for capitalized interest and one-third (the proportion deemed representative of the interest factor) of operating lease expense. “Earnings” consist of consolidated income from continuing operations before income taxes, cumulative effect of accounting change, and fixed charges, less share of affiliates’ earnings, net of distributions received.

      (a) For 2001, fixed charges exceeded earnings by $27.7 million.

DESCRIPTION OF THE EXCHANGE NOTES

      Provided below is a description of the specific terms of the exchange notes. This description is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of terms in the indenture. When used in this section, the terms “GATX Financial,” “we,” “our” and “us” refer solely to GATX Financial Corporation and not to its consolidated subsidiaries.

General

      We will issue the exchange notes under an indenture dated as of November 1, 2003 between us and JPMorgan Chase Bank, as trustee, and a supplemental indenture dated as of June 22, 2004 (as so supplemented, the “indenture”). The indenture does not limit the amount of additional unsecured indebtedness ranking equally and ratably with the exchange notes that we may incur. We may, from time to time, without the consent of the holders of the exchange notes, issue notes under the indenture in addition, and with identical terms, to the exchange notes. The statements in this prospectus concerning the exchange notes and the indenture are not complete and you should refer to the provisions in the indenture which are controlling. A copy of the indenture is filed as an exhibit to the registration statement of which this prospectus forms a part.

Maturity

      The exchange notes will mature on June 15, 2011.

Interest

      The exchange notes will bear interest from the settlement date at a rate per annum equal to 6.273%. Interest will accrue from the date of issuance of the original notes or from the most recent date to which interest has been paid or provided for on the original notes. We will pay interest on June 15 and December 15 of each year to the person in whose name the new note is registered at the close of business on the preceding June 1 or December 1, except that the interest payable on the maturity date, or, if applicable, upon redemption, will be payable to the person to whom the principal on the new note is payable.

      Interest on the exchange notes will be computed on the basis of a 360-day year of twelve 30-day months. Payments of interest and principal will be made in United States dollars.

Ranking

      The exchange notes will be our senior obligations and will rank equally with all of our other unsecured senior indebtedness.

Denominations

      The authorized denominations of the exchange notes will be $1,000 or any amount in excess of $1,000 which is an integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of the exchange notes, but we may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection with the transaction.

Optional Redemption

      The exchange notes will be redeemable, in whole or in part at any time and from time to time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the exchange notes to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the exchange notes (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 30 basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

      “Adjusted Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

      “Business Day” means any day other than a Saturday or Sunday and other than a day on which banking institutions in Chicago, Illinois, or New York, New York, are authorized or obligated by law or executive order to close.

      “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the exchange notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

      “Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for that redemption date.

      “Quotation Agent” means one of the Reference Treasury Dealers appointed by us.

      “Reference Treasury Dealer” means each of Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. and their respective successors; provided, however, that if either of the foregoing or their successors shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute for it another nationally recognized investment bank that is a Primary Treasury Dealer.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

      We will mail notice of a redemption to holders of notes by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. If fewer than all of the notes are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called by such method as the trustee deems fair and appropriate.

Discharge, Defeasance and Covenant Defeasance

      The exchange notes will not be subject to defeasance or covenant defeasance.

Registration, Transfer and Exchange

      We appointed the trustee as securities registrar for the purpose of registering the exchange notes and transfers and exchanges of the exchange notes and, subject to the terms of the indenture, the notes may be presented for registration of transfer and exchange at the offices of the trustee.

Certain Covenants with Respect to the Exchange Notes

      Limitation on Liens. The exchange notes will not be secured by mortgage, pledge or other lien. We will covenant that neither we nor any “restricted subsidiary” (which the indenture defines as any subsidiary which is a consolidated subsidiary, in accordance with generally accepted accounting principles) will subject any of its property, tangible or intangible, real or personal, to any lien unless the exchange notes are secured equally and ratably with other indebtedness thereby secured. Specifically excluded from this covenant are liens existing on the date of the indenture, as well as certain other liens, and the extension, renewal or replacement of those liens including without limitation:

      (a) liens on any property provided that the creditor has no recourse against us or any restricted subsidiary except recourse to such property or proceeds of any sale or lease of such property;

      (b) liens on property existing at the time of acquisition (including acquisition through merger or consolidation) or given in connection with financing the purchase price or cost of construction or improvement of property so long as the financing is completed within 180 days of the acquisition (or 18 months in the case of rail equipment, aircraft, aircraft engines, marine equipment, transportation-related containers and certain information technology assets);

      (c) liens securing certain intercompany indebtedness;

      (d) a banker’s lien or right of offset;

      (e) liens arising under the Employee Retirement Income Security Act of 1974, as amended, to secure any contingent liability of ours;

      (f) liens on sublease interests held by us if those liens are in favor of the person leasing the property subject to the sublease to us;

      (g) various specified governmental liens and deposits;

      (h) various other liens not incurred in connection with the borrowing of money (including purchase money indebtedness) or the obtaining of advances or credit;

      (i) liens incurred in connection with securing performance of letters of credit, bids, tenders, appeal and performance bonds not incurred in connection with the borrowing of money or obtaining of advances or payment of the deferred purchase price of property; and

      (j) other liens not permitted by any of the preceding clauses on property, provided no such lien shall be incurred pursuant to this clause (j) if the aggregate amount of indebtedness secured by liens incurred pursuant to clause (j) subsequent to the date of the indenture, including the lien proposed to be incurred, would exceed 20% of “net tangible assets” (which the indenture defines as our total assets less (x) current liabilities and (y) intangible assets).

Merger and Consolidation

      The indenture provides that we may consolidate or merge with or into any other corporation and we may sell, lease or convey all or substantially all of our assets to any corporation, organized and existing under the laws of the United States of America or any U.S. state, provided that the corporation (if other than us) formed by or resulting from any such consolidation or merger or which shall have received such assets shall assume payment of the principal of (and premium, if any), any interest on and any additional amounts payable with respect to the exchange notes and the performance and observance of all of the covenants and conditions of such indenture to be performed or observed by us.

Modification and Waiver

      The indenture provides that we and the trustee may modify and amend the indenture with the consent of the holders of a majority in principal amount of the exchange notes, provided that no such modification or amendment may, without the consent of the holder of each outstanding new note affected by the modification or amendment:

•	change the stated maturity of the principal of, or any installment of interest on or any additional amounts payable with respect to, the exchange notes or change the redemption price of the exchange notes;

•	reduce the principal amount of, or interest on, the exchange notes or reduce the amount of principal which could be declared due and payable prior to the stated maturity;

•	change the place or currency of any payment of principal or interest on the exchange notes;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the exchange notes;

•	reduce the percentage in principal amount of the outstanding exchange notes, the consent of whose holders is required to modify or amend the indenture; or

•	modify the foregoing requirements or reduce the percentage of outstanding exchange notes necessary to waive any past default to less than a majority.

Except with respect to certain fundamental provisions, the holders of at least a majority in principal amount of outstanding exchange notes may, with respect to the exchange notes, waive past defaults under the indenture.

Events of Default, Waiver and Notice

      An event of default with respect to the exchange notes is defined in the indenture as being:

•	default in payment of any interest on or any additional amounts payable in respect of the exchange notes which remains uncured for a period of 30 days;

•	default in payment of principal (and premium, if any) on the exchange notes when due either at maturity, upon optional or mandatory redemption, as a sinking fund installment, by declaration or otherwise;

•	our default in the performance or breach of any other covenant or warranty in respect of the exchange notes which shall not have been remedied for a period of 90 days after notice; and

•	our bankruptcy, insolvency and reorganization.

      The indenture provides that the trustee may withhold notice to the holders of the exchange notes of any default with respect to the exchange notes (except in payment of principal of, or interest on, the exchange notes) if the trustee considers it in the interest of the holders of the exchange notes to do so.

      The indenture relating to the exchange notes also provides that:

•	if an event of default due to the default in payment of principal of, or interest on, the exchange notes, or because of our default in the performance or breach of any other covenant or agreement applicable to the exchange notes but not applicable to all outstanding debt securities issued pursuant to the indenture, shall have occurred and be continuing, then either the trustee or the holders of not less than 25% in principal amount of the exchange notes may declare the principal of the exchange notes and interest accrued thereon, to be due and payable immediately; and

•	if the event of default resulting from our default in the performance of any other of the covenants or agreements in the indenture applicable to all outstanding debt securities under the indenture or certain events of bankruptcy, insolvency and reorganization shall have occurred and be continuing, then either the trustee or the holders of not less than 25% in principal amount of all outstanding debt securities issued under the indenture, including the exchange notes (treated as one class), may declare the principal of all such debt securities, including the exchange notes, or such lesser amount as may be provided for in such securities, and interest accrued thereon, to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of, or premium or interest on, the debt securities) by the holders of a majority in principal amount of the exchange notes (or of all series of debt securities, as the case may be).

      The holders of a majority in principal amount of the outstanding exchange notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the exchange notes provided that such direction shall not be in conflict with any rule of law or the indenture and shall not be unduly prejudicial to the holders not taking part in such direction. We are required to furnish to the trustee under the indenture annually a statement as to performance or fulfillment of our obligations under the indenture and as to any default in such performance of fulfillment.

Book-Entry, Delivery and Form

      The notes representing the exchange notes will initially be issued only in registered, book-entry form, in denominations of $1,000 and any integral multiples of $1,000. We will issue global notes in denominations that together equal the total principal amount of the notes issued in the exchange offer.

      The notes require that payment with respect to the global notes be made by wire transfer of immediately available funds to the accounts specified by the holders of the securities. If no account is specified, we may choose to make payment at the office of the trustee or by mailing a check to the holder’s registered address.

Exchanges of Book-Entry Notes for Certificated Notes

      You may not exchange your beneficial interest in a global note for a note in certificated form unless:

(1) DTC (a) notifies us that it is unwilling or unable to continue as depository for the global note or (b) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in either case we thereupon fail to appoint a successor depository; or

(2) we, at our option, notify the Trustee in writing that we are electing to issue the notes in certificated form; or

(3) an Event of Default shall have occurred and be continuing with respect to the notes.

      In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures). Any certificated notes issued in exchange for an interest in a global note will bear the legend restricting transfers that is borne by such global note. Any such exchange will be effected through the DWAC system and an appropriate adjustment will be made in the records of the Security Registrar to reflect a decrease in the principal amount of the relevant global note.

Certain Book-Entry Procedures

      The description of the operations and procedures of DTC, Euroclear and Clearstream that follows is provided solely as a matter of convenience. These operations and procedures are solely within their control and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge you to contact the system or their participants directly to discuss these matters.

      DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants (“participants”) and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

      DTC has advised us that its current practice, upon the issuance of the global notes, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such global notes to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interests in the global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominees (with respect to interests of participants).

      As long as DTC, or its nominee, is the registered Holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner and Holder of the notes represented by such global note for all purposes under the indenture governing the notes and the notes. Except in the limited circumstances described above under “— Exchanges of Book-Entry Notes for Certificated Notes,” you will not be entitled to have any portions of a global note registered in your names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owner or Holder of a global note (or any note represented thereby) under the indenture governing the notes or the notes.

      You may hold your interests in the global notes directly through DTC, if you are participants in such system, or indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. Euroclear and Clearstream will hold interests in the Regulation S global note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories. The depositories, in turn, will hold such interests in such global note in customers’ securities accounts in the depositories’ names on the books of DTC. All interests in a global note, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream will also be subject to the procedures and requirements of such system.

      The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, your ability to transfer your beneficial interests in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, your ability to pledge your interests in a global note to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      We will make payments of the principal of, premium, if any, and interest on global notes to DTC or its nominee as the registered owner thereof. Neither we nor the Trustee nor any of our or their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note representing any notes held by it or its nominee, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note for such notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” Such payment will be the responsibility of such participants.

      Except for trades involving only Euroclear and Clearstream participants, interests in the global note will trade in DTC’s settlement system, and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

      Subject to compliance with the transfer and exchange provisions applicable to the Notes described elsewhere herein, cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected by DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the DTC settlement date. Cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the DTC settlement date.

      DTC has advised us that DTC will take any action permitted to be taken by a Holder of notes only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, the global notes will be exchanged for legended notes in certificated form, and distributed to DTC’s participants.

      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the global notes among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of we, the Trustee or any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear and Clearstream, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes.

CONCERNING THE TRUSTEE

      JPMorgan Chase Bank is the trustee under the indenture for certain of our outstanding senior debt securities, including the original notes, as well as certain equipment trust agreements with one of our affiliates. JPMorgan Chase Bank has, and certain of its affiliates may from time to time have, substantial banking relationships with us and certain of our affiliates, including GATX Corporation, our parent corporation.

      The trustee under the indenture relating to the exchange notes may from time to time make loans to us and perform other services for us in the normal course of business. Under the provisions of the Trust Indenture Act of 1939, as amended, which we refer to as the “Trust Indenture Act,” upon the occurrence of a default under an indenture, if a trustee has a conflicting interest (as defined in the Trust Indenture Act), the trustee must, within 90 days, either eliminate such conflicting interest or resign. Under the provisions of the Trust Indenture Act, an indenture trustee shall be deemed to have a conflicting interest, among other things, if the trustee is a creditor of the obligor. If the trustee fails either to eliminate the conflicting interest or to resign within 10 days after the expiration of such 90-day period, the trustee is required to notify security holders to this effect and any security holder who has been a bona fide holder for at least six months may petition a court to remove the trustee and to appoint a successor trustee.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended and supplemented, available to any broker-dealer for use in connection with any such resale.

      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of the expected material U.S. federal income tax consequences to owners of old notes of the receipt of the original notes pursuant to the exchange offers that closed in June 2004 and the subsequent exchange of the original notes for exchange notes. The following does not address the U.S. federal income tax consequences of the exchange offer that closed in June 2004 or ownership of the original notes and exchange notes to subsequent purchasers of the original notes and exchange notes. The statements of law and legal conclusions contained in this summary are based upon the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, possibly on a retroactive basis. We have not received, nor will we receive, any rulings from the Internal Revenue Service with respect to any of the matters summarized in this discussion. Therefore, there is no assurance that the Internal Revenue Service or a court would agree with the advice of our counsel, upon which this summary is based. Moreover, there is no assurance that such counsel’s advice will not be rendered invalid as a result of subsequent changes in the law, including changes to the Code or the interpretation thereof by the courts or the Internal Revenue Service.

      The following does not consider the tax consequences of the receipt of the original notes pursuant to the exchange offer that closed in June 2004 and the subsequent exchange of the original notes for exchange notes under state, local and foreign law. Moreover, except as otherwise explicitly noted, this discussion does not describe the special considerations that may apply to certain taxpayers, such as financial institutions, broker-dealers, life insurance companies, tax-exempt organizations, investment companies, foreign taxpayers and other special status taxpayers (e.g., persons holding the old notes, the original notes or the exchange notes as part of a “straddle,” “hedge” or “conversion transaction”). The discussion deals only with old notes, original notes and exchange notes held as “capital assets” within the meaning of section 1221 of the Code.

      We believe that the original notes and exchange notes should be treated as indebtedness for U.S. federal income tax purposes, and the discussion below is consistent with this view.

      HOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE POSSIBLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE EXCHANGE OFFERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Exchange of Original Notes for Exchange Notes

      The exchange of the original notes for substantially identical exchange notes registered under the Securities Act should not constitute a taxable exchange. As a result, (1) a holder should not recognize a taxable gain or loss as a result of exchanging such holder’s original notes for the exchange notes; (2) the holding period of the exchange notes received should include the holding period of the original notes exchanged therefor; and (3) the adjusted tax basis of the exchange notes received should be the same as the adjusted tax basis of the original notes exchanged therefor immediately before such exchange. Holders should consult their tax advisors regarding the potential U.S. federal income tax consequences of the exchange of the original notes for exchange notes.

      In the discussion below concerning tax consequences with respect to ownership and disposition of original notes, references to original notes should also be read as including exchange notes.

Tax Consequences to Holders Who Participated in the Exchange Offers That Closed in June 2004

      The exchange of original notes for old notes is analyzed as if the exchange were simply a modification of the old notes. Under general principles of U.S. federal income tax law, the modification of a debt instrument can give rise to a taxable exchange under section 1001 of the Code upon which gain or loss is realized if the modified debt instrument differs materially either in kind or in extent from the original debt instrument. In this regard, governing Treasury regulations (the “Modification Regulations”) provide that, as a general rule, a taxable exchange occurs when, based on all the facts and circumstances and taking into account all changes in the terms of the debt instrument collectively, the legal rights or obligations that are altered, and the degree to which they are altered, are economically significant (a “significant modification”). The Modification Regulations state that they can apply to any modification of a debt instrument, regardless of the form of the modification, including an exchange of a new debt instrument for an existing debt instrument. Therefore, the Modification Regulations are relevant in determining the consequences of an exchange of old notes for original notes.

      Under the Modification Regulations, a change in yield of a debt instrument (including the receipt of additional consideration) is a significant modification if the yield of the modified debt instrument varies from the yield on the unmodified instrument (determined as of the date of the modification) by more than the greater of (i) 25 basis points or (ii) 5 percent of the annual yield on the unmodified instrument. For this purpose, the yield of the modified debt instrument is the annual yield of a debt instrument with (i) an issue price equal to the adjusted issue price of the unmodified debt instrument on the date of the modification, increased by any accrued but unpaid interest, and decreased to reflect payments made to the holders as consideration for the modification and (ii) payments equal to the payments on the modified debt instrument from the date of the modification. The Modification Regulations further provide that a change in the timing of payments due under a debt instrument is a significant modification if it results in the material deferral of scheduled payments, which depends on all the facts and circumstances. The Modification Regulations provide in this respect a safe harbor under which a deferral of one or more scheduled payments within the safe harbor period, which is the lesser of 5 years or 50 percent of the original term of the instrument, is not a material deferral if the deferred payments are unconditionally payable no later than the end of the safe harbor period. The Modification Regulations also provide that a modification that adds, deletes, or alters customary accounting or financial covenants is not a significant modification.

      We believe that the exchange of the 6 3/4% notes and the 6 7/8% notes for original notes resulted in a change in yield that is a significant modification under the Modification Regulations. We also believe that the exchange of the 7 3/4% notes for original notes resulted in a deferral of principal payments on the 7 3/4% notes which exceeds the safe harbor period and should be a significant modification under the Modification Regulations. (We also believe that the exchange of the 6 3/4% notes for original notes will result in a deferral of principal payments on the 6 3/4% notes which exceeds the safe harbor, but that the extent of the deferral may not be considered material enough to constitute a significant modification.) Therefore, although the IRS could take a contrary position, we expect that the exchange of old notes for original notes pursuant to the exchange offers will result in a taxable exchange under the Code.

      Accordingly, we believe the tax consequences described below applied to such exchange. If, contrary to this conclusion, the exchange of the 6 3/4% notes, the 7 3/4% notes or the 6 7/8% notes, respectively, did not result in a significant modification under the Modification Regulations, the exchange of such series of old notes for original notes would not constitute a taxable exchange under the Code in which the holder realized gain or loss. In that case, the cash paid to respective holders as accrued interest should constitute interest income and the remaining cash paid to holders should be treated as ordinary income to holders, although alternative treatments of the remaining cash paid are possible. Further, the holder of the original notes would, with respect to those original notes, have the same adjusted tax basis and holding period as that holder had with respect to the old notes, and continue to account for any de minimis original issue discount, market discount or amortizable bond premium as was the case with respect to the old notes. Holders are urged to consult with their tax advisors with respect to the application of the Code’s exchange rules to their particular circumstance.

      The discussion below describes the consequences if, as we believe is likely, the exchanges of the 6 3/4% notes, the 7 3/4% notes and the 6 7/8% notes for original notes and cash, respectively, constitute taxable exchanges under section 1001 of the Code.

      In general, an exchange of old notes for original notes would be a taxable event unless the Code explicitly prevented recognition of any gain or loss realized (e.g., if the exchange was a recapitalization under the Code as discussed below). In order for the exchanges of the 6 3/4% notes, the 7 3/4% notes and the 6 7/8% notes for original notes to have qualified respectively as recapitalizations under section 368(a)(1)(E) of the Code, all of the old notes and the original notes must have been “securities” under the relevant provisions of the Code. Whether an instrument constitutes a “security” is determined based on all the facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that the instrument is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent, and whether such payments are made on a current basis or accrued. The 6 3/4% notes and the 6 7/8% notes had a term of approximately 10 years and thus, based on their term to maturity and other features, likely constituted securities for U.S. federal income tax purposes. The 7 3/4% notes had a term of approximately 7 years, and the original notes have a term of 7 years, and will be treated by us as securities, although the Internal Revenue Service may take a contrary position. As a result, each exchange of the 6 3/4% notes, the 7 3/4% notes and the 6 7/8% notes for original notes will be treated by us as a recapitalization under section 368(a)(1)(E) of the Code, although the Internal Revenue Service may take a contrary position.

      The exchanges of the 6 3/4% notes, the 7 3/4% notes and the 6 7/8% notes for original notes, as discussed above, are expected to constitute recapitalizations under the Code. Accordingly, a holder did not recognize loss on the exchange and recognized gain equal to the lesser of (i) the amount of the cash received by the holders (other than with respect to accrued interest on the old notes) (“boot”) or (ii) the realized gain on the exchange. If neither the original notes nor the old notes are traded on an established securities market (which, as described below, is the position we intend to take), the realized gain will equal the excess, if any, of (i) the sum of the cash received by the holders (other than with respect to accrued interest on the old notes) and the stated principal amount of the original notes over (ii) a holder’s adjusted tax basis in the 6 3/4% notes, the 7 3/4% notes and the 6 7/8% notes, respectively, exchanged for such original notes. A holder’s adjusted tax basis in notes generally will equal the amount paid therefor, increased by market discount or OID, if any, previously taken into account by the holder and reduced by any amortizable bond premium previously amortized by the holder and payments on the notes other than payments of qualified stated interest, if any. Except as provided below with respect to accrued market discount, any such gain is long-term capital gain if a holder held the old notes for more than one year at the time of the exchange. Non-corporate taxpayers generally are subject to reduced rates of U.S. federal income taxation on net long-term capital gains.

      A holder’s initial tax basis in the original notes received in the exchange was equal to a holder’s tax basis in the 6 3/4%, the 7 3/4% and the 6 7/8% notes, respectively, exchanged for such original notes, immediately before the exchange, increased by the amount of gain recognized by the holder on the exchange and decreased by the boot received in the exchange. The holding period for such original notes will include the period during which such holder held the old notes surrendered in the exchange.

      For purposes of determining the amount of gain recognized in a recapitalization, boot can include the excess principal amount of newly issued debt over the principal amount of the outstanding debt for which the newly issued debt is exchanged. It is not entirely clear for this purpose that “principal amount” means the stated principal amount of the original notes. Alternatively, the Internal Revenue Service could take the position that it means the “issue price” as determined under section 1273 of the Code, which could be higher than their stated principal amount if the original notes or the old notes are publicly traded (which we, as discussed below, do not believe to be the case) and their fair market value exceeds the principal amount of the original notes.

      If an exchange does not qualify for treatment as a tax-free recapitalization, a holder would recognize gain or loss for U.S. federal income tax purposes upon the exchange in an amount equal to the difference between (i) the sum of the cash received by the holders (other than with respect to accrued interest on the old notes) and the issue price of the original notes received in exchange for the old notes and (ii) the holder’s adjusted tax basis in the old notes on the date of the exchange. As stated below, although the matter is not free from doubt, we believe, and intend to take the position that, the old notes are not, and the original notes will not be, traded on an established securities market and, as a result, the issue price of the old notes will be their stated principal amount. Subject to the treatment of a portion of any gain as ordinary income to the extent of any market discount accrued on the old notes to, and accrued and untaxed interest as of, the date of the exchange, such gain or loss generally would be long-term capital gain or loss if the holder held the old notes for more than one year on the date of the exchange.

      Issue Price of the Original Notes. Under the original issue discount (“OID”) provisions of the Code, the original notes will be treated as debt instruments issued for property (i.e., the old notes). The determination of the “issue price” of the original notes, which constitutes the amount realized on the exchange as described above, and is also relevant in determining whether there is any OID on the original notes, will depend, in part, on whether the original notes or the old notes for which the original notes are exchanged, were traded on an “established securities market” at any time during the 60-day period ending 30 days after the date of the completion of the exchange offers. In general, a debt instrument (or the property exchanged therefor) will be treated as traded on an established market if (a) it is listed on (i) the New York Stock Exchange or certain other qualifying foreign securities exchanges, (ii) certain qualifying interdealer quotation systems or (iii) certain qualifying foreign securities exchanges; (b) it appears on a system of general circulation that provides a reasonable basis to determine fair market value; or (c) subject to certain limitations, price quotations are readily available from dealers, brokers or traders. The issue price of a debt instrument that is traded on an established market or that is issued for another debt instrument so traded would be the fair market value of such debt instrument or such other debt instrument, as the case may be, on the issue date as determined by such trading. The issue price of a debt instrument that is neither so traded nor issued for another debt instrument so traded generally would be its stated principal amount.

      Therefore, if the original notes are properly treated as “publicly traded” under relevant Treasury Regulations, the issue price of the original notes for purposes of the OID provisions of the Code would be their fair market value at the time of issuance. If the original notes are not publicly traded but the old notes are publicly traded, the issue price of a original note would be the fair market value of the old note exchanged for such original note (less the cash received other than with respect to accrued interest on the old notes) as of the time of issuance of the original note. In either of such two cases, such issue price plus the cash received by the holders (other than with respect to accrued interest on the old notes) would also be the amount realized on the exchange of the old notes for original notes. If neither the old notes nor the original notes are properly treated as publicly traded, the issue price of the original notes would be the stated principal amount of the original notes and there would be no OID on the original notes. Although not free from doubt, we believe, and will take the position, that neither the old notes nor the original notes should be treated as publicly traded. The discussion below is based on the assumption that neither the old notes nor the original notes are properly treated as publicly traded for purposes of the OID provisions of the Code. If, on the contrary, the old notes or the original notes are properly treated as publicly traded, the consequences of holding the original notes might be materially different than described below. In particular, if the original notes are publicly traded and their respective fair market values are below their respective face values at the time of the completion of the exchange offers, the issue price of the original notes will be below face value. Also, if the original notes are not publicly traded but the old notes are publicly traded and the fair market value of the old notes (less the cash received other than with respect to accrued interest on the old notes) is less than the principal amount of the original notes for which the old notes are exchanged, the issue price of such notes will be below their face value. In either case, the excess of the stated principal amount of the original notes over their issue price, if more than a de minimis amount, would be treated as OID, which would be accrued as ordinary income by both cash and accrual method holders under the accrual rules for OID.

      Market Discount. If a holder had accrued and unrecognized market discount on its old notes (that is, a discount representing more than a de minimis difference between the holder’s tax basis in its old notes and their stated redemption price at maturity (which generally is the stated principal amount)), a portion of the gain, if any, recognized on the exchange of old notes up to the amount of such accrued market discount would be treated as ordinary income and would not receive capital gain treatment. Accrued market discount generally equals a ratable portion of the old note’s market discount, based on the number of days the holder held the old note at the time of such disposition, as a percentage of the number of days from the date the holder acquired such old note to its date of maturity. Holders who acquired their old notes other than at original issuance should consult their tax advisors regarding the possible application of the market discount rules of the Code to a tender of the old notes pursuant to the exchange offers.

      Accrued But Untaxed Interest. To the extent that any amount received in the exchange by a holder of an old note was attributable to accrued interest, such amount would be includable in gross income by the holder as interest income if such accrued interest had not been previously included in the holder’s gross income for U.S. federal income tax purposes. We do not expect to report any portion of the original notes received by a holder as attributable to accrued but untaxed interest because holders of the old notes were paid cash in respect of such accrued interest on the date of the exchange of old notes for original notes.

Tax Consequences of Holding and Disposing of the Original Notes

      The discussion below describes the consequences if, as if believed likely, the exchange of the 6 3/4% notes, the 7 3/4% notes and the 6 7/8% notes for original notes and cash, respectively, constitute a taxable exchange under the Code. The consequences if there were no exchange under the Code are described above under “— Tax Consequences to Holders Who Participated in the Exchange Offers That Closed in June 2004.”

      Interest on the Original Notes. Stated interest on a original note will be includible in gross income as ordinary interest income in accordance with a holder’s usual method of accounting for tax purposes. Thus, accrual method U.S. Holders will report interest on the original notes as it accrues, and cash method U.S. Holders will report interest when it is received or unconditionally made available for receipt.

      Sale, Exchange, Redemption or Other Disposition of the Original Notes. Except as described below with respect to accrued market discount, upon the disposition of an original note by sale, exchange, redemption or otherwise, a holder generally will recognize capital gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued interest not previously recognized as income, which will be treated as ordinary interest income) and (ii) the holder’s adjusted tax basis in the note. A holder’s adjusted tax basis in an original note is described above under “— Tax Consequences to Holders Who Participated in the Exchange Offers That Closed in June 2004.” Any capital gain or loss will be long-term capital gain or loss if the holder has held the note for more than one year. Holders should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for certain non-corporate taxpayers) and losses (the deductibility of which is subject to certain limitations).

      Market Discount. If a holder’s initial tax basis in an original note is less than its stated principal amount, subject to a de minimis exception, the holder will be treated as having purchased the note at a “market discount.” In such case, a holder will be required to treat any principal payment on, or any gain realized on the sale, exchange or other disposition of, the note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount accrued on the note and not previously included in income; a holder also may be required to defer the deduction of all or a portion of any interest paid or accrued on indebtedness incurred or maintained to purchase or carry the note. Alternatively, a holder may elect (with respect to the note and all other market discount obligations acquired by the holder after the first day of the first taxable year to which such election applies) to include market discount in income currently as it accrues. This election may only be revoked with the consent of the Internal Revenue Service. Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless a holder elects to accrue market discount on the basis of a constant interest rate. Amounts includible in income as market discount generally are treated as ordinary interest income.

      Bond Premium. If a holder’s initial tax basis in an original note is greater than its principal amount, such holder will be treated as having acquired the note with “amortizable bond premium” equal in amount to such excess. A holder may elect (with respect to the note and all of the holder’s other obligations with amortizable bond premium held on or acquired by such holder after the first day of the first taxable year to which such election applies) to amortize such premium using a constant yield method over the remaining term of the note and may offset interest income otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. This election may only be revoked with the consent of the Internal Revenue Service.

Information Reporting and Backup Withholding

      In general, information reporting requirements will apply with respect to payments, including interest, paid on the original notes during each calendar year. Under certain circumstances, a holder may be subject to backup withholding at a current rate of 28% on payments of interest (including OID, if any) on, and the proceeds of a sale, exchange or redemption of the original notes, as the case may be. Backup withholding generally will not apply with respect to payments made to certain “exempt recipients” such as corporations (within the meaning of section 7701(a) of the Code) or certain tax-exempt entities. In the case of a non-exempt recipient, backup withholding generally applies only if such recipient (i) fails to furnish his or her social security or other taxpayer identification number (“TIN”), (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that he or she has failed to report payment of interest and dividends properly and the Internal Revenue Service has notified the withholding agent that the recipient is subject to backup withholding or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is his or her correct number and that he or she is not subject to backup withholding for failure to report interest or dividend payments. Backup withholding is not an additional tax. Rather, any amount withheld from a payment to a holder under the backup withholding rules is allowable as a credit against such holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

Tax Consequences to Non-U.S. Holders

      As used herein, the term “Non-U.S. Holder” means a holder of original notes other than a holder who or which is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or partnership (other than a partnership that is not treated as a “United States person” under the Code) created or organized in the United States or under the laws of the United States or of any State, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (a) over which a court within the United States is able to exercise primary supervision over the administration of the trust and (b) all substantial decisions of which one or more U.S. persons have the authority to control.

      Tax Consequences to Non-U.S. Holders Who Participated in the Exchange Offers That Closed in June 2004. As discussed above under “— Tax Consequences to Holders Who Participated in the Exchange Offers That Closed in June 2004,” the exchange by a holder of old notes for original notes pursuant to the exchange offers likely constituted a recapitalization under the Code, but gain could be recognized in whole or in part on the exchange. However, a Non-U.S. Holder would only be subject to U.S. federal income tax on any gain recognized to the extent described below under “— Disposition of Original Notes,” treating the reference therein to the original notes as a reference to the old notes.

      If, contrary to the belief discussed above under “— Tax Consequences to Holders Who Participated in the Exchange Offers That Closed in June 2004,” the exchange of the 6 3/4% notes, the 7 3/4% notes or the 6 7/8% notes for original notes does not constitute an exchange under the Code in which the holder realized gain or loss, the cash paid to the holder in the exchange (other than accrued interest), although not free from doubt, may constitute ordinary income from sources within the United States subject to U.S. withholding tax even if interest payments are exempt from withholding. In such case, the withholding agent would withhold U.S. federal tax equal to 30% of such cash from payments made to the holder, unless the holder submitted either (i) an IRS Form W-8BEN certifying eligibility for a reduction in the rate of withholding with respect to “Other Income” under provisions of an applicable income tax treaty or (ii) an IRS Form W-8ECI certifying that the income is effectively connected with the conduct by such holder of a trade or business within the United States (and, thus, subject to U.S. federal income tax on a net basis). In such case, a holder should consult its own tax adviser regarding the availability of a credit or refund of such withholding tax.

      Amounts attributable to accrued and unpaid interest paid on old notes to a holder will not be subject to U.S. federal income tax or withholding tax to the extent described below under “— Interest on the Original Notes,” treating the references therein to interest on the original notes as references to accrued and unpaid interest on the old notes.

      Interest on the Original Notes. Payments of interest (including OID, if any, and liquidated damages payable upon a registration default) on the original notes by us or any paying agent to a Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that (i) such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote; (ii) such Non-U.S. Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to us through stock ownership; (iii) such Non-U.S. Holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code; and (iv) certain certification requirements (summarized below) are met (the “Portfolio Interest Exemption”). If a Non-U.S. Holder of an original note is engaged in a trade or business in the United States, and if interest (including OID, if any) on such original note is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), the Non-U.S. Holder, although exempt from U.S. withholding tax, generally will be subject to regular U.S. income tax on such interest (including OID, if any) in the manner described above with respect to holders generally. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest (including OID, if any) on an original note will be included in the earnings and profits of such Non-U.S. Holder if such interest (including OID, if any) is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

      A payment of interest (including OID, if any) on an original note made to a Non-U.S. Holder generally will qualify for the Portfolio Interest Exemption or, as the case may be, the exception from withholding for income effectively connected with the conduct of a trade or business in the United States if, at the time such payment is made, the withholding agent holds a valid Form W-8BEN or Form W-8ECI and, if necessary, a Form W-8IMY, respectively (or an acceptable substitute form), from the Non-U.S. Holder and can reliably associate such payment with such Form W-8BEN or W-8ECI. In addition, under certain circumstances, a withholding agent is allowed to rely on Form W-8BEN (or an acceptable substitute form) furnished by a financial institution or other intermediary on behalf of one or more Non-U.S. Holders (or other intermediaries) without having to obtain copies of the Non-U.S. Holder’s Form W-8BEN (or substitute thereof), provided that the financial institution or intermediary has entered into a withholding agreement with the Internal Revenue Service and thus is a “qualified intermediary,” and may not be required to withhold on payments made to certain other intermediaries if certain conditions are met.

      Disposition of Original Notes. Under current law, a Non-U.S. Holder of original notes generally will not be subject to U.S. federal income tax on any gain recognized on the sale, exchange or other disposition of such original notes unless (i) the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder); (ii) the Non-U.S. Holder is an individual who holds the original notes as a capital asset, is present in the United States for 183 days or more in the taxable year of the disposition and either (a) such individual has a U.S. “tax home” (as defined for U.S. federal income tax purposes) or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such individual; or (iii) the Non-U.S. Holder is subject to tax pursuant to the Code provisions applicable to certain U.S. expatriates. In the case of a Non-U.S. Holder that is described under clauses (i), (ii) and, in some cases, (iii) above, its gain will be subject to the U.S. federal income tax on net income and, in addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to the branch profits tax as described above. An individual Non-U.S. Holder that is described under clause (ii) above will be subject to a flat 30% tax on gain derived from the sale, which may be offset by U.S. capital losses (notwithstanding the fact that he or she is not considered a U.S. resident). Thus, individual Non-U.S. Holders who have spent 183 days or more in the United States in the taxable year in which they contemplate a sale of an original note are urged to consult their tax advisors as to the tax consequences of such sale.

      Estate Tax Consequences. Original notes beneficially owned by an individual who at the time of death is not a U.S. citizen or resident (as specially defined for U.S. federal estate tax purposes) will not be subject to U.S. federal estate tax as a result of such individual’s death, provided that, at the time of such individual’s death, the income from the original notes was not or would not have been effectively connected with the conduct by such individual of a trade or business within the United States and that such individual qualified for the exemption from U.S. federal withholding tax (without regard to the certification requirements) on interest that is described above under “— Interest on Original Notes.”

      Backup Withholding and Information Reporting. Information reporting on Form 1099 and backup withholding at a current rate of 28% will not apply to payments of principal and interest (including OID, if any) made by us or a paying agent to a Non-U.S. Holder on original notes if the certification described above under “— Interest on the Original Notes” is received, provided that the payor does not have actual knowledge that the Non-U.S. Holder is a U.S. person. However, interest (including OID, if any) may be required to be reported annually on Form 1042S.

      Payments of the proceeds from the sale by a holder that is a Non-U.S. Holder of an original note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, the U.S. branch of a foreign bank or a foreign insurance company, a foreign partnership controlled by U.S. persons or engaged in a U.S. trade or business, or a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of an original note through the U.S. office of a broker is subject to information reporting and backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding.

LEGAL MATTERS

      The validity of the notes will be passed upon for us by Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois.

EXPERTS

      Our consolidated financial statements audited by Ernst & Young LLP have been included in reliance on their report given on their authority as experts in accounting and auditing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of GATX Financial Corporation

      We have audited the accompanying consolidated balance sheets of GATX Financial Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholder’s equity, comprehensive income, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GATX Financial Corporation and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

      As discussed in Note 2 to the financial statements, in 2002 the Company changed its method of accounting for goodwill and other intangible assets, and in 2001 the Company changed its method of accounting for derivatives.

ERNST & YOUNG LLP

Chicago, Illinois

January 29, 2004,
     except for Note 20, as to which
     the date is September 17, 2004

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31

	2003	2002	2001

	In millions
Gross Income
Lease income	$769.3	$741.8	$761.3
Marine operating revenue	85.0	79.7	77.7
Interest income	41.4	54.7	70.2
Asset remarketing income	37.9	33.7	76.0
Gain on sale of securities	7.3	3.9	38.7
Fees	17.3	16.5	18.5
Other	107.2	76.1	72.3

Revenues	1,065.4	1,006.4	1,114.7
Gain on extinguishment of debt	1.4	2.2	—
Share of affiliates’ earnings	66.8	46.1	30.5

Total Gross Income	1,133.6	1,054.7	1,145.2
Ownership Costs
Depreciation and amortization	184.7	160.5	156.3
Interest, net	153.8	168.3	194.0
Operating lease expense	191.6	185.8	184.2

Total Ownership Costs	530.1	514.6	534.5
Other Costs and Expenses
Maintenance expense	168.1	151.7	137.5
Marine operating expenses	68.9	60.7	59.7
Other operating expenses	43.4	40.8	63.6
Selling, general and administrative	141.9	142.8	176.8
Provision for possible losses	4.7	7.8	83.8
Asset impairment charges	32.4	29.2	83.1
Reversal for litigation charges	—	—	(13.1)
Reduction in workforce charges	—	16.9	10.7
Fair value adjustments for derivatives	4.1	3.5	.5

Total Other Costs and Expenses	463.5	453.4	602.6
Income from Continuing Operations before Income Taxes and Cumulative Effect of Accounting Change	140.0	86.7	8.1
Income Tax Provision (Benefit)	43.5	26.4	(5.2)

Income from Continuing Operations before Cumulative Effect of Accounting Change	96.5	60.3	13.3
Discontinued Operations
Operating results, net of taxes	15.2	4.7	32.8
Gain on sale of portion of segment, net of taxes	—	6.2	173.9

Total Discontinued Operations	15.2	10.9	206.7

Income before Cumulative Effect of Accounting Change	111.7	71.2	220.0
Cumulative Effect of Accounting Change	—	(34.9)	—

Net Income	$111.7	$36.3	$220.0

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

	December 31

	2003	2002

	In millions
Assets
Cash and Cash Equivalents	$211.1	$230.7
Restricted Cash	60.9	140.9
Receivables
Rent and other receivables	86.4	75.6
Finance leases	289.2	370.3
Loans	183.5	427.1
Less: allowance for possible losses	(40.6)	(61.7)

	518.5	811.3
Operating Lease Assets, Facilities and Other
Railcars and service facilities	3,276.6	2,979.3
Operating lease investments and other	1,804.2	1,609.8
Less: allowance for depreciation	(1,821.5)	(1,621.3)

	3,259.3	2,967.8
Progress payments for aircraft and other equipment	53.6	140.9

	3,312.9	3,108.7
Due from GATX Corporation	340.6	422.5
Investments in Affiliated Companies	847.6	835.7
Recoverable Income Taxes	47.3	86.1
Goodwill, Net	87.2	54.9
Other Investments	101.6	95.6
Other Assets	182.3	234.9
Assets of Discontinued Operations	560.1	642.4

	$6,270.1	$6,663.7

Liabilities and Shareholder’s Equity
Accounts Payable and Accrued Expenses	$326.5	$374.9
Debt
Short-term	15.9	13.7
Long-term:
Recourse	2,877.6	3,229.9
Nonrecourse	99.3	222.7
Capital lease obligations	122.4	143.7

	3,115.2	3,610.0
Deferred Income Taxes	614.7	558.2
Other Liabilities	258.5	247.0
Liabilities of Discontinued Operations	346.3	371.9

Total Liabilities	4,661.2	5,162.0
Shareholder’s Equity
Preferred stock	125.0	125.0
Common stock	1.0	1.0
Additional capital	521.6	521.6
Reinvested earnings	988.8	933.0
Accumulated other comprehensive loss	(27.5)	(78.9)

Total Shareholder’s Equity	1,608.9	1,501.7

	$6,270.1	$6,663.7

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31

	2003	2002	2001

	In millions
Operating Activities
Net income, including discontinued operations	$111.7	$36.3	$220.0
Adjustments to reconcile income from continuing operations to net cash provided by continuing operations:
Realized gains on remarketing of leased equipment	(42.0)	(40.8)	(79.9)
Gain on sales of securities	(7.3)	(3.9)	(38.7)
Gain on sale of segment	—	(6.2)	(173.9)
Depreciation and amortization	318.1	364.9	413.6
Provision for possible losses	3.0	36.6	98.4
Asset impairment charges	36.4	43.2	85.2
Deferred income taxes	77.4	118.8	(55.3)
Gain on extinguishment of debt	(2.1)	(18.0)	—
Share of affiliated earnings, net of dividends	(49.0)	(13.1)	(22.5)
Cumulative effect of accounting change	—	34.9	—
Decrease in litigation accrual	—	—	(154.1)
Decrease (increase) in recoverable income taxes	36.4	(64.4)	(4.9)
(Increase) decrease in prepaid pension	(3.9)	(27.0)	.6
(Decrease) increase in reduction in workforce accrual	(16.5)	11.0	8.7
Other, including working capital	(21.6)	(22.3)	(41.8)

Net cash provided by operating activities	440.6	450.0	255.4
Investing Activities
Additions to equipment on lease, net of nonrecourse financing for leveraged leases, operating lease assets and facilities	(642.2)	(893.2)	(840.7)
Loans extended	(49.5)	(128.7)	(305.5)
Investments in affiliated companies	(100.8)	(93.3)	(246.5)
Progress payments	(32.2)	(104.2)	(300.1)
Investments in available-for-sale securities	(23.7)	—	—
Other investments	(26.6)	(52.4)	(98.2)

Portfolio investments and capital additions	(875.0)	(1,271.8)	(1,791.0)
Portfolio proceeds	759.5	882.8	1,026.2
Proceeds from other asset sales	23.0	110.8	199.7
Proceeds from sale of portion of segment (net of taxes paid of $281.9 in 2001)	—	3.2	896.0
Net increase in restricted cash	(28.4)	(6.5)	(118.8)
Effect of exchange rate changes on restricted cash	17.7	9.9	—

Net cash used in investing activities	(103.2)	(271.6)	212.1
Financing Activities
Net proceeds from issuance of long-term debt	715.7	1,262.8	788.9
Repayment of long-term debt	(1,077.3)	(1,206.5)	(1,021.1)
Net decrease in short-term debt	(.7)	(274.4)	(239.2)
Net decrease in capital lease obligations	(21.3)	(22.2)	(1.1)
Equity contribution from GATX Corporation	—	45.0	50.0
Net decrease in amount due from GATX Corporation	81.9	17.9	92.0
Cash dividends paid to GATX Corporation	(55.9)	(17.9)	(72.6)

Net cash used in financing activities	(357.6)	(195.3)	(403.1)
Effect of Exchange Rates on Cash and Cash Equivalents	.6	13.7	(.3)

Net (Decrease) Increase in Cash and Cash Equivalents	$(19.6)	$(3.2)	$64.1

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY

					Accumulated
					Other
	Preferred	Common	Additional	Reinvested	Comprehensive
	Stock	Stock	Capital	Earnings	Income (Loss)	Total

	In millions
Balance at December 31, 2000	$125.0	$1.0	$426.6	$767.2	$(34.4)	$1,285.4
Comprehensive income:
Net income				220.0		220.0
Foreign currency translation gain					5.6	5.6
Unrealized loss on securities, net					(24.5)	(24.5)
Unrealized loss on derivative instruments					(15.8)	(15.8)

Comprehensive income						185.3
Equity infusion			50.0			50.0
Dividends declared				(72.6)		(72.6)

Balance at December 31, 2001	$125.0	$1.0	$476.6	$914.6	$(69.1)	$1,448.1
Comprehensive income:
Net income				36.3		36.3
Foreign currency translation loss					(5.3)	(5.3)
Unrealized loss on securities, net					(2.1)	(2.1)
Unrealized loss on derivative instruments					(2.4)	(2.4)

Comprehensive income						26.5
Equity infusion			45.0			45.0
Dividends declared				(17.9)		(17.9)

Balance at December 31, 2002	$125.0	$1.0	$521.6	$933.0	$(78.9)	$1,501.7
Comprehensive income:
Net income				111.7		111.7
Foreign currency translation gain					75.4	75.4
Unrealized gain on securities, net					.3	.3
Unrealized loss on derivative instruments					(24.3)	(24.3)

Comprehensive income						163.1
Dividends declared				(55.9)		(55.9)

Balance at December 31, 2003	$125.0	$1.0	$521.6	$988.8	$(27.5)	$1,608.9

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31

	2003	2002	2001

	In millions
Net income	$111.7	$36.3	$220.0
Other comprehensive income (loss), net of tax:
Foreign currency translation gain (loss)	75.4	(5.3)	5.6
Unrealized gain (loss) on securities, net of reclassification adjustments	.3	(2.1)	(24.5)
Unrealized loss on derivative instruments	(24.3)	(2.4)	(15.8)

Other comprehensive income (loss)	51.4	(9.8)	(34.7)

Comprehensive Income	$163.1	$26.5	$185.3

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.     Description of Business

      GATX Financial Corporation (GFC or the Company) is a wholly owned subsidiary of GATX Corporation (GATX or the Parent Company). GFC is headquartered in Chicago, Illinois and provides its services primarily through three operating segments: GATX Rail (Rail), GATX Air (Air) and GATX Specialty Finance (Specialty). Through these businesses, GFC combines asset knowledge and services, structuring expertise, partnering and capital to provide business solutions to customers and partners worldwide. GFC specializes in railcar and locomotive leasing, aircraft operating leasing and financing other large ticket equipment.

      GFC invests in companies and joint ventures that complement its existing business activities. GFC partners with financial institutions and operating companies to improve scale in certain markets, broaden diversification within an asset class, and enter new markets.

      On June 30, 2004, GFC sold the majority of the assets and related nonrecourse debt of GATX Technology Services (Technology). Technology was previously reported as a separate segment. As a result, the Technology segment operations sold are classified as discontinued operations in all periods presented. The assets and liabilities not held for sale are classified as ‘Other’ for segment reporting purposes. See Note 20 for further information related to discontinued operations.

      See Note 23 for a full description of GFC’s operating segments.

Note 2.     Significant Accounting Policies

      Consolidation — The consolidated financial statements include the accounts of GFC and its majority-owned subsidiaries. Investments in 20 to 50 percent-owned companies and joint ventures are accounted for under the equity method and are shown as investments in affiliated companies, with pre-tax operating results shown as share of affiliates’ earnings. Certain investments in joint ventures that exceed 50% ownership are not consolidated and are also accounted for using the equity method when GFC does not have effective or voting control of these legal entities. The consolidated financial statements reflect the GATX Terminals segment (Terminals) as discontinued operations for all periods presented.

      Cash Equivalents — GFC considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

      Restricted cash — Restricted cash of $60.9 million as of December 31, 2003 is comprised of cash and cash equivalents which are restricted as to withdrawal and usage. GFC’s restricted cash primarily relates to amounts maintained as required by contract for three bankruptcy remote, special-purpose corporations that are wholly-owned by GFC.

      Operating Lease Assets and facilities — Operating lease assets and facilities are stated principally at cost. Assets acquired under capital leases are included in operating lease assets and the related obligations are recorded as liabilities. Provisions for depreciation include the amortization of capital leases. Operating lease assets and facilities listed below are depreciated over their respective estimated useful life to an estimated residual value using the straight-line method. Technology equipment, machinery and related equipment are generally depreciated over the term of the lease contract, which is approximately three to five years, to an estimated residual value. The estimated useful lives of depreciable new assets are as follows:

Railcars	30-38 years
Locomotives	28-30 years
Aircraft	25 years
Buildings	40-50 years
Leasehold improvements	5-40 years
Marine vessels	40-50 years

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Operating lease assets and facilities by segment are as follows (in millions):

	December 31

	2003	2002

Rail	$3,276.6	$2,979.3
Air	1,501.0	1,265.1
Specialty	71.4	127.8
Other	231.8	216.9

	5,080.8	4,589.1

Less: Allowance for Depreciation	(1,821.5)	(1,621.3)

	$3,259.3	$2,967.8

      Progress Payments for Aircraft and Other Equipment — GFC classifies amounts deposited toward the construction of wholly-owned aircraft and other equipment, including capitalized interest, as progress payments. Once GFC takes possession of the completed asset, amounts recorded as progress payments are reclassified to operating lease assets. Progress payments made for aircraft owned by joint ventures in which GFC participates are classified as investments in affiliated companies.

      Investments in Affiliated Companies — GFC has investments in 20 to 50 percent-owned companies and joint ventures and other investments in which GFC does not have effective or voting control. These investments are accounted for using the equity method. The investments in affiliated companies are initially recorded at cost, including goodwill at acquisition date, and are subsequently adjusted for GFC’s share of affiliates’ undistributed earnings. Distributions, which reflect both dividends and the return of principal, reduce the carrying amount of the investment. Certain investments in joint ventures that exceed 50% ownership are not consolidated and are also accounted for using the equity method as GFC does not have effective or voting control of these legal entities and is not the primary beneficiary of the venture’s activities.

      Inventory — GFC has inventory that consists of railcar repair components, vessel spare parts and fuel related to its marine operations. All inventory balances are stated at lower of cost or market. Railcar repair components are valued using the average cost method. Vessel spare parts inventory and vessel fuel inventory are valued using the first in first out method. Inventory is included in other assets on the balance sheet and was $25.6 million and $20.0 million at December 31, 2003 and 2002, respectively.

      Goodwill — Effective January 1, 2002, GFC adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, which changed the accounting for goodwill. Under these new rules, goodwill is no longer amortized, but rather subject to an annual impairment test in accordance with SFAS 142. GFC completed its annual review of all recorded goodwill. Fair values were estimated using discounted cash flows. Prior to January 1, 2002, the Company amortized goodwill over an estimated useful life of 10 to 40 years using the straight-line method.

      Long-Lived Assets — Effective January 1, 2002, GFC adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This Statement supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. Although the new rules maintain many of the fundamental recognition and measurement provisions of SFAS No. 121, they modify the criteria required to classify an asset as held-for-sale. The adoption of this statement did not have a material impact on the Company’s consolidated financial position or results of operations.

      A review for impairment of long-lived assets, such as operating lease assets and facilities, is performed whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. In 2003, asset impairment charges of $32.4 million include $10.2 million of impairment charges at Air related to two commercial aircraft, which were largely offset by the reversal of related maintenance reserves. Additional impairment charges include $16.2 million at Specialty primarily related to the impairment of an equity investment and a Gulfstream aircraft and other impairment charges of $6.0 million that relate to marine operating assets.

      Allowance for Possible Losses — The purpose of the allowance is to provide an estimate of credit losses with respect to reservable assets inherent in the investment portfolio. Reservable assets include gross receivables, loans and finance leases. GFC’s estimate of the amount of loss incurred in each period requires consideration of historical loss experience, judgments about the impact of present economic conditions, collateral values, and the state of the markets in which GFC participates, in addition to specific losses for known troubled accounts. GFC charges off amounts that management considers unrecoverable from obligors or the disposition of collateral. GFC assesses the recoverability of investments by considering several factors, including customer payment history and financial position. The allowance for possible losses is periodically reviewed for adequacy considering changes in economic conditions, collateral values, credit quality indicators and customer-specific circumstances. GFC believes that the allowance is adequate to cover losses inherent in the portfolio as of December 31, 2003. Because the allowance is based on judgments and estimates, it is possible that those judgments and estimates could change in the future, causing a corresponding change in the recorded allowance.

      Income Taxes — United States (U.S.) income taxes have not been provided on the undistributed earnings of foreign subsidiaries and affiliates that GFC intends to permanently reinvest in these foreign operations. The cumulative amount of such earnings was $216.8 million at December 31, 2003.

      Other Liabilities — Other liabilities include the accrual for post-retirement benefits other than pensions; environmental, general liability, litigation and workers’ compensation reserves; and other deferred credits.

      Derivatives — Effective January 1, 2001, GFC adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities — Deferral of the Effective Date of FASB Statement No. 133, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities — an amendment of FASB Statement No. 133.

      The adoption of SFAS No. 133, as amended, in the first quarter of 2001, resulted in $1.1 million being recognized as expense in the consolidated statement of income and $4.7 million of unrealized gain in other comprehensive income (loss). SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts. The statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. GFC records the fair value of all derivatives as either other assets, or other liabilities, with the offset to other comprehensive loss, or long-term recourse debt in the balance sheet. At December 31, 2003, GFC had not discontinued any hedges because it was probable that the original forecasted transaction would not occur.

      Instruments that meet established accounting criteria are formally designated as qualifying hedges at the inception of the contract. These criteria demonstrate that the derivative is expected to be highly effective at offsetting changes in the fair value of underlying exposure both at inception of the hedging relationship and on an ongoing basis. The change in fair value of the ineffective portion of all hedges is immediately recognized in earnings. For the years ended December 31, 2003, 2002 and 2001, losses of $3.1 million, $1.5 million and $.7 million, respectively, were recognized in earnings for hedge ineffectiveness. Derivatives that are not designated as qualifying hedges are adjusted to fair value through earnings immediately. For the years ended December 31, 2003, 2002 and 2001, a loss of $3.8 million, a loss of $.6 million, and income of $.2 million respectively, were recognized in earnings for derivatives not qualifying as hedges.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      GFC uses interest rate and currency swap agreements, Treasury derivatives, and forward sale agreements, as hedges to manage its exposure to interest rate and currency exchange rate risk on existing and anticipated transactions.

Fair Value Hedges

      For qualifying derivatives designated as fair value hedges, changes in both the derivative and the hedged item attributable to the risk being hedged are recognized in earnings.

Cash Flow Hedges

      For qualifying derivatives designated as cash flow hedges, the effective portion of the derivative’s gain or loss is recorded as part of other comprehensive loss in shareholders’ equity and subsequently recognized in the income statement when the hedged forecasted transaction affects earnings. Gains and losses resulting from the early termination of derivatives designated as cash flow hedges are included in other comprehensive loss and recognized in income when the original hedged transaction affects earnings.

      Environmental Liabilities — Expenditures that relate to current or future operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are charged to environmental reserves. Reserves are recorded in accordance with accounting guidelines to cover work at identified sites when GFC’s liability for environmental cleanup is both probable and a reasonable estimate of associated costs can be made; adjustments to initial estimates are recorded as required.

      Revenue Recognition — Gross income includes rents on operating leases, accretion of income on finance leases, interest on loans, marine operating revenue, fees, asset remarketing gains (losses), gains (losses) on the sale of the portfolio investments and equity securities and share of affiliates’ earnings. Operating lease income is recognized on a straight-line basis over the term of the underlying leases. Finance lease income is recognized on the basis of the interest method, which produces a constant yield over the term of the lease. Marine operating revenue is recognized as shipping services are performed and revenue is allocated among reporting periods based on the relative transit time in each reporting period for shipments in process at any month end. Asset remarketing income includes gains from the sale of assets from GFC’s portfolio as well as residual sharing fees from the sale of managed assets. Asset remarketing income is recognized upon completion of the sale of assets. Fee income, including management fees received from joint ventures, is recognized as services are performed, which may be over the period of a management contract or as contractual obligations are met.

      Lease and Loan Origination Costs — Initial direct costs of leases are deferred and amortized over the lease term, either as an adjustment to the yield for direct finance and leveraged leases (collectively, finance leases), or on a straight-line basis for operating leases. Loan origination fees and related direct loan origination costs for a given loan are offset, and the net amount is deferred and amortized over the term of the loan as an adjustment to interest income.

      Residual Values — GFC has investments in the residual values of its leasing portfolio. The residual values represent the estimate of the values of the assets at the end of the lease contracts. GFC initially records these based on appraisals and estimates. Realization of the residual values is dependent on GFC’s future ability to market the assets under existing market conditions. GFC reviews residual values periodically to determine that recorded amounts are appropriate. For finance lease investments, GFC reviews the estimated residual values of leased equipment at least annually, and any other-than-temporary declines in value are immediately charged to income. For operating lease assets, GFC reviews the estimated salvage values of leased equipment at least annually, and declines in estimated residual values are recorded as adjustments to depreciation expense over the remaining useful life of the asset to the extent the net book value is not otherwise impaired. In addition to a periodic review, if events or changes in circumstances trigger a review of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

operating lease assets for impairment, any such impairment is immediately charged to income as an impairment loss.

      Investments in Equity Securities — GFC’s venture portfolio includes stock warrants received from investee companies and common stock resulting from exercising the warrants. Under the provisions of SFAS No. 133, as amended, the warrants are accounted for as derivatives, with prospective changes in fair value recorded in current earnings. All other investments are classified as available-for-sale in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. The securities are carried at fair value and unrealized gains and losses arising from marking securities to fair value are included on a net-of-tax basis as a separate component of accumulated other comprehensive loss.

      Foreign Currency Translation — The assets and liabilities of GFC’s operations located outside the U.S. are translated at exchange rates in effect at year end, and income statements and the statements of cash flows are translated at the average exchange rates for the year. Adjustments resulting from the translation of foreign currency financial statements are deferred and recorded as a separate component of accumulated other comprehensive loss in the shareholder’s equity section of the balance sheet.

      Use of Estimates — The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as revenues and expenses during the reporting period. The Company regularly evaluates estimates and judgments based on historical experience and other relevant facts and circumstances. Actual amounts when ultimately realized could differ from those estimates.

      Reclassification — Certain amounts in the 2002 and 2001 financial statements have been reclassified to conform to the 2003 presentation.

      New Accounting Pronouncements — In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, which addresses consolidation by business enterprises of variable interest entities (VIEs) in which it is the primary beneficiary. FIN 46 applied immediately to VIEs created or acquired after January 31, 2003. No VIEs were created or obtained by GFC during 2003. For other VIEs, FIN 46 initially applied in the first fiscal quarter or interim period beginning after June 15, 2003. In October 2003, the FASB deferred the effective date of FIN 46 to interim periods ending after December 15, 2003 in order to address a number of interpretation and implementation issues. In December 2003, the FASB reissued FIN 46 (Revised Interpretations) with certain modifications and clarifications. Application of this guidance was effective for interests in certain VIEs commonly referred to as special-purpose entities (SPEs) as of December 31, 2003. Application for all other types of VIEs is required for periods ending after March 15, 2004, unless previously applied. GFC did not have an interest in any SPEs subject to the December 31, 2003 implementation date. The Company is in the process of completing an assessment of the impact of FIN 46 for all other types of entities. Based on this review to date, the Company believes certain of its investments will be considered VIEs pursuant to the guidance provided in FIN 46. However, GFC is not a primary beneficiary with respect to any of the VIEs and does not expect to consolidate or otherwise adjust recorded amounts for assets, liabilities, income or expense. GFC’s maximum exposure to loss with respect to these VIEs is approximately $311.4 million, of which $277.7 million was the aggregate carrying value of these investments recorded on the balance sheet at December 31, 2003.

      In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging activities. This statement amends and clarifies financial accounting and reporting for derivative instruments and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement is in effect for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. In addition, all provisions of this new statement should be applied prospectively. The provisions of this statement that relate to SFAS 133 implementation issues that have been effective for fiscal periods beginning prior to June 15, 2003 should continue to be applied in

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

accordance with their respective effective dates. The adoption of this statement does not have a material impact on the Company’s consolidated financial statements.

      In December 2003, the FASB issued SFAS No. 132 (Revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits. The provisions of FASB No. 132 (Revised 2003) does not change the measurement and recognition provisions of SFAS No. 87, Employers’ Accounting for Pensions, No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions. SFAS No. 132 (Revised 2003) replaces SFAS No. 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits. The requirements of SFAS 132 (Revised 2003) have been incorporated into the notes to the financial statements included herein.

Note 3.     Acquisitions

      The Company completed acquisitions of $56.8 million in 2002 and $95.8 million in 2001 for cash and other consideration. The results of operations of these acquisitions have been included in the consolidated statements of income since their respective dates of acquisition. Neither of these acquisitions were material to the Company’s consolidated financial statements.

      In December 2002, Rail acquired the remaining 50.5% interest in KVG Kesselwagen Vermietgesellschaft mbH and KVG Kesselwagen Vermietgesellschaft m.b.h. (collectively KVG), a leading European railcar lessor for $56.8 million and assumed $56.0 million of debt. $22.5 million of the purchase price was funded in 2003. Prior to the transaction, which resulted in 100% ownership, Rail held a 49.5% interest in KVG. At date of acquisition, KVG added approximately 9,000 tank and specialized railcars to Rail’s wholly-owned worldwide fleet.

      In March 2001, Rail purchased Dyrekcja Eksploatacji Cystern Sp. z.o.o (DEC), Poland’s national tank car fleet and fuel distribution company, for $95.8 million. DEC’s assets included 11,000 tank cars at the acquisition date and a railcar maintenance network.

Note 4.     Accounting for Leases

      The following information pertains to GFC as a lessor:

      Finance Leases — GFC’s finance leases are comprised of direct financing leases and leveraged leases. Investment in direct finance leases consists of lease receivables, plus the estimated residual value of the equipment at the lease termination dates, less unearned income. Lease receivables represent the total rent to be received over the term of the lease reduced by rent already collected. Initial unearned income is the amount by which the original sum of the lease receivable and the estimated residual value exceeds the original cost of the leased equipment. Unearned income is amortized to lease income over the lease term in a manner that produces a constant rate of return on the net investment in the lease.

      Finance leases that are financed principally with nonrecourse borrowings at lease inception and that meet certain criteria are accounted for as leveraged leases. Leveraged lease receivables are stated net of the related nonrecourse debt. Initial unearned income represents the excess of anticipated cash flows (including estimated residual values, net of the related debt service) over the original investment in the lease.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of the investment in finance leases were (in millions):

	December 31

	2003	2002

Net minimum future lease receivables	$336.1	$400.8
Estimated residual values	142.3	189.6

	478.4	590.4
Less: unearned income	(189.2)	(220.1)

Investment in finance leases	$289.2	$370.3

      Operating Leases — The majority of railcar assets, air assets and certain other equipment leases included in operating lease assets are accounted for as operating leases. Rental income from operating leases is generally reported on a straight-line basis over the term of the lease.

      Rental income on certain leases is based on equipment usage. Usage rents for the years ended December 31, 2003, 2002 and 2001 were $33.4 million, $7.1 million, and $3.3 million, respectively.

      Minimum Future Receipts — Minimum future lease receipts from finance leases, net of debt payments for leveraged leases, and minimum future rental receipts from noncancelable operating leases by year at December 31, 2003 were (in millions):

	Finance	Operating
	Leases	Leases	Total

2004	$43.3	$627.0	$670.3
2005	35.8	463.7	499.5
2006	26.1	334.1	360.2
2007	20.6	246.6	267.2
2008	20.3	169.7	190.0
Years thereafter	190.0	318.3	508.3

	$336.1	$2,159.4	$2,495.5

      The following information pertains to GFC as a lessee:

      Capital Leases — Assets that have been leased to customers under operating lease assets and finance leases and were financed under capital leases were (in millions):

	December 31

	2003	2002

Railcars	$155.6	$160.8
Marine vessels	134.0	147.7
Aircraft	15.7	15.3

	305.3	323.8
Less: allowance for depreciation	(210.6)	(214.2)

	94.7	109.6
Finance leases	9.4	8.7

	$104.1	$118.3

      Depreciation of capital lease assets is classified as depreciation and amortization in the statements of income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Operating Leases — GFC has financed railcars, aircraft, and other assets through sale-leasebacks that are accounted for as operating leases. GFC has provided a guarantee for a portion of the residual value related to two operating leases. Operating lease expense for the years ended December 31, 2003, 2002, and 2001 was $191.6 million, $185.8 million, and $184.2 million, respectively. Certain operating leases provide options for GFC to renew the leases or purchase the assets at the end of the lease term. The specific terms of the renewal and purchase options vary.

      Future Minimum Rental Payments — Future minimum rental payments due under noncancelable leases at December 31, 2003 were (in millions):

		Recourse	Nonrecourse
	Capital	Operating	Operating
	Leases	Leases	Leases

2004	$31.2	$141.1	$39.9
2005	20.4	152.7	41.5
2006	17.4	146.4	40.0
2007	16.7	135.7	38.8
2008	14.8	138.6	39.0
Years thereafter	74.4	1,091.9	440.9

	174.9	$1,806.4	$640.1

Less: amounts representing interest	(52.5)

Present value of future minimum capital Lease payments	$122.4

      The payments for these leases and certain operating leases do not include the costs of licenses, taxes, insurance, and maintenance that GFC is required to pay. Interest expense on the above capital leases was $12.0 million in 2003, $14.1 million in 2002, and $15.0 million in 2001.

      The amounts shown for nonrecourse operating leases primarily reflect rental payments of three bankruptcy remote, special-purpose corporations that are wholly-owned by GFC. These rentals are consolidated for accounting purposes, but do not represent legal obligations of GFC.

Note 5.     Loans

      Loans are recorded at the principal amount outstanding plus accrued interest. The loan portfolio is reviewed regularly, and a loan is classified as impaired when it is probable that GFC will be unable to collect all amounts due under the loan agreement. Since most loans are collateralized, impairment is generally measured as the amount by which the recorded investment in the loan exceeds expected payments plus the fair value of the collateral, and any adjustment is considered in determining the provision for possible losses. Generally, interest income is not recognized on impaired loans until the outstanding principal is recovered. In 2003, GFC recognized $3.6 million in interest income from loans classified as impaired.

      The types of loans in GFC’s portfolio are as follows (in millions):

	December 31

	2003	2002

Equipment	$97.2	$188.9
Venture	86.3	238.2

Total investments	$183.5	$427.1

Impaired loans (included in total)	$28.9	$48.8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company has recorded allowances for possible losses of $14.7 million and $21.5 million on impaired loans at December 31, 2003 and 2002, respectively. The average balance of impaired loans was $38.9 million, $45.9 million and $53.0 million during 2003, 2002 and 2001, respectively.

      At December 31, 2003, scheduled loan principal due by year was as follows (in millions):

Loan
Principal

2004	$65.6
2005	41.5
2006	19.5
2007	15.1
2008	26.2
Years thereafter	15.6

$183.5

Note 6.     Allowance for Possible Losses

      The purpose of the allowance is to provide an estimate of credit losses with respect to reservable assets inherent in the investment portfolio. Reservable assets include gross receivables, loans and finance leases. GFC’s estimate of the amount of loss incurred in each period requires consideration of historical loss experience, judgments about the impact of present economic conditions, collateral values, and the state of the markets in which GFC participates, in addition to specific losses for known troubled accounts. GFC charges off amounts that management considers unrecoverable from obligors or through the disposition of collateral. GFC assesses the recoverability of investments by considering factors such as a customer’s payment history and financial position.

      The following summarizes changes in the allowance for possible losses (in millions):

	Year Ended December 31

	2003	2002	2001

Balance at the beginning of the year	$61.7	$76.3	$86.6
Provision for possible losses	4.7	7.8	83.8
Charges to allowance	(26.7)	(29.6)	(94.9)
Recoveries and other	.9	7.2	.8

Balance at end of the year	$40.6	$61.7	$76.3

      The charges to the allowance in 2003 were primarily due to write-offs related to Air and Specialty investments. The charges to the allowance in 2002 were primarily due to write-offs related to Specialty investments. 2001 charges to the allowance primarily related to write-offs at Specialty, including telecom and steel investments. Other activity in 2003 included a $7.3 million reduction in the allowance related to the sales of Specialty’s U.K. and Canadian venture-related loan portfolios completed in December 2003.

      There were no material changes in estimation methods or assumptions for the allowances during 2003. GFC believes that the allowance is adequate to cover losses inherent in the portfolio as of December 31, 2003. Because the allowance is based on judgments and estimates, it is possible that those judgments and estimates could change in the future, causing a corresponding change in the recorded allowance.

Note 7.     Investments in Affiliated Companies

      Investments in affiliated companies represent investments in, and loans to and from, domestic and foreign companies and joint ventures that are in businesses similar to those of GFC, such as commercial aircraft

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

leasing, rail equipment leasing, technology equipment leasing and other business activities, including ventures that provide asset residual value guarantees in both domestic and foreign markets.

      The investments in affiliated companies are initially recorded at cost, including goodwill at the acquisition date, and are subsequently adjusted for GFC’s share of affiliates’ undistributed earnings (losses). These investments include net loans to affiliated companies of $293.6 million and $297.7 million at December 31, 2003 and 2002, respectively. Share of affiliates’ earnings includes GFC’s share of interest income on these loans, which offsets the proportional share of the affiliated companies’ interest expense on the loans. Share of affiliates’ earnings in 2001 also includes the amortization of goodwill. Distributions reflect both dividends and the return of principal and reduce the carrying amount of the investment. Distributions received from such affiliates were $145.8 million, $144.7 million, and $199.4 million in 2003, 2002 and 2001, respectively.

      The following table shows GFC’s investments in affiliated companies by segment (in millions):

	December 31

	2003	2002

Rail	$140.9	$145.0
Air	484.9	470.5
Specialty	221.8	220.2

	$847.6	$835.7

      The following table shows GFC’s pre-tax share of affiliates’ earnings (loss) by segment (in millions):

	Year Ended December 31

	2003	2002	2001

Rail	$12.5	$13.1	$7.4
Air	31.6	14.8	33.1
Specialty	22.7	18.2	(10.0)

	$66.8	$46.1	$30.5

      For purposes of preparing the following information, GFC made certain adjustments to the information provided by the joint ventures. Pre-tax income was adjusted to reverse interest expense recognized by the joint ventures on loans from GFC. In addition, GFC recorded its loans to the joint ventures as equity contributions, therefore, those loan balances were reclassified from liabilities to equity.

      Operating results for all affiliated companies held at the end of the year, assuming GFC held 100 percent interest, would be (in millions):

	Year Ended December 31

	2003	2002	2001

	(Unaudited)
Revenues	$688.1	$735.4	$760.0
Pre-tax income	117.1	87.5	28.1

      For 2001, pre-tax income as if GFC held a 100 percent interest was less than GFC’s pre-tax share of affiliates’ earnings due to telecom losses recorded at affiliates of Specialty of $131.9 million. GFC’s share of these losses was $35.6 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Summarized balance sheet data for all affiliated companies held at the end of the year, assuming GFC held a 100% interest, would be (in millions):

	December 31

	2003	2002

	(Unaudited)
Total assets	$6,133.3	$5,901.4
Long-term liabilities	3,697.7	3,498.0
Other liabilities	525.3	422.4
Shareholders’ equity	1,910.3	1,980.9

      At December 31, 2003 and 2002, GFC provided $17.3 million and $15.9 million, respectively, in debt guarantees and $125.0 million and $123.2 million, respectively, in residual value guarantees related to affiliated companies.

Note 8.     Goodwill

      Goodwill, net of accumulated amortization, was $87.2 million and $54.9 million as of December 31, 2003 and 2002, respectively. There was no amortization expense recorded in 2003 and 2002. Amortization expense totaled $2.6 million for the year ended December 31, 2001.

      Following reflects the changes in the carrying value of goodwill for the year ended December 31, 2003 (in millions):

	Rail	Specialty	Total

Balance at December 31, 2001	$41.9	$13.8	$55.7
Goodwill acquired	8.2	.6	8.8
Purchase accounting adjustment	10.5	—	10.5
Reclassification from investments in affiliated companies	29.2	—	29.2
Impairment charges	(34.9)	(14.4)	(49.3)

Balance at December 31, 2002	$54.9	—	$54.9
Purchase accounting adjustment	16.4	—	16.4
Foreign currency translation adjustment	15.9	—	15.9

Balance at December 31, 2003	$87.2	$—	$87.2

      Rail — In 2002, GFC acquired the remaining interest in KVG. As a result of this transaction, GFC recorded $8.2 million of goodwill. Additionally, the net book value of the goodwill that related to GFC’s previous acquisitions of interest in KVG was $29.2 million. GFC reclassified the $29.2 million goodwill balance related to the previous investments on the Company’s balance sheet from investment in affiliated companies to goodwill as of December 31, 2002.

      In 2002, the purchase accounting adjustment of $10.5 million was related to the finalization of the allocation of the 2001 purchase price of DEC among the amounts assigned to assets and liabilities. GFC relied on the conclusions of an independent appraisal for purposes of assigning value to DEC’s tangible and intangible assets (excluding goodwill). In addition, GFC finalized its plans to integrate and restructure certain functions of DEC’s operations, and in accordance with EITF 95-3 recognized the associated costs of the plan as a liability assumed in a purchase business combination and included the amount in the allocation of acquisition cost.

      In accordance with SFAS 142, the Company completed its review of the goodwill recorded from the DEC acquisition by the third quarter of 2002. Based on that review, the Company determined that all of the goodwill related to DEC was in excess of its fair market value. As a result, the Company recorded a one-time,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

non-cash impairment charge of $34.9 million in 2002. Such a charge is non-operational in nature and recognized as a cumulative effect of accounting change in the 2002 consolidated statement of income. The impairment charge was due primarily to lessened expectations of projected cash flows based on the then current market conditions and a lower long-term growth rate projected for DEC.

      In 2003, the purchase accounting adjustment of $16.4 million was attributable to the finalization of the allocation of the 2002 purchase price of KVG among the amounts assigned to assets and liabilities. GFC relied on the conclusions of an independent appraisal for purposes of assigning value to KVG’s tangible and intangible assets (excluding goodwill). The adjustment reflects a lower allocation of purchase price to fixed assets as remaining lives were lower than preliminary estimates.

      In 2003, the carrying amount of goodwill at Rail increased $15.9 million as a result of a foreign currency translation adjustment due to the strengthening of the Canadian dollar and the Euro.

      Specialty — GFC recorded a $14.4 million impairment charge in 2002 for the write-down of goodwill associated with the Company’s plan to exit the former venture finance business.

      The following is the pro forma effect of the adoption of SFAS 142 (in millions, except per share data):

	Year Ended December 31

	2003	2002	2001

Net Income, as reported	$111.7	$36.3	$220.0
Adjusted for:
Goodwill amortization, net of tax	—	—	3.5
Amortization of equity method goodwill, net of tax	—	—	3.3

Adjusted net income	$111.7	$36.3	$226.8

Note 9.     Investment Securities

      Investments classified as available-for-sale and recorded at fair value in accordance with SFAS No. 115, are included with other investments in the consolidated balance sheet. Unrealized gains representing the difference between carrying amount and estimated current fair value, are recorded in the accumulated other comprehensive loss component of shareholder’s equity, net of related tax effects, and totaled $1.7 million and $1.4 million as of December 31, 2003 and 2002, respectively. The Company did not have any unrealized losses on available-for-sale securities as of December 31, 2003 and 2002. The Company did not have any investments classified as held-to-maturity or trading as of December 31, 2003 or 2002. Information regarding the Company’s available-for-sale securities is provided in the table below (in millions):

	December 31, 2003		December 31, 2002

	Estimated		Estimated
	Fair Value	Unrealized	Fair Value	Unrealized
	Gross	Gains	Gross	Gains

Equity	$2.4	$2.4	$.8	$.3
Debt	24.0	—	—	—

	$26.4	$2.4	$.8	$.3

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Debt securities at December 31, 2003 mature as follows (in millions):

Total

2004	$—
2005	1.0
2006	8.0
2007	15.0
2008	—

$24.0

      Proceeds and realized gains from sales of available-for-sale securities, generally related to common stock received upon the exercise of warrants received in connection with financing of non-public venture backed companies, totaled $7.3 million in 2003, $3.9 million in 2002 and $35.2 million in 2001.

      Upon the adoption of SFAS No. 133, as amended, warrants are accounted for as derivatives, with prospective changes in fair value recorded in current earnings. Accordingly, upon the conversion of warrants and subsequent sale of stock, any amounts previously recorded in fair value adjustments for derivatives related to the warrants are reclassified to gain on sale of securities in the income statement. Refer to Note 13 to the Company’s financial statements for further information regarding the Company’s warrants.

      During the years ended December 31, 2003, 2002 and 2001, $4.4 million, $2.4 million and $23.5 million, net of tax, respectively, were reclassified from accumulated other comprehensive loss for gains realized and included in net income. The Company used specific identification as the basis to determine the amount reclassified from accumulated other comprehensive loss to earnings.

      In 2001, the Company sold securities classified as held-to-maturity. The debt securities were part of Specialty’s telecom portfolio and initially had maturity dates ranging from 2005 to 2010. Due to the poor performance of the telecom market, the Company concluded that the decline in the value of the telecom-related debt securities was other than temporary in accordance with SFAS No. 115, and the carrying amount of the bonds was written down to fair value, resulting in a loss on asset impairment charge of $47.4 million during 2001. Subsequently, the securities were sold for proceeds of $12.2 million and a gain of $3.5 million was recognized.

Note 10.     Other Assets

      The following table summarizes the components of other assets reported on the consolidated balance sheets (in millions):

	December 31

	2003	2002

Fair value of derivatives	$48.0	$62.3
Deferred financing costs	35.2	39.3
Prepaid items	59.0	63.1
Furniture, fixtures and other equipment, net of accumulated depreciation	13.7	19.3
Inventory	25.6	20.0
Other	.8	30.8

	$182.3	$234.8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 11.     Short-Term Debt and Lines of Credit

      Short-term debt (in millions) and weighted average interest rates as of year end were:

	December 31

	2003	2002

Short-term debt amount	$15.9	$13.7
Short-term debt rate	2.73%	3.50%

      Short-term debt was principally foreign denominated loans.

      GFC has commitments under credit agreements with a group of financial institutions for revolving credit loans totaling $539.3 million. GFC’s revolving credit agreements are for $254.3 million, $145.0 million and $140.0 million expiring in 2004, 2005 and 2006, respectively. At December 31, 2003, availability under all credit facilities was $512.5 million with $26.8 million of letters of credit issued and backed by the most recent facility. The annual commitment fees for the revolving credit agreements are based on a percentage of the commitment and totaled approximately $1.4 million, $1.2 million, and $.7 million for 2003, 2002, and 2001, respectively.

      All revolving credit facilities contain various restrictive covenants, including requirements to maintain a defined net worth and a fixed charge coverage ratio. In addition, the credit facilities contain certain negative pledge provisions, including an asset coverage test. Terms of the $140.0 million credit facility also include a limitation on liens condition for borrowings on this facility.

      As defined in the credit facilities, the net worth of GFC at December 31, 2003 was $1.6 billion, which was in excess of the most restrictive minimum net worth requirement of $1.1 billion. Additionally, the ratio of earnings to fixed charges as defined by the credit facilities was 1.9x for the period ended December 31, 2003, in excess of the most restrictive covenant of 1.3x.

      The indentures for GFC’s public debt also contain restrictive covenants, including limitations on loans, advances, or investments in related parties (including GATX) and dividends it may distribute to GATX. Certain of the indentures also contain limitation on liens provisions that limit the amount of secured indebtedness that GFC may incur, subject to several exceptions, including those permitting an unlimited amount of purchase money indebtedness and non-recourse indebtedness. In addition to the other specified exceptions, GFC would be able to incur liens securing a maximum of $781.4 million of additional indebtedness as of December 31, 2003 based on the most restrictive limitation on liens provision.

      The covenants in the credit facilities and indentures effectively limit the ability of GFC to transfer funds to GATX in the form of loans, advances or dividends. At December 31, 2003, the maximum amount that GFC could transfer to GATX without violating its financial covenants was $674.2 million, implying that $594.0 million of subsidiary net assets were restricted. Restricted assets are defined as the subsidiary’s equity, less intercompany receivables from the parent company, less the amount that could be transferred to the parent company.

      In addition to the credit facilities and indentures, GFC and its subsidiaries are subject to financial covenants related to certain bank financings. GFC does not anticipate any covenant in its credit facilities, bank financings, or indentures will be violated, nor does GFC anticipate that any of these covenants will restrict its operations.

      As December 31, 2003, GFC was in compliance with all covenants and conditions of its credit facilities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 12.     Long-Term Debt

      Long-term debt (in millions) and the range of interest rates as of year end were:

			December 31
		Final
	Interest Rates	Maturity	2003	2002

Variable Rate
Term notes and other obligations	1.15%-4.14%	2004-2015	$1,126.0	$1,059.8
Nonrecourse obligations	1.80%-2.22%	2007-2015	94.6	62.8

			1,220.6	1,122.6
Fixed Rate
Term notes and other obligations	4.05%-8.88%	2004-2023	1,751.6	2,170.1
Nonrecourse obligations	8.3%	2007	4.7	159.9

			1,756.3	2,330.0

			$2,976.9	$3,452.6

      Maturities of GFC’s long-term debt as of December 31, 2003, for the next five years were (in millions):

	Term Notes
	and Other	Nonrecourse	Total

2004	$371.6	$5.8	$377.4
2005	381.5	6.0	387.5
2006	819.4	5.9	825.3
2007	90.4	4.8	95.2
2008	251.4	2.3	253.7

      At December 31, 2003, certain aircraft, railcars, and other equipment with a net carrying value of $1,153.2 million were pledged as collateral for $945.4 million of notes and obligations.

      GFC classifies certain debt as nonrecourse on the consolidated balance sheets. The classification is based on the terms of the debt which provide that in the event of default, the lender may only look to the collateral for repayment. GFC’s nonrecourse debt is collateralized primarily by assigned lease cash flows and a security interest in the underlying leased asset. The counterparties to GFC’s nonrecourse debt arrangements are banks and other lending institutions.

      Nonrecourse debt of $15.0 million and $28.1 million was borrowed by SPE’s which were wholly-owned and consolidated by GFC in 2003 and 2002, respectively. The creditors of the SPE’s have no recourse to the general credit of GFC.

      Interest expense capitalized as part of the cost of construction of major assets was $4.2 million in 2003, $15.8 million in 2002 and $14.4 million in 2001.

Note 13.     Fair Value of Financial Instruments

      GFC may enter into derivative transactions in accordance with its policy for the purposes of reducing earnings volatility and hedging specific financial exposures, including movements in foreign currency exchange rates and changing interest rates on debt securities. These instruments are entered into for hedging purposes only to manage underlying exposures. GFC does not hold or issue derivative financial instruments for purposes other than hedging, except for warrants, which are not designated as accounting hedges under SFAS No. 133, as amended.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair Value Hedges

      GFC uses interest rate swaps to convert fixed rate debt to floating rate debt and to manage the fixed to floating rate mix of the debt portfolio. The fair value of interest rate swap agreements is determined based on the differences between the contractual rate of interest and the rates currently quoted for agreements of similar terms and maturities. As of December 31, 2003, maturities for interest rate swaps designated as fair value hedges range from 2005-2009.

Cash Flow Hedges

      GFC’s interest expense is affected by changes in interest rates as a result of its use of variable rate debt instruments, including commercial paper and other floating rate debt. GFC uses interest rate swaps and forward starting interest rate swaps to convert floating rate debt to fixed rate debt and to manage the floating to fixed rate ratio of the debt portfolio. The fair value of interest rate swap agreements is determined based on the differences between the contractual rate of interest and the rates currently quoted for agreements of similar terms and maturities. As of December 31, 2003, maturities for interest rate swaps qualifying as cash flow hedges range from 2004-2012.

      GFC enters into currency swaps, currency and interest rate forwards, and Treasury note derivatives as hedges to manage its exposure to interest rate and currency exchange rate risk on existing and anticipated transactions. The fair values of currency swaps, currency and interest rate forwards, and Treasury note derivatives are based on interest rate swap rates, LIBOR futures, currency rates, and current forward foreign exchange rates. As of December 31, 2003, maturities for these hedges range from 2004-2013.

      As of December 31, 2003, GFC expects to reclassify $1.0 million of net losses on derivative instruments from accumulated other comprehensive loss to earnings within the next twelve months related to various hedging transactions.

Other Derivatives

      GFC obtains warrants from non-public, venture backed companies in connection with its financing activities. Upon adoption of SFAS No. 133, as amended, these warrants were accounted for as derivatives. Upon receipt, fair value is generally not ascertainable due to the early stage nature of the investee companies. Accordingly, assigned values are nominal. Prior to an initial public offering (IPO) of these companies, the fair value of pre-IPO warrants is deemed to be zero. Accordingly, no amounts were recognized in earnings for changes in fair value of pre-IPO warrants. The fair value of warrants subsequent to the IPO is based on currently quoted prices of the underlying stock.

Other Financial Instruments

      The fair value of other financial instruments represents the amount at which the instrument could be exchanged in a current transaction between willing parties. The following methods and assumptions were used to estimate the fair value of other financial instruments:

      The carrying amount of cash and cash equivalents, restricted cash, rent receivables, accounts payable, and short-term debt approximates fair value because of the short maturity of those instruments. Also, the carrying amount of variable rate loans approximates fair value.

      The fair value of fixed rate loans was estimated using discounted cash flow analyses, at interest rates currently offered for loans with similar terms to borrowers of similar credit quality.

      The fair value of variable and fixed rate long-term debt was estimated by performing a discounted cash flow calculation using the term and market interest rate for each note based on GFC’s current incremental borrowing rates for similar borrowing arrangements. Portions of variable rate long-term debt have effectively been converted to fixed rate debt by utilizing interest rate swaps (GFC pays fixed rate interest, receives

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

floating rate interest). Portions of fixed rate long-term debt have effectively been converted to floating rate debt by utilizing interest rate swaps (GFC pays floating rate interest, receives fixed rate interest). In such instances, the increase (decrease) in the fair value of the variable or fixed rate long-term debt would be offset in part by the increase (decrease) in the fair value of the interest rate swap.

      The following table sets forth the carrying amounts and fair values of GFC’s financial instruments (in millions):

	December 31

	2003	2003	2002	2002
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Assets
Loans — fixed	$159.0	$146.8	$404.7	$454.7
Derivative instruments:
Cash flow hedges	14.6	14.6	45.4	45.4
Fair value hedges	41.3	41.3	56.2	56.2

Total derivative instruments	55.9	55.9	101.6	101.6

	$214.9	$202.7	$506.3	$556.3

Liabilities
Long-term debt — fixed	$1,756.3	$1,888.1	$2,330.0	$2,262.5
Long-term debt — variable	1,220.6	1,222.6	1,122.6	1,087.0
Derivative instruments:
Cash flow hedges	36.8	36.8	39.3	39.3

	$3,013.7	$3,147.5	$3,491.9	$3,388.8

      In the event that a counterparty fails to meet the terms of the interest rate swap agreement or a foreign exchange contract, GFC’s exposure is limited to the market value of the swap if in GFC’s favor. GFC manages the credit risk of counterparties by dealing only with institutions that the Company considers financially sound and by avoiding concentrations of risk with a single counterparty. GFC considers the risk of non-performance to be remote.

Note 14.     Income Taxes

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. U.S. income taxes have not been provided on the undistributed earnings of foreign subsidiaries and affiliates that GFC intends to permanently reinvest in these foreign operations. The cumulative amount of such earnings was $216.8 million at December 31, 2003.

      In prior years, GATX assumed a portion of GFC’s deferred tax liability in exchange for cash payments received from GFC. GATX contributed an amount equal to the aggregate of cash received to GFC in exchange for shares of preferred stock which are currently outstanding. Subsequently, GFC reacquired a portion of these deferred taxes and at December 31, 2003 the remaining balance assumed by GATX was $78.9 million, which is shown as a deferred tax adjustment in the table below.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Significant components of GFC’s deferred tax liabilities and assets were (in millions):

	December 31

	2003	2002

Deferred Tax Liabilities
Book/tax basis difference due to depreciation	$307.2	$302.2
Leveraged leases	85.7	105.5
Investments in affiliated companies	135.9	151.1
Lease accounting (other than leveraged)	254.5	139.2
Other	48.0	67.4

Total deferred tax liabilities	831.3	765.4

Deferred Tax Assets
Net operating loss carryforward	21.7	—
Accruals not currently deductible for tax purposes	62.9	35.1
Allowance for possible losses	18.3	32.5
Post-retirement benefits other than pensions	15.5	15.4
Other	19.3	45.3

Total deferred tax assets	137.7	128.3
Deferred tax adjustment	78.9	78.9

Net deferred tax liabilities	$614.7	$558.2

      At December 31, 2003, GATX had a consolidated U.S. federal net operating loss carryforward which expires in 2023 of which approximately $62.0 was attributable to GFC. A valuation allowance for recorded deferred tax assets has not been provided as management expects such benefits to be fully realized.

      The domestic and foreign components of income before income tax provision from continuing operations consisted of (in millions):

	Year Ended December 31

	2003	2002	2001

Domestic	$94.3	$43.2	$(25.3)
Foreign	45.7	43.5	33.4

	$140.0	$86.7	$8.1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      GFC and its U.S. subsidiaries are included in the consolidated federal income tax return of GATX. Income taxes for continuing operations consisted of (in millions):

	Year Ended December 31

	2003	2002	2001

Current
Domestic:
Federal	$6.0	$(70.2)	$2.3
State and local	(.6)	.9	(3.7)

	5.4	(69.3)	(1.4)
Foreign	10.2	12.7	11.9

	15.6	(56.6)	10.5
Deferred
Domestic:
Federal	18.5	78.8	(7.8)
State and local	4.3	(1.0)	(.6)

	22.8	77.8	(8.4)
Foreign	5.1	5.2	(7.3)

	27.9	83.0	(15.7)

Income tax provision	$43.5	$26.4	$(5.2)

Income taxes (recovered) paid	$(60.5)	$(25.5)	$365.9

      Taxes (recovered) paid reflect allocations from GATX and include amounts allocable to discontinued operations of $(32.0) million, $(8.4) million and $350.7 million in 2003, 2002 and 2001 respectively. The tax amount recovered in 2003 is net of $28.7 million paid to the Internal Revenue Service (IRS) and allocable to GFC to settle all disputed tax issues related to the audits for the years 1992 to 1997.

      The reasons for the difference between GFC’s effective income tax rate and the federal statutory income tax rate were (in millions):

	Year Ended December 31

	2003	2002	2001

Income taxes at federal statutory rate	$49.0	$30.4	$2.8
Adjust for effect of:
Extraterritorial income exclusion	(1.7)	(5.7)	—
Tax rate decrease on deferred taxes	(1.8)	—	(6.1)
State income taxes	2.4	—	(2.8)
Tax audit recovery	(4.6)	—	—
Foreign income	.1	1.7	.4
Other	.1	—	.5

Income tax provision	$43.5	$26.4	$(5.2)

Effective income tax rate	31.1%	30.4%	(64.4)%

      The extraterritorial income exclusion (ETI) is an exemption from U.S. federal income tax for the lease of U.S. manufactured equipment to foreign lessees. The benefit recorded in 2002 included both the 2001 and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2002 amounts. Congress is currently evaluating the potential repeal of the ETI. Accordingly, the availability of this exemption in future years is uncertain.

      The tax rate decrease on deferred taxes recorded in 2003 and 2001 is the result of changes in foreign income tax rates enacted in those years.

      State income taxes are provided on domestic pre-tax income or loss. The effect of state income tax on the overall income tax rate is impacted by the amount of domestic income subject to state taxes relative to total income from all sources.

      The recovery of tax audit reserve in 2003 is the reversal of prior year tax audit accruals as a result of the favorable resolution and settlement with the IRS of issues in the 1995 to 1997 audit.

      GFC’s U.S. income tax returns have been audited through 1997 and all issues have been settled with the IRS. Audits by the IRS of the years 1998 to 2002 are currently in progress. GFC believes that adequate accruals have been provided for all years.

Note 15.     Pension and Other Post-Retirement Benefits

      GFC contributed to pension plans sponsored by GATX that cover substantially all employees. Benefits payable under the pension plans are based on years of services and/or final average salary. The funding policy for the pension plans is based on an actuarially determined cost method allowable under Internal Revenue Service regulations.

      Contributions to the GATX plans are allocated to GFC on the basis of payroll costs. GFC’s allocated share of the contributions to these plans was $2.1 million and $26.6 million in 2003 and 2002, respectively. There were no contributions made in 2001.

      Costs pertaining to the GATX plans are allocated to GFC on the basis of payroll costs with respect to normal cost and on the basis of actuarial determinations for prior service cost. Ongoing pension (credits) costs for 2003, 2002 and 2001 were $(1.8) million, $(.4) million and $.5 million, respectively. Plan benefit obligations, plan assets, and the components of net periodic costs for individual subsidiaries of GATX, including GFC, have not been determined.

      In addition to ongoing costs, special termination pension benefit expenses of $.2 million and $12.4 million were incurred in 2002 and 2001, respectively, for certain extra benefits paid to terminated or retired employees. $8.7 million of the 2001 expense related to discontinued operations. Offsetting the 2001 expense was a $13.8 million curtailment credit resulting from the elimination of future service costs for covered employee groups, of which $13.2 million related to discontinued operations.

      In addition to the pension plans, GFC’s other post-retirement plans provide health care, life insurance and other benefits for certain retired employees who meet established criteria. Most domestic employees are eligible for health care and life insurance benefits if they retire from GFC with immediate benefits under the GATX pension plan. The plans are either contributory or noncontributory, depending on various factors.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following tables set forth other post-retirement obligations as of December 31 (in millions):

	2003 Retiree	2002 Retiree
	Health and Life	Health and Life

Change in Benefit Obligation
Benefit obligation at beginning of year	$56.9	$53.2
Service cost	.3	.3
Interest cost	3.8	3.9
Actuarial loss	4.3	7.6
Benefits paid	(8.0)	(8.1)

Benefit obligation at end of year	$57.3	$56.9

Change in Fair Value of Plan Assets
Plan assets at beginning of year	$—	$—
Company contributions	8.0	8.1
Benefits paid	(8.0)	(8.1)

Plan assets at end of year	$—	$—

Funded Status
Funded status of the plan	$(57.3)	$(56.9)
Unrecognized net loss	13.3	9.5

Accrued cost	$(44.0)	$(47.4)

Amount Recognized
Prepaid benefit cost	$—	$—
Accrued benefit liability	(44.0)	(47.4)

Total recognized	$(44.0)	$(47.4)

      The components of other post-retirement benefit costs are as follows (in millions):

	2003 Retiree	2002 Retiree	2001 Retiree
	Health and Life	Health and Life	Health and Life

Service cost	$.3	$.3	$.3
Interest cost	3.8	3.9	3.5
Amortization of:
Unrecognized net loss (gain)	.5	.1	(.8)

Ongoing net costs	4.6	4.3	3.0
Recognized gain due to curtailment	—	—	(1.1)
Recognized special termination benefit expense	—	—	.2

Net costs	$4.6	$4.3	$2.1

      A special termination benefit expense of $.2 million was incurred in 2001 for certain extra benefits paid to terminated or retired employees. Offsetting this expense was a $1.1 million curtailment credit resulting from the elimination of future service costs for covered employee groups.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Assumptions as of December 31:

	2003	2002

Post-retirement benefit plans:
Discount rate	6.25%	7.00%
Rate of compensation increases	5.00%	5.00%

      The health care cost trend rate has a significant effect on the other post-retirement benefit cost and obligation. The assumed health care cost trend rate for 2003 was 11.0% for participants over the age of 65 and 9.0% for participants under the age of 65. The assumed health care cost trend rate anticipated for 2004 will be 10.0% for participants over the age of 65 and 8.5% for participants under the age of 65. Over a six-year period the trend rates will decline gradually to 6.0% and remain at that level thereafter.

      A one-percentage-point change in the trend rate would have the following effects (in millions):

	One-Percentage-	One-Percentage-
	Point Increase	Point Decrease

Effect on total of service and interest cost	$.2	$(.2)
Effect on postretirement benefit obligation	3.4	(3.1)

      GFC expects to contribute approximately $2.6 million to its pension plans and $8.1 million to its other post-retirement benefit plans in 2004. Allocation from GATX of additional contributions will be dependent on a number of factors including plans asset investment returns and actuarial experience. Subject to the impact of these factors, GFC may make additional material plan contributions.

      In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the ACT) was enacted. The Act expands Medicare, primarily by adding a prescription drug benefit for Medicare-eligible individuals starting in 2006. The Act provides employers currently sponsoring prescription drug programs for Medicare-eligible individuals with a range of options for coordinating with the new government-sponsored program that would potentially reduce plan costs.

      Pursuant to guidance from the FASB under the FASB Staff Position SFAS 106-1, GFC has chosen to defer recognition of the potential effects of the Act in the 2003 financial statements. Therefore, the retiree health obligations and costs reported in this financial statement do not yet reflect any potential impact of the Act. Guidance on the accounting for the government subsidy is pending and, when issued, could require GFC to modify previously reported information.

      GFC intends to review its retiree health care strategy in light of the Act and may amend its retiree health program to coordinate with the new Medicare prescription drug program or to receive the direct subsidy from the government. As a result, GFC anticipates that its retiree health obligations and costs could be reduced once those amendments are adopted and or the government subsidies are considered.

Note 16.     Concentrations, Off Balance Sheet Items and Other Contingencies

Concentrations

Concentration of Revenues

      GFC’s revenues are derived from a wide range of industries and companies. Approximately 24% of total revenues are generated from customers in the chemical industry; for similar services, 17% of revenues are derived from the petroleum industry. Air’s assets of $2.0 billion, including off balance sheet assets of $29.0 million, are approximately 32% of GFC’s total assets and consist primarily of commercial aircraft operated by various domestic and international airlines. At December 31, 2003, the countries with the largest concentrations of Air’s commercial aircraft were Turkey, with approximately $262.9 million or 13% of Air’s total assets, including off balance sheet assets, and Italy with approximately $238.8 million or 12% of Air’s total assets, including off balance sheet assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Concentration of Credit Risk

      Under its lease agreements with lessees, GFC retains legal ownership of the asset except where such assets have been financed by sale-leasebacks. With most loan financings to customers, the loan is collateralized by the equipment. GFC performs credit evaluations prior to approval of a lease or loan contract. Subsequently, the creditworthiness of the customer and the value of the collateral are monitored on an ongoing basis. GFC maintains an allowance for possible losses to provide for potential losses that could arise should customers become unable to discharge their obligations to GFC.

Off Balance Sheet Items

Unconditional Purchase Obligations

      At December 31, 2003, GFC’s unconditional purchase obligations of $667.1 million consisted primarily of railcar commitments and scheduled aircraft acquisitions. GFC had commitments of $401.1 related to the committed railcar purchase program, entered into in 2002. GFC also had commitments of $169.8 million for orders and options for interests in five new aircraft to be delivered in 2004 and 2006. Unconditional purchase obligations also include $73.1 million of other rail related commitments. GFC has an obligation under the terms of the DEC acquisition agreement to cause DEC to make qualified investments of $36.2 million by December 31, 2005. To the extent there are not satisfactory investment opportunities during 2005, DEC may invest in long term securities for purposes of future investment.

Commercial Commitments

      In connection with certain investments or transactions, GFC has entered into various commercial commitments, such as guarantees and standby letters of credit, which could potentially require performance in the event of demands by third parties. Similar to GFC’s balance sheet investments, these guarantees expose GFC to credit and market risk; accordingly, GFC evaluates commitment and other contingent obligations using the same techniques used to evaluate funded transactions.

      The following table shows GFC’s commercial commitments (in millions):

	December 31

	2003	2002

Affiliate debt guarantees — recourse to GFC	$17.3	$15.9
Asset residual value guarantees	579.5	602.9
Loan payment guarantee-
Parent Company Convertible Debt	300.0	175.0
Lease and loan payment guarantees	56.6	60.2
Other loan guarantees	.1	12.7

Total guarantees	953.5	866.7
Standby letters of credit and bonds	1.6	1.6

	$955.1	$868.3

      At December 31, 2003, the maximum potential amount of lease, loan or residual value guarantees under which GFC or its subsidiaries could be required to perform was $953.5 million, which includes $300.0 million related to GFC’s guarantee of the Parent Company’s convertible debt. The related carrying value of the guarantees on the balance sheet, including deferred revenue primarily associated with residual value guarantees entered into prior to the effective date of FASB Interpretation No. 45 (FIN 45), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, was a liability of $3.6 million. The expirations of these guarantees range from 2004 to 2017. Any liability resulting from GFC’s performance pursuant to the residual value guarantees will be reduced by the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

value realized from the underlying asset or group of assets. Historically, gains associated with the residual value guarantees have exceeded any losses incurred and are recorded in asset remarketing income in the consolidated statements of income. Based on known facts and current market conditions, management does not believe that the asset residual value guarantees will result in any significant adverse financial impact to the Company. Accordingly, the Company has not recorded any accrual for contingent losses with respect to the residual value guarantees as of December 31, 2003. GFC believes these asset residual value guarantees will likely generate future income in the form of fees and residual sharing proceeds.

      Asset residual value guarantees represent GFC’s commitment to third parties that an asset or group of assets will be worth a specified amount at the end of a lease term. Revenue is earned for providing these asset value guarantees in the form of an initial fee (which is amortized into income over the guaranteed period) and by sharing in any proceeds received upon disposition of the assets to the extent such proceeds are in excess of the amount guaranteed (which is recorded when realized).

      Lease and loan payment guarantees generally involve guaranteeing repayment of the financing utilized to acquire assets being leased by an affiliate to customers, and are in lieu of making direct equity investments in the affiliate. GFC is not aware of any event of default which would require it to satisfy these guarantees, and expects the affiliates to generate sufficient cash flow to satisfy their lease and loan obligations.

      GFC and its subsidiaries are also parties to letters of credit and bonds. In GFC’s past experience, virtually no claims have been made against these financial instruments. At December 31, 2003, management does not expect any material losses to result from these off balance sheet instruments because performance is not expected to be required, and, therefore, is of the opinion that the fair value of these instruments is zero.

Other Contingencies

Environmental

      The Company’s operations are subject to extensive federal, state and local environmental regulation. GFC’s operating procedures include practices to protect the environment from the risks inherent in railcar leasing, which frequently involve transporting chemicals and other hazardous materials. Additionally, some of GFC’s land holdings are and have been used for industrial or transportation-related purposes or leased to commercial or industrial companies whose activities may have resulted in discharges onto the property. As a result, GFC is subject to environmental cleanup and enforcement actions. In particular, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), also known as the Superfund law, as well as similar state laws generally impose joint and several liability for cleanup and enforcement costs on current and former owners and operators of a site without regard to fault or the legality of the original conduct. In addition, GFC may be considered a potentially responsible party (PRP) under certain other laws. Accordingly, under CERCLA and other federal and state statutes, GFC may be held jointly and severally liable for all environmental costs associated with a particular site. If there are other PRPs, GFC generally participates in the cleanup of these sites through cost-sharing agreements with terms that vary from site to site. Costs are typically allocated based on relative volumetric contribution of material, the amount of time the site was owned or operated, and/or the portion of the total site owned or operated by each PRP.

      At the time a potential environmental issue is identified, initial reserves for environmental liability are established when such liability is probable and a reasonable estimate of associated costs can be made. Environmental costs are based on the estimated costs associated with the type and level of investigation and/or remediation activities that our internal environmental staff (and where appropriate, independent consultants) have determined to be necessary to comply with applicable laws and regulations and include initial site surveys and environmental studies of potentially contaminated sites as well as costs for remediation and restoration of sites determined to be contaminated. In addition, GFC has provided indemnities for potential environmental liabilities to buyers of divested companies. In these instances, reserves are based on the scope and duration of the respective indemnities together with the extent of known contamination.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Estimates are periodically reviewed and adjusted as required to reflect additional information about facility or site characteristics or changes in regulatory requirements. GFC conducts an ongoing environmental contingency analysis, which considers a combination of factors including independent consulting reports, site visits, legal reviews, analysis of the likelihood of participation in and the ability of other PRPs to pay for cleanup, and historical trend analyses. GFC does not believe that a liability exists for known environmental risks beyond what has been provided for in the environmental reserve.

      GFC is involved in a number of administrative and judicial proceedings and other mandatory cleanup efforts at approximately three (3) sites at which it is participating in the study or cleanup, or both, of alleged environmental contamination. The Company did not recognize an environmental expense in 2003 or 2002. GFC did recognize an environmental expense of $1.7 million in 2001. GFC paid $1.4 million, $1.0 million and $13.7 million during 2003, 2002 and 2001, respectively, for mandatory and unasserted claims cleanup efforts, including amounts expended under federal and state voluntary cleanup programs. GFC has recorded liabilities for remediation and restoration of all known sites of $26.0 million at December 31, 2003, compared with $27.0 million at December 31, 2002. These amounts are included in other liabilities on GFC’s balance sheet. GFC’s environmental liabilities are not discounted. GFC anticipates that the majority of the accrued costs at December 31, 2003, will be paid over the next five years and no individual site is considered to be material.

      Liabilities recorded for environmental costs represent GFC’s best estimates for remediation and restoration of these sites and include both asserted and unasserted claims. Unasserted claims are not considered to be a material component of the liability.

      The Company did not materially change its methodology for identifying and calculating environmental liabilities in the three years presented. There are currently no known trends, demands, commitments, events or uncertainties that are reasonably likely to occur and materially affect the methodology or assumptions described above.

      Recorded liabilities include GFC’s best estimates of all costs, without reduction for anticipated recoveries from third parties, and include both asserted and unasserted claims. However, GFC’s total cleanup costs at these sites cannot be predicted with certainty due to various factors such as the extent of corrective actions that may be required, evolving environmental laws and regulations, advances in environmental technology, the extent of other parties’ participation in cleanup efforts, developments in ongoing environmental analyses related to sites determined to be contaminated, and developments in environmental surveys and studies of potentially contaminated sites. As a result, future charges to income for environmental liabilities could have a significant effect on results of operations in a particular quarter or fiscal year as individual site studies and remediation and restoration efforts proceed or as new sites arise. However, management believes it is unlikely any identified matters, either individually or in the aggregate, will have a material adverse effect on GFC’s results of operations, financial position or liquidity.

Legal

      GFC and its subsidiaries are parties to a number of legal actions and claims, various governmental proceedings and private civil suits arising in the ordinary course of business, including those related to environmental matters, workers’ compensation claims by GFC employees and other personal injury claims. Some of the legal proceedings include claims for punitive as well as compensatory damages. While the final outcome of these matters cannot be predicted with certainty, considering among other things the meritorious legal defenses available and liabilities that have been recorded, it is the opinion of GFC’s management that none of these items, when finally resolved, will have a material adverse effect on the results of operations or the financial position of GFC.

Note 17.     Advances to Parent

      Interest income on advances to GATX, which is included in gross income on the income statement, was $24.7 million in 2003, $26.2 million in 2002, and $29.7 million in 2001. These advances have no fixed maturity

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

date. Interest income on advances to GATX was based on an interest rate that is adjusted annually in accordance with an estimate of applicable rates.

Note 18.     Accumulated Other Comprehensive Loss

      The change in components for accumulated other comprehensive loss are as follows (in millions):

	Foreign
	Currency		Unrealized
	Translation	Unrealized	Loss on
	Gain	Gain (Loss)	Derivative
	(Loss)	on Securities	Instruments	Total

Balance at December 31, 2000	$(62.4)	$28.0	$—	$(34.4)
Change in component	5.6	(1.6)	(24.9)	(20.9)
Reclassification adjustments into earnings	—	(38.7)	(.5)	(39.2)
Income tax effect	—	15.8	9.6	25.4

Balance at December 31, 2001	(56.8)	3.5	(15.8)	(69.1)
Change in component	(5.3)	.5	(3.6)	(8.4)
Reclassification adjustments into earnings	—	(3.9)	(.2)	(4.1)
Income tax effect	—	1.3	1.4	2.7

Balance at December 31, 2002	(62.1)	1.4	(18.2)	(78.9)
Change in component	78.2	7.7	(38.4)	47.5
Reclassification adjustments into earnings	(2.8)	(7.2)	(.3)	(10.3)
Income tax effect	—	(.2)	14.4	14.2

Balance at December 31, 2003	$13.3	$1.7	$(42.5)	$(27.5)

Note 19.     Supplemental Cash Flow Information

      The following table summarizes the components of portfolio proceeds reported on the consolidated statement of cash flows (in millions):

	Year Ended December 31

	2003	2002	2001

Finance lease rents received, net of earned income and leveraged lease nonrecourse debt service	$176.0	$245.8	$247.1
Loan principal received	288.5	262.3	216.0
Proceeds from asset remarketing	160.3	257.3	314.8
Proceeds from sale of securities	7.3	3.9	38.7
Investment recovery from investments in affiliated companies	127.4	113.5	209.6

	$759.5	$882.8	$1,026.2

      Cash paid for interest and (recovered) paid for taxes were as follows (in millions):

	Year Ended December 31

	2003	2002	2001

Interest	$201.1	$247.3	$295.0
Taxes (recovered) paid	(60.5)	(25.5)	365.9

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Significant items resulting from investing or financing activities of the Company that did not impact cash flows were (in millions):

	Year Ended December 31

	2003	2002	2001

Asset disposition-leveraged lease commitment	$184.9	$—	$—
Liability disposition-leveraged lease commitment	183.4	—	—
Debt acquired	—	56.0	—
Extinguished debt	—	14.0	—
Debt assumed	—	—	255.6

      In 2003, GFC disposed of a leveraged lease commitment on passenger rail equipment. $184.9 million of assets were sold, including $108.4 million of restricted cash and $48.0 million of progress payments. In addition, $183.4 million of liabilities, primarily nonrecourse debt, were assumed by the acquirer.

      In 2002, the Company acquired KVG and assumed $56.0 million of debt. Also during the year, Technology extinguished $14.0 million of nonrecourse debt and recorded gain on extinguishment of debt of $15.8 million, $13.0 million of which was associated with one lease investment.

      In 2001, GFC acquired a portfolio of technology leases from El Camino Resources for $129.8 million, net of the assumption of $255.6 million of nonrecourse debt.

Note 20.     Discontinued Operations

Technology

      On June 30, 2004, GFC sold substantially all of the assets and related nonrecourse debt of GATX Technology Services Corporation and its Canadian affiliate to CIT Technologies Corporation and CIT Financial Limited. As a result, the audited financial statements and footnotes from GFC’s Annual Report on Form 10-K for the year ended December 31, 2003 have been revised to reclassify Technology as discontinued operations for all periods presented.

      GFC expects to receive estimated net proceeds of $247.4 million in 2004 as a result of the sale. The following table summarizes the revenues, income before taxes and operating income of Technology.

	Year Ended December 31

	2003	2002	2001

Gross income	$205.6	$322.7	$411.4
Income before taxes	25.0	7.3	49.2
Operating income, net of tax	15.2	4.7	30.1

      The following table summarizes the components of assets of discontinued operations reported on the consolidated balance sheet (in millions):

	December 31

	2003	2002

Receivables, net of allowance for possible losses	$274.9	$351.3
Operating lease investments, net of accumulated depreciation	250.3	260.4
Investments in affiliated companies	20.6	15.2
Goodwill, net	7.6	7.6
Other	6.7	7.9

	$560.1	$642.4

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Liabilities of discontinued operations of $346.3 million and $371.9 million as of December 31, 2003 and 2002, respectively, were comprised of nonrecourse debt. At December 31, 2003, GFC also had $56.3 million of loan payment guarantees related to Technology’s investments in affiliated companies. These arrangements involve guaranteeing repayment of the financing utilized to acquire assets being leased by an affiliate to customers. GFC is not aware of any event of default which would require it to satisfy these guarantees.

Terminals

      In 2002, GFC completed the divestiture of Terminals. Financial data for Terminals has been segregated as discontinued operations for all periods presented.

      The 2001 gain on sale of portion of segment of $173.9 million, net of taxes of $185.6 million primarily reflects the sale of substantially all of GFC’s interest in GATX Terminals Corporation and its subsidiary companies. In the first quarter of 2001, GFC sold the majority of Terminals’ domestic operations. The sale included substantially all of Terminals’ domestic terminaling operations, the Central Florida Pipeline Company and Calnev Pipe Line Company. Also in the first quarter of 2001, GFC sold substantially all of Terminals’ European operations. In the second and third quarters of 2001, GFC sold Terminals’ Asian operations and its U.S. interest in a distillate and blending distribution affiliate.

      In the first quarter of 2002, GFC sold its interest in a bulk-liquid storage facility located in Mexico and recognized a $6.2 million gain, net of taxes of $3.0 million.

      During 2003 and 2002, there was no operating activity at Terminals. In 2001, gross income and net income were $34.7 million and $2.7 million (net of tax of $4.4 million), respectively.

Note 21.     Reduction in Workforce

      During 2002, GFC recorded a pre-tax charge of $16.9 million related to its 2002 reduction in workforce. This action was part of GATX’s announced intention to exit the venture finance business and curtail investment at specialty finance. The charge also included costs incurred as part of headcount reductions related to an integration plan implemented to rationalize the workforce and operations at DEC. The total charge included involuntary employee separation and benefit costs of $14.7 million for 170 employees company-wide, as well as occupancy costs of $2.2 million. The employee groups terminated included professional and administrative staff. As of December 31, 2003, 162 of the terminations were completed. The remainder of the originally anticipated employee terminations are expected to be completed by the end of 2004.

      The following is the reserve activity for the year ended December 31, 2003 (in millions):

Reserve balance at 12/31/02	$16.6
Benefits paid	(10.9)
Occupancy costs paid	(3.2)
Other adjustments	.1

Reserve balance at 12/31/03	$2.6

      During 2001, GFC recorded a pre-tax charge of $10.7 million related to its 2001 reduction in workforce. This reduction was part of GFC’s initiative to reduce selling, general and administrative costs in response to current economic conditions and the divestiture of Terminals’ operations. This charge included involuntary employee separation costs of $5.0 million for 125 employees company-wide, as well as legal fees of $.1 million, occupancy costs of $5.1 million and other costs of $.5 million. The employee groups terminated included professional and administrative staff, including corporate personnel. As of December 31, 2002, all of the employee terminations were completed.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following is the reserve activity for the year ended December 31, 2003 (in millions):

Reserve balance at 12/31/02	$3.1
Benefits paid	—
Occupancy costs paid	(.3)
Other adjustments	(2.2)

Reserve balance at 12/31/03	$.6

      The $2.2 million adjustment represents a transfer of a portion of the liability to the Parent Company.

      Management expects the Company’s reserve balance at December 31, 2003 related to the reductions in workforce to be adequate. Remaining cash payments of $3.2 million will be funded from ongoing operations and are not expected to have a material impact on GFC’s liquidity.

Note 22.     Foreign Operations

      GFC has a number of investments in subsidiaries and affiliated companies that are located in or derive revenues from foreign countries. GFC’s foreign identifiable assets include investments in affiliated companies as well as fully consolidated railcar operations in Canada, Mexico, Poland, Austria and Germany, and foreign leases, loans and other investments. Foreign entities contribute significantly to GFC’s share of affiliates’ earnings. Revenues and identifiable assets are determined to be foreign or U.S. based depending upon the location of the customer; classification of affiliates’ earnings as foreign or domestic is made depending upon the office location of the affiliate. The Company did not derive revenues in excess of 10% of consolidated revenues from any one foreign country for any of the three years ended December 31, 2003. In addition, no foreign country represents more than 10% to GFC’s identifiable assets for continuing operations.

      The table below is a summary GFC’s operations including subsidiaries and affiliated companies (in millions):

	Year Ended or at December 31

	2003	2002	2001

Revenues
Foreign	$278.5	$300.1	$266.3
United States	786.9	706.3	848.4

	$1,065.4	$1,006.4	$1,114.7

Share of Affiliates’ Earnings
Foreign	$41.3	$29.6	$48.0
United States	25.5	16.5	(17.5)

	$66.8	$46.1	$30.5

Identifiable Balance Sheet Assets for Continuing Operations
Foreign	$2,562.3	$2,298.8	$1,686.7
United States	3,147.7	3,722.5	3,916.0

	$5,710.0	$6,021.3	$5,602.7

      Foreign cash flows generated are used to meet local operating needs and for reinvestment. For foreign functional currency entities, the translation of the financial statements into U.S. dollars results in an unrealized foreign currency translation adjustment, a component of accumulated other comprehensive loss.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 23.     Financial Data of Business Segments

      The financial data presented below conforms to SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, and depicts the profitability, financial position and capital expenditures of each of GFC’s continuing business segments. Segment profitability is presented to reflect operating results inclusive of allocated support expenses from the parent company and estimated applicable interest costs. Discontinued operations and the cumulative effect of accounting change are not included in the financial data presented below.

      At the end of 2003, GFC completed a reorganization which resulted in changes in management structure and reporting. As a result, GFC now provides its services and products primarily through three operating segments: Rail, Air and Specialty. Through these businesses, GFC combines asset knowledge and services, structuring expertise, partnering and capital to serve customers and partners worldwide. Previously, GFC reported its operating segments as GATX Rail and Financial Services, which included the results of its business units, air, specialty finance (including American Steamship Company (ASC)), and venture finance. All reported amounts have been restated to conform to the revised segment presentation.

      Rail is principally engaged in leasing rail equipment, including tank cars, freight cars and locomotives. Rail provides both full service leases and net leases. Under a net lease, the lessee is responsible for maintenance, insurance and taxes. Under a full service lease, Rail maintains and services the railcars, pays ad valorem taxes, and provides other ancillary services.

      Air is primarily engaged in leasing newer, narrow-body aircraft widely used by commercial airlines throughout the world. Air typically provides net leases under which the lessee is responsible for maintenance, insurance and taxes.

      Specialty is comprised of the former specialty finance and venture finance business units, which are now managed as one operating segment. At the end of 2002, GFC announced its intention to curtail investment in specialty finance and to sell or otherwise run-off venture finance. Specialty’s portfolio consists primarily of leases and loans, frequently including interests in an asset’s residual value, and joint venture investments involving a variety of underlying asset types, including marine, aircraft and other diversified investments. The venture-related portfolio consists primarily of loans, warrants and investments in venture capital funds.

      Other is comprised of corporate results, including selling, general and administrative expense (SG&A) and interest expense not allocated to segments, and the results of ASC, a Great Lakes shipping company.

      Management, including the CEO, evaluates the performance of each segment based on several measures, including net income. These results are used to assess performance and determine resource allocation among the segments.

      Along with the change to reporting segments, GFC revised its methodology for allocating corporate SG&A expenses to the segments. Corporate SG&A expenses relate to administration and support functions performed at the corporate office. Such expenses include information technology, human resources, legal, financial support and executive costs. Under the revised allocation methodology, directly attributable expenses are generally allocated to the segments. Indirect, shared corporate SG&A costs are retained in Other. Amounts allocated to the segments are approximated based on management’s best estimate and judgment of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

direct support services. Rail’s reported segment net income for 2002 and 2001 has been restated to incorporate the revised methodology for SG&A allocations as follows:

	Year Ended
	December 31

	2002	2001

Rail income before cumulative effect of accounting change as previously reported	$50.6	$44.1
After tax effect of reduced SG&A due to change in allocation methodology	9.5	13.2

Rail income before cumulative effect of accounting change	$60.1	$57.3

      As noted above, results of Air and Specialty were included as part of the Financial Services segment in prior years. Accordingly, the presentation of segment results incorporates the revised SG&A allocation methodology.

      Debt balances and interest expense were allocated based upon a fixed leverage ratio for each individual operating segment across all reporting periods, expressed as a ratio of debt to equity. Rail’s leverage ratio was set at 5:1, Air’s leverage ratio was set at 4:1 and Specialty’s leverage ratio was set at 4:1. Any GFC debt and related interest expense that remained after this allocation methodology was assigned to Other in each period. Management believes this leverage and interest expense allocation methodology gives an accurate indication of each operating segment’s risk-adjusted financial return.

      The following tables present certain segment data for the years ended December 31, 2003, 2002 and 2001 (in millions):

	Rail	Air	Specialty	Other	Total

2003 Profitability
Revenues	$689.8	$110.2	$139.6	$125.8	$1,065.4
Gain on extinguishment of debt	—	—	1.8	(.4)	1.4
Share of affiliates’ earnings	12.5	31.6	22.7	—	66.8

Total gross income	702.3	141.8	164.1	125.4	1,133.6
Depreciation	113.7	55.1	10.3	5.6	184.7
Interest, net	59.6	41.2	43.5	9.5	153.8
Operating lease expense	183.2	3.9	4.4	.1	191.6
Income (loss) from continuing operations before taxes	80.0	3.0	62.2	(5.2)	140.0
Income from continuing operations	54.2	2.1	38.1	2.1	96.5

Selected Balance Sheet Data
Investments in affiliated companies	140.9	484.9	221.8	—	847.6
Identifiable assets	2,308.8	1,977.0	707.6	716.6	5,710.0

Cash Flow
Portfolio investments and capital additions	249.6	227.9	130.9	20.2	628.6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Rail	Air	Specialty	Other	Total

2002 Profitability
Revenues	$659.1	$89.0	$153.0	$105.3	$1,006.4
Gain on extinguishment of debt	—	—	—	2.2	2.2
Share of affiliates’ earnings	13.1	14.8	18.2	—	46.1

Total gross income	672.2	103.8	171.2	107.5	1,054.7
Depreciation	102.3	37.1	14.6	6.5	160.5
Interest, net	53.8	35.1	53.9	25.5	168.3
Operating lease expense	177.6	3.5	4.4	.3	185.8
Income (loss) from continuing operations before taxes	93.4	7.6	7.5	(21.8)	86.7
Income (loss) from continuing operations	60.1	8.1	4.9	(12.8)	60.3

Selected Balance Sheet Data
Investments in affiliated companies	145.0	470.5	220.2	—	835.7
Identifiable assets	2,289.9	1,885.6	1,088.0	757.8	6,021.3

Cash Flow
Portfolio investments and capital additions	117.5	571.5	327.3	1.7	1,018.0

	Rail	Air	Specialty	Other	Total

2001 Profitability
Revenues	$674.1	$87.1	$244.5	$109.0	$1,114.7
Share of affiliates’ earnings (loss)	7.4	33.1	(10.0)	—	30.5

Total gross income	681.5	120.2	234.5	109.0	1,145.2
Depreciation and amortization	106.4	20.4	22.9	6.6	156.3
Interest, net	67.1	32.9	78.7	15.3	194.0
Operating lease expense	163.8	12.9	6.5	1.0	184.2
Income (loss) from continuing operations before taxes	83.7	28.1	(69.8)	(33.9)	8.1
Income (loss) from continuing operations	57.3	16.8	(41.3)	(19.5)	13.3

Selected Balance Sheet Data
Investments in affiliated companies	200.6	483.4	214.7	—	898.7
Identifiable assets	2,280.9	1,335.6	1,288.5	697.7	5,602.7

Cash Flow
Portfolio investments and capital additions	370.1	574.2	407.2	8.2	1,359.7

Note 24.     Subsequent Events (Unaudited)

      GFC, formerly known as GATX Capital Corporation (GCC), was a party to litigation arising from the issuance by the Federal Administration of Airworthiness Directive 96-01-03 in 1996, the effect of which significantly reduced the amount of freight that ten 747 aircraft were authorized to carry. GATX/ Airlog, a California partnership in which a subsidiary of GCC was a partner, through a series of contractors, modified these aircraft from passenger to freighter configuration between 1988 and 1994. GCC previously reached settlements covering these aircraft.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In July 2004, GFC reached a settlement agreement with its insurers under which GFC is expected to receive $45.0 million. This amount will be recognized as income in the second half of 2004, in addition to $3.2 million of insurance proceeds recognized in the first half of 2004. The 2004 settlements represent partial reimbursement of charges previously paid by GFC. GFC recognized similar insurance recoveries of $16.5 million in 2003. These amounts were classified as other revenue on the income statement. The Company does not expect to recognize further significant recoveries related to this litigation.

GATX FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30		June 30

	2004	2003	2004	2003

	(In millions)
Gross Income
Lease income	$194.5	$192.0	$383.7	$384.2
Marine operating revenue	33.3	25.5	40.0	29.7
Interest income	3.9	12.0	12.4	21.6
Asset remarketing income	8.6	10.0	27.1	17.4
Gain on sale of securities	2.1	.1	3.2	.5
Fees	4.9	4.1	8.2	10.5
Other	26.8	25.7	46.1	50.5

Revenues	274.1	269.4	520.7	514.4
Share of affiliates’ earnings	16.4	21.4	34.0	38.9

Total Gross Income	290.5	290.8	554.7	553.3
Ownership Costs
Depreciation	47.5	47.0	91.8	91.1
Interest, net	33.5	41.5	65.5	83.1
Operating lease expense	47.6	48.4	95.5	96.5

Total Ownership Costs	128.6	136.9	252.8	270.7
Other Costs and Expenses
Maintenance expense	47.5	41.7	94.1	82.0
Marine operating expenses	25.9	20.9	31.5	24.1
Other operating expenses	9.5	9.5	22.1	22.4
Selling, general and administrative	30.2	35.8	56.3	67.3
(Reversal) provisions for possible losses	(3.1)	(8.1)	(5.0)	9.8
Asset impairment charges	1.0	10.2	1.1	13.8
Fair value adjustments for derivatives	.4	.3	(.7)	2.4

Total Other Costs and Expenses	111.4	110.3	199.4	221.8

Income from Continuing Operations before Income Taxes	50.5	43.6	102.5	60.8
Income Taxes	15.3	16.3	33.9	22.5

Income from Continuing Operations	35.2	27.3	68.6	38.3
Discontinued Operations
Operations, net of taxes	15.5	6.7	18.7	8.2
Loss on sale of segment, net of taxes	(.4)	—	(.4)	—

Total Discontinued Operations	15.1	6.7	18.3	8.2

Net Income	$50.3	$34.0	$86.9	$46.5

The accompanying notes are an integral part of these consolidated financial statements.

GATX FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
	2004	2003

	(In millions)
Assets
Cash and Cash Equivalents	$216.5	$211.1
Restricted Cash	60.1	60.9
Receivables
Rent and other receivables	79.9	86.4
Finance leases	276.6	289.2
Loans	124.4	183.5
Less: allowance for possible losses	(31.3)	(40.6)

	449.6	518.5
Operating Lease Assets, Facilities and Other
Railcars and service facilities	3,378.2	3,276.6
Operating lease investments and other	1.924.6	1,804.2
Less: allowance for depreciation	(1,804.3)	(1,821.5)

	3,498.5	3,259.3
Progress payments for aircraft and other equipment	19.1	53.6

	3,517.6	3,312.9
Due from GATX Corporation	386.7	340.6
Investments in Affiliated Companies	794.5	847.6
Recoverable Income Taxes	—	47.3
Goodwill, Net	84.6	87.2
Other Investments	68.3	101.6
Other Assets	202.5	182.3
Assets of Discontinued Operations	71.2	560.1

	$5,851.6	$6,270.1

Liabilities and Shareholder’s Equity
Accounts Payable and Accrued Expenses	$342.4	$326.5
Debt
Short-term	7.9	15.9
Long-term:
Recourse	2,747.3	2,877.6
Nonrecourse	96.3	99.3
Capital lease obligations	106.2	122.4

	2,957.7	3,115.2
Deferred Income Taxes	676.2	614.7
Other Liabilities	215.7	258.5
Liabilities of Discontinued Operations	5.1	346.3

Total Liabilities	4,197.1	4,661.2
Shareholder’s Equity
Preferred stock	125.0	125.0
Common stock	1.0	1.0
Additional capital	521.6	521.6
Reinvested earnings	1,032.3	988.8
Accumulated other comprehensive loss	(25.4)	(27.5)

Total Shareholder’s Equity	1,654.5	1,608.9

	$5,851.6	$6,270.1

The accompanying notes are an integral part of these consolidated financial statements.

GATX FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30		June 30

	2004	2003	2004	2003

	(In millions)
Operating Activities
Net income, including discontinued operations	$50.3	$34.0	$86.9	$46.5
Adjustments to reconcile net income to net cash provided by operating activities:
Realized gains on remarketing of leased equipment	(3.2)	(11.9)	(24.7)	(20.8)
Gain on sale of securities	(2.1)	(.1)	(3.2)	(.5)
Loss on sale of segment	(.6)	—	(.6)	—
Depreciation	55.1	80.4	129.1	162.5
(Reversal) provision for possible losses	(3.9)	(10.3)	(5.1)	8.4
Asset impairment charges	2.5	12.5	3.4	16.1
Deferred income taxes	49.2	30.5	65.8	54.6
Share of affiliates’ earnings, net of dividends	(4.8)	(17.0)	(20.6)	(31.0)
Net decrease in recoverable income taxes	55.6	75.3	55.2	56.5
Net increase (decrease) in operating lease payable	19.7	20.6	(11.5)	(2.6)
Other	(51.3)	(31.1)	(47.1)	(18.0)

Net cash provided by operating activities	166.5	182.9	227.6	271.7
Investing Activities
Additions to equipment on lease, net of nonrecourse financing for leveraged leases, operating lease assets and facilities	(311.3)	(173.2)	(450.9)	(339.1)
Loans extended	(7.6)	(8.7)	(13.9)	(37.7)
Investments in affiliated companies	(3.1)	(29.3)	(3.1)	(44.2)
Progress payments	(.7)	(5.4)	(1.6)	(22.6)
Other investments	(1.6)	(1.2)	(27.5)	(24.2)

Portfolio investments and capital additions	(324.3)	(217.8)	(497.0)	(467.8)
Net proceeds from sale of segment	214.7	—	214.7	—
Portfolio proceeds	99.0	168.1	322.1	390.4
Transfer of assets to GATX Corporation	—	—	3.8	—
Proceeds from other asset sales	8.8	5.4	20.2	14.8
Net (increase) decrease in restricted cash	(1.0)	(26.8)	.8	(77.2)
Effect of exchange rate changes on restricted cash	—	10.3	—	17.7

Net cash (used in) provided by investing activities	(2.8)	(60.8)	64.6	(122.1)
Financing Activities
Net proceeds from issuance of long-term debt	90.7	89.8	160.5	333.0
Repayment of long-term debt	(209.5)	(136.4)	(336.0)	(434.4)
Net (decrease) increase in short-term debt	(.1)	7.1	(4.9)	8.5
Net decrease in capital lease obligations	(1.6)	(3.4)	(16.2)	(14.8)
Net (increase) decrease in amount due from GATX Corporation	(25.5)	24.7	(46.1)	(25.7)
Cash dividends paid to GATX Corporation	(25.3)	(16.9)	(43.4)	(23.2)

Net cash used in financing activities	(171.3)	(35.1)	(286.1)	(156.6)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(.3)	2.4	(.7)	2.7

Net (Decrease) Increase in Cash and Cash Equivalents	$(7.9)	$89.4	$5.4	$(4.3)

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1.     Description of Business

      GATX Financial Corporation (GFC or the Company) is a wholly owned subsidiary of GATX Corporation (GATX or the parent Company). GFC is headquartered in Chicago, Illinois and provides its services primarily through three operating segments: GATX Rail (Rail), GATX Air (Air) and GATX Specialty Finance (Specialty). Through these operating segments, GFC combines asset knowledge and services, structuring expertise, partnering and capital to provide business solutions to customers and partners worldwide. GFC specializes in railcar and locomotive leasing, aircraft operating leasing and financing other large ticket equipment.

      GFC invests in companies and joint ventures that complement its existing business activities. GFC partners with financial institutions and operating companies to improve scale in certain markets, broaden diversification within an asset class, and enter new markets.

      On June 30, 2004, GFC sold the majority of the assets of GATX Technology Services (Technology). As a result, the Technology segment is classified as a discontinued operation in all periods presented.

Note 2.     Basis of Presentation

      The consolidated balance sheet at December 31, 2003 has derived from the audited financial statements at that date. All other consolidated financial statements are unaudited but include all adjustments, consisting only of normal recurring items which management considers necessary for a fair statement of the consolidated results of operations, financial position and cash flow for the respective periods.

      Certain amounts in the 2003 financial statements have been reclassified to conform to the current presentation, including the separate presentation and reporting of discontinued operations.

Note 3.     New Accounting Pronouncements

      In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was enacted. The Act expands Medicare, primarily by adding a prescription drug benefit for Medicare-eligible individuals starting in 2006. The Act provides employers currently sponsoring prescription drug programs for Medicare-eligible individuals with a range of options for coordinating with the new government-sponsored programs that may potentially reduce employer costs.

      In June 2004, FASB Staff Position (FSP) 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 was issued providing guidance on the accounting for the effects of the Act for employers that sponsor post-retirement health care plans that provide prescription drug benefits. FSP 106-2 supercedes FSP 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. FSP 106-2 is effective for the first interim or annual period beginning after June 15, 2004.

      GFC is in the process of reviewing the impact of the Act and the guidance of FSP 106-2 with respect to existing post-retirement benefit plans. As a result, the accumulated projected benefit obligation and net periodic postretirement benefit cost as of June 30, 2004, do not reflect any amount associated with the subsidy.

Note 4.     Investments in Affiliated Companies

      Investments in affiliated companies represent investments in, and loans to and from, domestic and foreign companies and joint ventures that are in businesses similar to those of GFC, such as commercial aircraft leasing, rail equipment leasing, and other business activities.

      For purposes of preparing the following information, GFC made certain adjustments to information provided by the joint ventures. Pre-tax income was adjusted to reverse interest expense (or interest income) reorganized by the joint ventures on loans from (or to) GFC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

      For all affiliated companies held at the end of the quarter as part of continuing operations, operating results, as if GFC held 100 percent interest, were (in millions):

	Three Months Ended		Six Months Ended
	June 30		June 30

	2004	2003	2004	2003

Gross income	$166.5	$166.7	$332.7	$331.2
Pre-tax income	37.4	30.4	70.5	66.2

Note 5.     Goodwill

      As a result of the Technology sale, the goodwill balance of $87.2 million reported as of December 31, 2003 excludes $7.6 million related to the Technology segment which was reclassified to assets of discontinued operations. In 2004, the sale of the Technology segment resulted in the write-off of $7.6 million related to the Technology goodwill, which was included in the loss on sale of Technology. See Note 12 for further discussion on the sale of Technology.

Note 6.     Pension and Other Post-Retirement Benefits

      GFC contributed to pension plans sponsored by GATX that cover substantially all employees. Benefits payable under the pension plans are based on years of services and/or final average salary. Allocation to GFC for plan contributions, credits, and expenses are determined on the basis of payroll costs and related actuarial assumptions. Ongoing pension credits for the three months ended June 30, 2004 and 2003 were $.1 million for both periods. Ongoing pension credits for the six months ended June 30, 2004 and 2003 were $.2 million for both periods. In addition, curtailment costs and special termination expense were $.7 million and $.7 million, respectively, in the three months and six months ended June 30, 2004. These amounts resulted from the Technology sale and were allocated to discontinued operations. The components of net periodic credits and costs for individual subsidiaries of GATX, including GFC, are not determinable.

      In addition to the pension plans, GFC’s other post-retirement plans provide health care, life insurance and other benefits for certain retired employees who meet established criteria.

      The components of other post-retirement benefit costs for the three months ended June 30, 2004 and 2003 are as follows (in millions):

	2004 Retiree	2003 Retiree
	Health and Life	Health and Life

Service cost	$.1	$.1
Interest cost	.9	.9
Amortization of:
Unrecognized net loss	.1	—

Ongoing net costs	1.1	1.0

Recognized gain due to curtailment	(.2)	—

Net costs	$.9	$1.0

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

      The components of other post-retirement benefit costs for the six months ended June 30, 2004 and 2003 are as follows (in millions):

	2004 Retiree	2003 Retiree
	Health and Life	Health and Life

Service cost	$.2	$.2
Interest cost	1.8	1.8
Amortization of:
Unrecognized net loss	.1	—

Ongoing net costs	2.1	2.0

Recognized gain due to curtailment	(.2)	—

Net costs	$1.9	$2.0

      The previous tables include amounts allocated to discontinued operations, including the curtailment gain which resulted from the Technology sale.

      GFC uses a December 31 measurement date for all of its plans. The three month and six month amounts reported are based on estimated annual costs. Actual annual costs as of December 31, 2004 may differ from the estimates provided.

      GFC expects to contribute approximately $2.0 million to the GATX sponsored pension plans and $8.0 million to its other post-retirement benefit plans in 2004. Through June 30, 2004, GFC has been allocated contributions of $.8 million to the GATX sponsored pension plans in addition to contributions of $3.4 million to its other post-retirement benefits plans. Allocated contributions to the GATX sponsored pension plans and contributions to its other post-retirement plans will be dependent on a number of factors including plans asset investment returns, actuarial experience and methodology used to determine allocations.

Note 7. Guarantees

      In connection with certain investments or transactions, GFC’s subsidiaries have entered into various guarantees which could require performance in the event of demands by third parties. Similar to GFC’s balance sheet investments, these guarantees expose GFC to credit and market risk; accordingly, GFC evaluates its commitments and other contingent obligations using techniques similar to those used to evaluate funded transactions.

      Asset residual value guarantees represent GFC’s commitment to third parties that an asset or group of assets will be worth a specified amount at the end of a lease term. Revenue in the form of an initial fee and sharing in any proceeds received upon disposition of assets in excess of the amount guaranteed is earned for providing such asset value guarantees.

      Any liability resulting from GFC’s performance pursuant to the residual value guarantees will be reduced by the value realized from the underlying asset or group of assets. Historically, gains associated with the residual value guarantees have exceeded any losses incurred and have been recorded in asset remarketing income in the consolidated statements of income. Based on known facts and current market conditions, management does not believe that its exposure under asset residual value guarantees will result in any significant adverse financial impact to the Company. GFC believes these asset residual value guarantees will likely generate future income in the form of fees and residual sharing proceeds.

      Lease and loan payment guarantees generally involve guaranteeing repayment of the financing utilized by affiliates to acquire assets, and are in lieu of making direct equity investments in the affiliate. GFC is not aware of any event of default which would require it to satisfy these guarantees, and expects the affiliates to generate sufficient cash flow to satisfy their lease and loan obligations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

      At June 30, 2004, the maximum potential amount of lease, loan or residual value guarantees under which GFC’s subsidiaries could be required to perform was $872.3 million, which includes $300.0 million related to GFC’s guarantee of the Parent Company’s convertible debt and also includes $69.6 million of guarantees associated with discontinued operations. The related carrying value of the guarantees recorded on the balance sheet, including deferred revenue primarily associated with residual value guarantees entered into prior to the effective date of FASB Interpretation No. 45 (FIN 45), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, was a liability of $4.1 million. The expiration dates of these guarantees range from 2004 to 2023.

Note 8.     Variable Interest Entities

      In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, which addresses consolidation by business enterprises of variable interest entities (VIEs) in which it is the primary beneficiary. In October 2003, the FASB deferred the effective date of FIN 46 to interim periods ending after December 15, 2003 in order to address a number of interpretation and implementation issues. In December 2003, the FASB reissued FIN 46 (Revised Interpretations) with certain modifications and clarifications.

      As of June 30, 2004, GFC identified 20 VIEs in which it holds a significant variable interest, primarily through equity investments in common stock accounted for under the equity method of accounting and beneficial equity interests in trusts used in leveraged lease investments. GFC is not the primary beneficiary of any of the identified VIEs as GFC does not receive the majority of the entities’ expected losses or residual returns. As a result, none of these entities have been consolidated into GATX’s financial statements. This determination is based on forecasted expected losses and residual returns for each of the 20 identified VIEs. GFC’s maximum exposure to loss with respect to these variable interest entities was $308.8 million as of June 30, 2004, of which $275.1 million is recorded on the balance sheet as either investments in affiliated companies or finance leases.

Note 9.     Comprehensive Income

      GFC includes foreign currency translation gains (losses), unrealized gains (losses) on available-for-sale securities and unrealized gains (losses) on certain qualified derivative instruments in comprehensive income. For the three months ended June 30, 2004 and 2003, comprehensive income was $54.8 million and $43.6 million, respectively. For the six months ended June 30, 2004 and 2003, comprehensive income was $89.0 million and $57.1 million, respectively.

Note 10.     Advances to Parent

      Interest income on advances to GATX, which is included in gross income on the statements of income, was $5.0 million for the three months ended June 30, 2004 compared to $6.6 million in the prior year quarter. For the six months ended June 30, 2004 interest income on advances was $10.2 million compared to $15.1 million in the prior year period. These advances have no fixed maturity date. Interest income on advances to GATX is based on an interest rate that is adjusted annually in accordance with an estimate of applicable rates.

Note 11.     Financial Data of Business Segments

      The financial data presented below conforms to SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, and depicts the profitability, financial position and capital expenditures of each of GFC’s continuing business segments. Segment profitability is presented to reflect operating results inclusive of allocated support expenses from the parent company and estimated applicable interest costs. Management, including the Chief Executive Officer, evaluates the performance of each segment based on

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

several measures, including net income. These results are used to assess performance and determine resource allocation among the segments.

      GFC provides its services primarily through three operating segments: Rail, Air and Specialty. Other is comprised of corporate results (including selling, general and administrative (SG&A) expense and interest expense not allocated to segments), and the results of American Steamship Company, a Great Lakes shipping company. Technology’s results and the associated loss on sale of the segment are classified as discontinued operations and not included in the financial data below. See Note 12 for further information related to the sale of Technology.

      The following tables present certain segment data for the three months and six months ended June 30, 2004 and 2003 (in millions):

	Rail	Air	Specialty	Other	Total

Three Months Ended June 30, 2004
Revenues	$181.8	$29.0	$22.1	$41.2	$274.1
Share of affiliates’ earnings	6.0	6.4	4.0	—	16.4

Total gross income	187.8	35.4	26.1	41.2	290.5
Depreciation	30.0	14.5	1.0	2.0	47.5
Interest, net	16.8	9.0	6.6	1.1	33.5
Operating lease expense	45.5	1.0	1.1	—	47.6
Income from continuing operations before income taxes	24.9	4.3	15.4	5.9	50.5
Income from continuing operations	18.6	2.6	9.1	4.9	35.2

Selected Balance Sheet Data at June 30, 2004
Investments in affiliated companies	145.2	484.7	164.6	—	794.5
Identifiable assets from continuing operations	2,468.9	2,032.6	552.2	726.7	5,780.4

Cash Flow
Portfolio investments and capital additions	156.9	97.4	9.2	.6	264.1

	Rail	Air	Specialty	Other	Total

Three Months Ended June 30, 2003
Revenues	$174.7	$26.0	$32.2	$36.5	$269.4
Share of affiliates’ earnings	2.6	12.6	6.2	—	21.4

Total gross income	177.3	38.6	38.4	36.5	290.8
Depreciation	28.1	14.1	2.7	2.1	47.0
Interest, net	15.5	10.7	11.3	4.0	41.5
Operating lease expense	46.0	1.0	1.2	.2	48.4
Income (loss) from continuing operations before income taxes	22.6	14.0	13.7	(6.7)	43.6
Income (loss) from continuing operations	14.4	7.8	8.7	(3.6)	27.3

Selected Balance Sheet Data at December 31, 2003
Investments in affiliated companies	140.9	484.9	221.8	—	847.6
Identifiable assets from continuing operations	2,308.8	1,977.0	707.6	716.6	5,710.0

Cash Flow
Portfolio investments and capital additions	43.5	88.1	17.0	16.2	164.8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

	Rail	Air	Specialty	Other	Total

Six Months Ended June 30, 2004
Revenues	$361.8	$52.3	$53.6	$53.0	$520.7
Share of affiliates’ earnings	9.8	15.6	8.6	—	34.0

Total gross income	371.6	67.9	62.2	53.0	554.7
Depreciation	59.4	28.3	2.1	2.0	91.8
Interest, net	32.3	18.3	14.1	.8	65.5
Operating leases expense	91.4	2.0	2.1	—	95.5
Income from continuing operations before income taxes	44.0	7.1	40.3	11.1	102.5
Income from continuing operations	31.1	4.6	25.0	7.9	68.6

Selected Balance Sheet Data at June 30, 2004
Investments in affiliated companies	145.2	484.7	164.6	—	794.5
Identifiable assets from continuing operations	2,468.9	2,032.6	552.2	726.7	5,780.4

Cash Flow
Portfolio investments and capital additions	251.0	98.4	18.1	.9	368.4

	Rail	Air	Specialty	Other	Total

Six Months Ended June 30, 2003
Revenues	$345.6	$50.8	$68.9	$49.1	$514.4
Share of affiliates’ earnings	4.7	18.6	15.6	—	38.9

Total gross income	350.3	69.4	84.5	49.1	553.3
Depreciation	56.4	27.0	5.4	2.3	91.1
Interest, net	31.7	21.0	23.7	6.7	83.1
Operating leases expense	91.8	2.0	2.3	.4	96.5
Income (loss) from continuing operations before income taxes	40.1	(2.1)	28.5	(5.7)	60.8
Income (loss) from continuing operations	25.5	(2.4)	17.7	(2.5)	38.3

Selected Balance Sheet Data at December 31, 2003
Investments in affiliated companies	140.9	484.9	221.8	—	847.6
Identifiable assets from continuing operations	2,308.8	1,977.0	707.6	716.6	5,710.0

Cash Flow
Portfolio investments and capital additions	92.4	188.7	59.3	17.0	357.4

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Note 12.     Discontinued Operations

      On June 30, 2004, GFC sold substantially all of the assets and related nonrecourse debt of GATX Technology Services Corporation and its Canadian affiliate to CIT Technologies Corporation and CIT Financial Limited. As a result of the sale, GFC received estimated net proceeds of $247.4 million, of which $32.7 million will be received in the third quarter. The following table summarizes the revenues, income before taxes and the loss on disposal, net of tax, of Technology, which has been reclassified to discontinued operations for all periods presented.

	Three Months		Six Months
	Ended		Ended
	June 30		June 30

	2004	2003	2004	2003

Gross income	$47.9	$52.9	$98.1	$107.0
Income before taxes	25.2	10.2	30.3	12.5
Operating income, net of tax	15.5	6.7	18.7	8.2
Loss on sale of segment, net of taxes of $.2 million	(.4)	—	(.4)	—

      Operating results for the three months ended June 30, 2004 were favorably impacted by the suspension of depreciation on operating lease assets associated with the Technology assets classified as held for sale during the quarter. The total effect of suspending depreciation was $14.0 million after-tax.

      The loss on sale of Technology of $.4 million included the following pre-tax charges: direct sale-related expenses of $9.0 million, a write-off of goodwill of $7.6 million and impairment charges associated with a joint venture and other assets of $2.8 million. An additional $8 million to $10 million of pre-tax severance costs and other expenses related to the disposal of Technology are anticipated to be incurred and recognized during the remainder of 2004.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      Section 145 of the General Corporation Law of the State of Delaware, as amended, empowers a corporation, subject to certain limitations, to indemnify its directors and officers against the actual and reasonable expenses of defending litigation against them in their capacities as directors and officers.

      Article VI of the By-Laws of GATX Financial provides in terms similar to those of Section 145 of the Delaware General Corporation Law that GATX Financial shall have power to indemnify its directors and officers. In addition, GATX Financial’s directors and officers are insured under directors and officers liability insurance policies maintained by GATX Corporation.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit
No.	Description

3.1	Certificate of Ownership and Merger merging GATX Rail Corporation (a New York corporation) into GATX Capital Corporation (a Delaware corporation) dated July 31, 2001 (incorporated by reference to Exhibit 2 to the Registrant’s quarterly report on Form 10-Q for the quarter ended June 30, 2001).
3.2	By-Laws of GATX Financial Corporation, as amended and restated as of August 7, 2001, (incorporated by reference to Exhibit 3A to the Registrant’s quarterly report on Form 10-Q for the quarter ended June 30, 2001).

4.1	Indenture dated as of November 1, 2003 between GATX Financial Corporation and JPMorgan Chase Bank, as trustee (incorporated by reference to Exhibit 4Q to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003).

4.2	Supplemental Indenture No. 1 dated June 22, 2004 between GATX Financial Corporation and JPMorgan Chase Bank, as trustee.

4.3	Registration Rights Agreement, dated June 22, 2004, by and among GATX Financial Corporation and Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Bank of America Securities LLC, Calyon Securities (USA) Inc., Harris Nesbitt Corp. and Piper Jaffray & Co.

4.4	Form of Exchange Note (included in Exhibit 4.2).

4.5	Indenture dated October 1, 1987 between General American Transportation Corporation and The Chase Manhattan Bank (National Association), incorporated by reference to General American Transportation Corporation’s Form S-3 Registration Statement filed October 8, 1987, file number 33-17692; Indenture Supplement dated as of May 15, 1988 between General American Transportation and The Chase Manhattan Bank incorporated by reference to the General American Transportation Corporation’s Form 10-Q for the quarter ended June 30, 1988, file number 2-54754. Second Supplemental Indenture dated as of March 15, 1990 between General American Transportation Corporation and The Chase Manhattan Bank incorporated by reference to General American Transportation Corporation’s Form 8-K dated March 15, 1990, file number 2-54754; Third Supplemental Indenture dated as of June 15, 1990 between General American Transportation Corporation and The Chase Manhattan Bank incorporated by reference to General American Transportation Corporation’s Form 8-K dated June 29, 1990, file number 2-54754; Fourth Supplemental Indenture dated as of January 15, 1996 between General American Transportation and The Chase Manhattan Bank incorporated by reference to General American Transportation Corporation’s Form 8-K dated January 26, 1996, file number 2-54754.

4.6	GATX Financial Corporation Notices 5 and 6 dated March 28, 1988 and April 12, 1988 defining the rights of holders of GATX Rail’s Medium-Term Notes Series A issued during that period, incorporated by reference to the GATX Financial Corporation Quarterly Report on Form 10-Q for the quarter ended June 30, 1988, file number 2-54754.

Exhibit
No.	Description

4.7	GATX Financial Corporation Notices 3 through 5 dated from April 4, 1989 through May 16, 1989, Notice 7 dated June 19, 1989 and Notice 12 dated July 21, 1989 defining the rights of the holders of GATX Rail Corporation’s Medium-Term Notes Series C issued during those periods. Notices 3 through 5 and Notice 7 is incorporated by reference to the GATX Financial Corporation Quarterly Reports on Form 10-Q for the quarter ended June 30, 1989 and Notice 12 incorporated by reference to the GATX Financial Corporation Quarterly Report on Form 10-Q for the quarter ended September 30, 1989, file number 2-54754.

4.8	GATX Financial Corporation Notice 1 dated February 27, 1992, and Notices 7 and 10 dated May 18, 1993 and May 25, 1993 defining the rights of the holders of GATX Financial Corporation’s Medium-Term Notes Series D issued during those periods. Notice 1 is incorporated by reference to the GATX Financial Corporation Quarterly Report on Form 10-Q for the quarter ended March 31, 1992, Notices 7 and 10 are incorporated by reference to the GATX Financial Corporation Quarterly Report on Form 10-Q for the quarter ending June 30, 1993, file number 2-54754.

4.9	Term Loan Agreement between the GATX Financial Corporation and a Bank, incorporated by reference on Form 10-K for the period ended December 31, 1990.

4.10	GATX Financial Corporation Notices 1 and 2 dated June 8, 1994 and Notices 3 dated June 17, 1994, and Notices 7 through 11 dated July 18, 1994, defining the rights of the holders of GATX Financial Corporation’s Medium-Term Notes Series E issued during those periods. Notices 1 through 3 are incorporated by reference to the GATX Financial Corporation Quarterly Report on Form 10-Q for the quarter ended June 30, 1994, and Notices 7 through 11 are incorporated herein by reference to the Form 424(b)(5) dated July 18, 1994, file number 2-54754.

4.11	GATX Financial Corporation Notices 12 through 14 dated February 24, 1995, Notices 15 through 20 dated May 11, 1995, amended May 24, 1995, and Notices 21 through 30 dated from November 8, 1995 through November 13, 1995, defining the rights of the holders of GATX Financial Corporation’s Medium-Term Notes Series E issued during those periods. Notices 12 through 14 are incorporated by reference to the Form 424(b)(5) dated February 24, 1995, Notices 15 through 20 are incorporated by reference to the Form 424(b)(5) dated May 11, 1995, and Notices 21 through 30 are incorporated by reference to the Form 424(b)(5) dated from November 8, 1995 through November 13, 1995, file number 2-54754.

4.12	GATX Financial Corporation Notices 1 and 2 both dated May 11, 2000 defining the rights of holders of GATX Rail Corporation’s Medium-Term Notes Series F issued during the period. Notice 1 is incorporated by reference to the Form 424(b)(5) dated May 11, 2000, and Notice 2 is incorporated by reference to the Form 424(b)(5) dated May 11, 2000, file number 2-54754.

4.13	Form of 8 5/8% Note due December 1, 2004 filed with the SEC on Current Report on Form 8-K on December 7, 1994, file number 2-54754.

4.14	Form of 6 3/4% Note due March 1, 2006 filed with the SEC on Current Report on Form 8-K on March 4, 1996, file number 2-54754.

4.15	Indenture dated July 31, 1989 between GATX Capital Corporation (formerly named GATX Leasing Corporation) and The Chase Manhattan Bank, incorporated by reference to Exhibit 4(a) GATX Capital’s Form S-3 Registration Statement No. 33-30300; Supplemental Indenture dated as of December 18, 1991 between GATX Capital Corporation and The Chase Manhattan Bank incorporated by reference to Exhibit 4(b) to the GATX Capital’s Form S-3 Registration Statement No. 33-64474; Second Supplemental Indenture dated as of January 2, 1996 between GATX Capital Corporation and The Chase Manhattan Bank incorporated by reference to Exhibit 4.3 to GATX’s Capital’s Form 8-K dated October 15, 1997; Third Supplemental Indenture dated as of October 14, 1997 between GATX Capital Corporation and The Chase Manhattan Bank incorporated by reference to Exhibit 4.4 to the GATX Capital’s Form 8-K dated October 15, 1997; Form of Subordinated Indenture incorporated by reference to Exhibit 4.3 to GATX Capital’s Form S-3 Registration Statement No. 333-34879.

Exhibit
No.	Description

4.16	Registration of 7.5% Convertible Senior Notes due 2007 issued in the amount of $175,000,000 by GATX Corporation Fully and Unconditionally Guaranteed by GATX Financial Corporation and Shares of Common Stock issuable upon conversion of the Senior Notes, incorporated by reference to Form S-3, file number 333-86212, filed April 12, 2002.

i. Amendment No. 1 to Form S-3, prospectus of 7.5% Convertible Senior Notes due 2007 issued in the amount of $175,000,000 by GATX Corporation, incorporated by reference to Form S-3/ A, file number 333-86212-01, dated June 18, 2002.

4.17	$350,000,000 Credit Agreement dated as of May 14, 1998 among GATX Financial Corporation, the banks listed therein, The First National Bank of Chicago as Administrative Agent and Morgan Guaranty Trust Company of New York as Documentation Agent, incorporated by reference to GATX Rail Corporation’s Quarterly Report on Form 10-Q for the period ended June 30, 1998, file number 2-54754.

i. Amendment and Consent dated June 30, 2001 of GATX Financial Corporation. $350,000,000 Credit Agreement incorporated by reference to GATX Financial Corporation’s Form 8-K, dated October 12, 2001, file number 1-8319.

4.18	Form of 6 3/4% Note due May 1, 2009 filed in connection with and incorporated by reference into, the Registration Statement on Form S-3 (File No. 33-64697) of GATX Financial Corporation, declared effective on December 7, 1995. Submitted to the SEC on GATX Financial Corporation’s Quarterly Report on Form 10-Q for the period ended March 31, 1999, file number 2-54754.

4.19	$425,000,000 Credit Agreement dated June 22, 2001 among GATX Financial Corporation, the banks listed therein, Chase Manhattan Bank as Administrative Agent, Citibank N.A. as Syndication Agent, incorporated by reference to GATX Financial Corporation’s Form 8-K dated October 12, 2001, file number 1-8319.

4.20	Credit Agreement dated July 2, 2002 between GATX Financial Corporation, the lenders listed therein, JPMorgan Chase Bank as Administrative Agent, Citibank, N.A. as Syndication Agent, incorporated by reference to GATX Financial Corporation’s Form 8-K dated December 10, 2002, file number 1-8319.

4.21	$545,000,000.00 Credit Agreement dated May 18, 2004 among GATX Financial Corporation, the lenders listed therein, Citicorp, USA Inc. and Citigroup Global Markets Inc. as Administrative Agent, Lead Arranger and Book Manager, J.P. Morgan Chase Bank and Bank of America as Co-Syndication Agents, and Calyon and Deutsche Bank as Co-Documentation Agents, incorporated by reference to GATX Financial Corporation’s Form 8-K dated May 25, 2004, file number 1-8319.

4.22	Indenture dated February 1, 2002 between GATX Corporation, GATX Financial Corporation and JP Morgan Chase Bank, incorporated by reference to Form S-3/ A, file number 333-86212-01, filed June 18, 2002.

4.23	Indenture dated as of August 15, 2003 between GATX Corporation, GATX Financial Corporation and JP Morgan Chase Bank, incorporated by reference to Form S-3, file number 33-110451, filed November 13, 2003.

5.1	Opinion of Mayer, Brown, Rowe & Maw LLP.

10.1	Tax Operating Agreement dated January 1, 1983 between GATX Corporation and GATX Financial Corporation, incorporated by reference to Form 10-K for the period ended December 31, 1983, filed number 2-75467.

10.2	Asset Purchase Agreement, dated April 14, 2004, between GATX Technology Services Corporation, GATX Technology Finance, Inc., GATX Financial Corporation, CIT Technologies Corporation and CIT Financial LTD., incorporated by reference to GATX Financial Corporation’s Form 8-K dated June 30, 2004, file number 1-8319.

10.3	$45,000,000 Settlement Agreement dated July 22, 2004, incorporated by reference to GATX Financial Corporation’s Form 8-K dated July 22, 2004, file number 1-8319.

12.1	Statement regarding computation of ratio of earnings to fixed charges.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Mayer, Brown, Rowe & Maw LLP (included in Exhibit 5.1).

Exhibit
No.	Description

24.1	Powers of Attorney (included in the signature pages of this Registration Statement).

25.1	Statement of Eligibility and Qualification of the Trustee on Form T-1.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

Item 22.	Undertakings

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registrant Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such financial information.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, GATX Financial Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Chicago, State of Illinois, on the 20th day of September, 2004.

GATX FINANCIAL CORPORATION

By:	/s/ RONALD H. ZECH

Ronald H. Zech
Chairman, President,
Chief Executive Officer and Director

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Ronald J. Ciancio, Brian A. Kenney and William M. Muckian, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on September 20, 2004.

Signature	Title

/s/ RONALD H. ZECH Ronald H. Zech	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ BRIAN A. KENNEY Brian A. Kenney	Senior Vice President and Chief Financial Officer, Director and Assistant Secretary (Principal Financial Officer)

/s/ WILLIAM M. MUCKIAN William M. Muckian	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

/s/ DAVID M. EDWARDS David M. Edwards	Director

S-1

EXHIBIT INDEX

Exhibit
No.	Description

3.1	Certificate of Ownership and Merger merging GATX Rail Corporation (a New York corporation) into GATX Capital Corporation (a Delaware corporation) dated July 31, 2001 (incorporated by reference to Exhibit 2 to the Registrant’s quarterly report on Form 10-Q for the quarter ended June 30, 2001).

3.2	By-Laws of GATX Financial Corporation, as amended and restated as of August 7, 2001, (incorporated by reference to Exhibit 3A to the Registrant’s quarterly report on Form 10-Q for the quarter ended June 30, 2001).

4.1	Indenture dated as of November 1, 2003 between GATX Financial Corporation and JPMorgan Chase Bank, as trustee (incorporated by reference to Exhibit 4Q to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003).

4.2	Supplemental Indenture No. 1 dated June 22, 2004 between GATX Financial Corporation and JPMorgan Chase Bank, as trustee.

4.3	Registration Rights Agreement, dated June 22, 2004, by and among GATX Financial Corporation and Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Bank of America Securities LLC, Calyon Securities (USA) Inc., Harris Nesbitt Corp. and Piper Jaffray & Co.

4.4	Form of Exchange Note (included in Exhibit 4.2).

4.5	Indenture dated October 1, 1987 between General American Transportation Corporation and The Chase Manhattan Bank (National Association), incorporated by reference to General American Transportation Corporation’s Form S-3 Registration Statement filed October 8, 1987, file number 33-17692; Indenture Supplement dated as of May 15, 1988 between General American Transportation and The Chase Manhattan Bank incorporated by reference to the General American Transportation Corporation’s Form 10-Q for the quarter ended June 30, 1988, file number 2-54754. Second Supplemental Indenture dated as of March 15, 1990 between General American Transportation Corporation and The Chase Manhattan Bank incorporated by reference to General American Transportation Corporation’s Form 8-K dated March 15, 1990, file number 2-54754; Third Supplemental Indenture dated as of June 15, 1990 between General American Transportation Corporation and The Chase Manhattan Bank incorporated by reference to General American Transportation Corporation’s Form 8-K dated June 29, 1990, file number 2-54754; Fourth Supplemental Indenture dated as of January 15, 1996 between General American Transportation and The Chase Manhattan Bank incorporated by reference to General American Transportation Corporation’s Form 8-K dated January 26, 1996, file number 2-54754.

4.6	GATX Financial Corporation Notices 5 and 6 dated March 28, 1988 and April 12, 1988 defining the rights of holders of GATX Rail’s Medium-Term Notes Series A issued during that period, incorporated by reference to the GATX Financial Corporation Quarterly Report on Form 10-Q for the quarter ended June 30, 1988, file number 2-54754.

4.7	GATX Financial Corporation Notices 3 through 5 dated from April 4, 1989 through May 16, 1989, Notice 7 dated June 19, 1989 and Notice 12 dated July 21, 1989 defining the rights of the holders of GATX Rail Corporation’s Medium-Term Notes Series C issued during those periods. Notices 3 through 5 and Notice 7 is incorporated by reference to the GATX Financial Corporation Quarterly Reports on Form 10-Q for the quarter ended June 30, 1989 and Notice 12 incorporated by reference to the GATX Financial Corporation Quarterly Report on Form 10-Q for the quarter ended September 30, 1989, file number 2-54754.

4.8	GATX Financial Corporation Notice 1 dated February 27, 1992, and Notices 7 and 10 dated May 18, 1993 and May 25, 1993 defining the rights of the holders of GATX Financial Corporation’s Medium-Term Notes Series D issued during those periods. Notice 1 is incorporated by reference to the GATX Financial Corporation Quarterly Report on Form 10-Q for the quarter ended March 31, 1992, Notices 7 and 10 are incorporated by reference to the GATX Financial Corporation Quarterly Report on Form 10-Q for the quarter ending June 30, 1993, file number 2-54754.

4.9	Term Loan Agreement between the GATX Financial Corporation and a Bank, incorporated by reference on Form 10-K for the period ended December 31, 1990.

Exhibit
No.	Description

4.10	GATX Financial Corporation Notices 1 and 2 dated June 8, 1994 and Notices 3 dated June 17, 1994, and Notices 7 through 11 dated July 18, 1994, defining the rights of the holders of GATX Financial Corporation’s Medium-Term Notes Series E issued during those periods. Notices 1 through 3 are incorporated by reference to the GATX Financial Corporation Quarterly Report on Form 10-Q for the quarter ended June 30, 1994, and Notices 7 through 11 are incorporated herein by reference to the Form 424(b)(5) dated July 18, 1994, file number 2-54754.

4.11	GATX Financial Corporation Notices 12 through 14 dated February 24, 1995, Notices 15 through 20 dated May 11, 1995, amended May 24, 1995, and Notices 21 through 30 dated from November 8, 1995 through November 13, 1995, defining the rights of the holders of GATX Financial Corporation’s Medium-Term Notes Series E issued during those periods. Notices 12 through 14 are incorporated by reference to the Form 424(b)(5) dated February 24, 1995, Notices 15 through 20 are incorporated by reference to the Form 424(b)(5) dated May 11, 1995, and Notices 21 through 30 are incorporated by reference to the Form 424(b)(5) dated from November 8, 1995 through November 13, 1995, file number 2-54754.

4.12	GATX Financial Corporation Notices 1 and 2 both dated May 11, 2000 defining the rights of holders of GATX Rail Corporation’s Medium-Term Notes Series F issued during the period. Notice 1 is incorporated by reference to the Form 424(b)(5) dated May 11, 2000, and Notice 2 is incorporated by reference to the Form 424(b)(5) dated May 11, 2000, file number 2-54754.

4.13	Form of 8 5/8% Note due December 1, 2004 filed with the SEC on Current Report on Form 8-K on December 7, 1994, file number 2-54754.

4.14	Form of 6 3/4% Note due March 1, 2006 filed with the SEC on Current Report on Form 8-K on March 4, 1996, file number 2-54754.

4.15	Indenture dated July 31, 1989 between GATX Capital Corporation (formerly named GATX Leasing Corporation) and The Chase Manhattan Bank, incorporated by reference to Exhibit 4(a) GATX Capital’s Form S-3 Registration Statement No. 33-30300; Supplemental Indenture dated as of December 18, 1991 between GATX Capital Corporation and The Chase Manhattan Bank incorporated by reference to Exhibit 4(b) to the GATX Capital’s Form S-3 Registration Statement No. 33-64474; Second Supplemental Indenture dated as of January 2, 1996 between GATX Capital Corporation and The Chase Manhattan Bank incorporated by reference to Exhibit 4.3 to GATX’s Capital’s Form 8-K dated October 15, 1997; Third Supplemental Indenture dated as of October 14, 1997 between GATX Capital Corporation and The Chase Manhattan Bank incorporated by reference to Exhibit 4.4 to the GATX Capital’s Form 8-K dated October 15, 1997; Form of Subordinated Indenture incorporated by reference to Exhibit 4.3 to GATX Capital’s Form S-3 Registration Statement No. 333-34879.

4.16	Registration of 7.5% Convertible Senior Notes due 2007 issued in the amount of $175,000,000 by GATX Corporation Fully and Unconditionally Guaranteed by GATX Financial Corporation and Shares of Common Stock issuable upon conversion of the Senior Notes, incorporated by reference to Form S-3, file number 333-86212, filed April 12, 2002.

i. Amendment No. 1 to Form S-3, prospectus of 7.5% Convertible Senior Notes due 2007 issued in the amount of $175,000,000 by GATX Corporation, incorporated by reference to Form S-3/ A, file number 333-86212-01, dated June 18, 2002.

4.17	$350,000,000 Credit Agreement dated as of May 14, 1998 among GATX Financial Corporation, the banks listed therein, The First National Bank of Chicago as Administrative Agent and Morgan Guaranty Trust Company of New York as Documentation Agent, incorporated by reference to GATX Rail Corporation’s Quarterly Report on Form 10-Q for the period ended June 30, 1998, file number 2-54754.

i. Amendment and Consent dated June 30, 2001 of GATX Financial Corporation. $350,000,000 Credit Agreement incorporated by reference to GATX Financial Corporation’s Form 8-K, dated October 12, 2001, file number 1-8319.

4.18	Form of 6 3/4% Note due May 1, 2009 filed in connection with and incorporated by reference into, the Registration Statement on Form S-3 (File No. 33-64697) of GATX Financial Corporation, declared effective on December 7, 1995. Submitted to the SEC on GATX Financial Corporation’s Quarterly Report on Form 10-Q for the period ended March 31, 1999, file number 2-54754.

Exhibit
No.	Description

4.19	$425,000,000 Credit Agreement dated June 22, 2001 among GATX Financial Corporation, the banks listed therein, Chase Manhattan Bank as Administrative Agent, Citibank N.A. as Syndication Agent, incorporated by reference to GATX Financial Corporation’s Form 8-K dated October 12, 2001, file number 1-8319.

4.20	Credit Agreement dated July 2, 2002 between GATX Financial Corporation, the lenders listed therein, JPMorgan Chase Bank as Administrative Agent, Citibank, N.A. as Syndication Agent, incorporated by reference to GATX Financial Corporation’s Form 8-K dated December 10, 2002, file number 1-8319.

4.21	$545,000,000.00 Credit Agreement dated May 18, 2004 among GATX Financial Corporation, the lenders listed therein, Citicorp, USA Inc. and Citigroup Global Markets Inc. as Administrative Agent, Lead Arranger and Book Manager, J.P. Morgan Chase Bank and Bank of America as Co-Syndication Agents, and Calyon and Deutsche Bank as Co-Documentation Agents, incorporated by reference to GATX Financial Corporation’s Form 8-K dated May 25, 2004, file number 1-8319.

4.22	Indenture dated February 1, 2002 between GATX Corporation, GATX Financial Corporation and JP Morgan Chase Bank, incorporated by reference to Form S-3/ A, file number 333-86212-01, filed June 18, 2002.

4.23	Indenture dated as of August 15, 2003 between GATX Corporation, GATX Financial Corporation and JP Morgan Chase Bank, incorporated by reference to Form S-3, file number 33-110451, filed November 13, 2003.

5.1	Opinion of Mayer, Brown, Rowe & Maw LLP.

10.1	Tax Operating Agreement dated January 1, 1983 between GATX Corporation and GATX Financial Corporation, incorporated by reference to Form 10-K for the period ended December 31, 1983, filed number 2-75467.

10.2	Asset Purchase Agreement, dated April 14, 2004, between GATX Technology Services Corporation, GATX Technology Finance, Inc., GATX Financial Corporation, CIT Technologies Corporation and CIT Financial LTD., incorporated by reference to GATX Financial Corporation’s Form 8-K dated June 30, 2004, file number 1-8319.

10.3	$45,000,000 Settlement Agreement dated July 22, 2004, incorporated by reference to GATX Financial Corporation’s Form 8-K dated July 22, 2004, file number 1-8319.

12.1	Statement regarding computation of ratio of earnings to fixed charges.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Mayer, Brown, Rowe & Maw LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included in the signature pages of this Registration Statement).

25.1	Statement of Eligibility and Qualification of the Trustee on Form T-1.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.